AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999
                                                        REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                 CILCORP INC.
            (Exact name of registrant as specified in its charter)

                 ILLINOIS                                37-1169387
        (State or other jurisdiction of     (I.R.S. Employer Identification No.)
        incorporation or organization)

                               ----------------
                               300 Liberty Street
                             Peoria, Illinois 61602
                                 (309) 675-8810
   (Address and telephone number of registrant's principal executive offices)


                              Thomas D. Hutchinson
                             Chief Financial Officer
                               300 Liberty Street
                             Peoria, Illinois 61602
                                 (309) 675-8810
      (Name, address and telephone number of agent for service)


                                   Copies to:

                               Stephen W. Hamilton
                    Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                             Washington, D.C. 20005
                                 (202) 371-7000
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                ----------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                               PROPOSED
        TITLE OF EACH CLASS OF            MAXIMUM AGGREGATE          AMOUNT OF
      SECURITIES TO BE REGISTERED         OFFERING PRICE(1)     REGISTRATION FEE(1)
8.700% Senior Notes Due 2009 .........       $225,000,000            $ 62,550
9.375% Senior Bonds Due 2029 .........       $250,000,000            $ 69,500
   Total .............................                               $132,050

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.
                               ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


SUBJECT TO COMPLETION NOVEMBER 5, 1999


                             OFFER TO EXCHANGE ALL



          8.700% SENIOR NOTES DUE 2009 FOR 8.700% SENIOR NOTES DUE 2009
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


          9.375% SENIOR BONDS DUE 2029 FOR 9.375% SENIOR BONDS DUE 2029
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


                                      OF


                               [CILCORP INC. LOGO]



                    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM
                NEW YORK CITY TIME, ON [ ], 1999, UNLESS EXTENDED


TERMS OF THE EXCHANGE OFFER:

   o We will exchange all outstanding senior notes and senior bonds that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. Our outstanding senior notes and senior bonds were originally issued by Midwest Energy, Inc. on October 18, 1999 and assumed by us when we merged with Midwest Energy on that date.

   o The new senior notes and senior bonds will be substantially identical to the old senior notes and senior bonds, except for transfer restrictions and registration rights relating to the old senior notes and senior bonds.

   o You may withdraw tendered outstanding senior notes or senior bonds at any time prior to the expiration of the exchange offer.

   o The exchange of outstanding senior notes and senior bonds will not be a taxable exchange for U.S. federal income tax purposes.

   o  We will not receive any proceeds from the exchange offer.

   o There is no existing market for the senior notes and senior bonds to be issued, and we do not intend to apply for their listing on any securities exchange.

See the section entitled "Description of the Securities" that begins on page 39 for more information about the senior notes and senior bonds to be issued in this exchange offer.

This investment involves risks. See the section entitled "Risk Factors" that begins on page 12 for a discussion of the risks that you should consider prior to tendering your outstanding senior notes or senior bonds for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




This prospectus is dated [    ], 1999


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS



Summary ...............................................   3
Risk Factors ..........................................  12
Special Note on Forward-Looking Statements ............  16
Use of Proceeds .......................................  16
Accounting Treatment ..................................  16
Capitalization ........................................  17
The Exchange Offer ....................................  18
Where You Can Find Additional Information .............  27
Incorporation by Reference ............................  27
Business ..............................................  28
Our Merger with Midwest Energy ........................  36
Management ............................................  37
Description of the Securities .........................  39
United States Federal Income Tax Consequences .........  64
Plan of Distribution ..................................  66
Legal Matters .........................................  66
Experts ...............................................  66
Index to Financial Statements .........................  F-1
Index to Unaudited Pro Forma Financial Data ...........  P-1

                             ABOUT THIS PROSPECTUS

     As used in this prospectus, the terms "CILCORP", "we", "us" and "our" and similar expressions mean CILCORP Inc., the term "CILCO" refers to our subsidiary, the Central Illinois Light Company, the term AES means The AES Corporation and the term "Midwest Energy" means Midwest Energy, Inc. In addition, we use the phrase "old securities" to mean the outstanding senior notes and senior bonds and the phrase "new securities" to mean the new senior notes and senior bonds to be issued in this exchange offer.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Information incorporated by reference into this prospectus from our prior filings with the SEC is accurate only as of the date of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell the securities in any jurisdiction except where the offer or sale is permitted.

                                    SUMMARY

     The following summary contains the basic information about this exchange offer. It does not contain all of the information that may be important to you in deciding whether to exchange your old securities for new securities. We encourage you to read the prospectus in its entirety.

                         SUMMARY OF THE EXCHANGE OFFER

     On October 18, 1999, Midwest Energy privately placed $225 million aggregate principal amount of 8.700% Senior Notes due 2009 and $250 million aggregate principal amount of 9.375% Senior Bonds due 2029. The senior notes and senior bonds were issued to finance a portion of the cost of our merger with Midwest Energy, which occurred simultaneously with the private placement. We survived the merger as a wholly-owned subsidiary of The AES Corporation and assumed all of Midwest Energy's liabilities under the senior notes and senior bonds. In the merger, we also assumed all of Midwest Energy's obligations under a registration rights agreement it entered into on October 18, 1999 with the initial purchasers of the outstanding senior notes and senior bonds.


     Under that registration rights agreement, we must use our reasonable best efforts to complete this exchange offer within 30 days after the the effective date of the registration statement of which this prospectus is a part, which effective date must occur on or prior to April 15, 2000. If we do not complete this exchange offer before that date, we must pay liquidated damages until the exchange offer is completed. In this exchange offer, you may exchange your outstanding senior notes for our 8.700% Senior Notes due 2009 to be issued in the exchange offer which have substantially the same terms and you may exchange your outstanding senior bonds for our 9.375% Senior Bonds due 2029 to be issued in the exchange offer which have substantially the same terms. You should read the discussion under the heading "The Exchange Offer" and "Description of the Securities" for further information regarding the senior notes and senior bonds to be issued in the exchange offer.

Securities  offered......    o $225 million in principal amount of new 8.700%
                               Senior Notes due 2009, which have been registered under the Securities Act of 1933.

                             o $250 million in principal amount of new 9.375%
                               Senior Bonds due 2029, which have been registered under the Securities Act of 1933.

                               The terms of the senior notes and senior bonds offered in the exchange offer are substantially identical to those of the outstanding senior notes and senior bonds, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding senior notes and senior bonds do not apply to the new registered senior notes and senior bonds.

The  exchange  offer.....    We are offering to issue registered senior notes
                             for a like amount of our outstanding senior notes and to issue registered senior bonds for a like amount of our outstanding senior bonds. We are offering to issue these registered senior notes and senior bonds to satisfy our obligations under the registration rights agreement that Midwest Energy entered into with the initial purchasers of the outstanding senior notes and senior bonds. You may tender your outstanding senior notes or senior bonds for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; expiration date;
 withdrawal..............    The exchange offer will expire at 5:00 p.m., New
                             York City time, on [ ], 1999 unless we extend it.
                             If you decide to exchange your old securities for new securities, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new securities. You may withdraw your tender of old securities at any time before [ ], 1999. If we decide for any reason not to accept your senior notes or senior bonds for exchange, we will return them to you promptly and without expense after the exchange offer expires or terminates.


Conditions to the exchange
 offer...................    We are not required to accept any old securities in
                             exchange for new securities. We may terminate or amend the exchange offer if we determine that the exchange offer violates applicable law or any applicable SEC interpretation.

Federal tax considerations.. The exchange of old senior notes for new senior notes and of old senior bonds for new senior bonds under the exchange offer will not result in any gain or loss to you for federal income tax purposes.

Use  of proceeds.........    We will not receive any proceeds from the exchange
                             offer.

Accrued interest.........    The new securities will bear interest from October
                             18, 1999, the date the old securities were originally issued. No interest will be paid on the old securities following their acceptance for exchange. See "Description of the Securities."

Exchange  agent..........    The Bank of New York is the exchange agent for the
                             exchange offer. The address and telephone number of the exchange agent are set forth under the heading
                             "The Exchange Offer -- Exchange Agent."


                CONSEQUENCES OF NOT EXCHANGING YOUR OUTSTANDING
                         SENIOR NOTES OR SENIOR BONDS

     If you do not exchange your outstanding senior notes or senior bonds in the exchange offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the senior notes and senior bonds. In general, you may offer or sell your outstanding senior notes or senior bonds only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933, or the Securities Act, and applicable state securities laws.

     If outstanding senior notes and senior bonds are tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged senior notes and senior bonds. In addition, if you do not exchange your outstanding senior notes and senior bonds in the exchange offer, you will no longer be entitled to have those senior notes and senior bonds registered under the Securities Act, except in limited circumstances with respect to specific types of holders of outstanding senior notes or senior bonds. See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Securities."

                  CONSEQUENCES OF EXCHANGING YOUR OUTSTANDING
                         SENIOR NOTES OR SENIOR BONDS

     Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new securities that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

     o you acquire the new securities issued in the exchange offer in the ordinary course of business;

     o you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new securities issued to you in the exchange offer; and

     o you are not an "affiliate" of CILCORP, as defined in Rule 405 of the Securities Act.

     If any of these conditions are not satisfied and you transfer any new securities issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

     Any broker-dealer that acquires new securities in the exchange offer for its own account in exchange for old securities, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new securities issued in the exchange offer. See "Plan of Distribution."


                                  THE COMPANY

     We are an energy services holding company headquartered in Peoria, Illinois. In 1998, we had consolidated assets, revenues and net income from continuing operations of $1.3 billion, $559 million and $38 million, respectively. Our principal subsidiary is Central Illinois Light Company, or CILCO, a public utility providing electricity and natural gas service to residential, commercial and industrial customers in central Illinois. CILCO had 1998 operating revenues of $532 million, approximately 68% of which were from the generation and sale of electricity with the remainder from the sale and transport of natural gas. CILCO has approximately 189,000 electric customers and 197,000 gas customers, many of which receive both electric and natural gas service. Among its electric sales, residential, commercial and industrial electricity customers contributed 37%, 31% and 25%, respectively, of 1998 electric revenues. Among its gas sales, residential, commercial and industrial/transportation customers contributed 58%, 25% and 7%, respectively, of 1998 gas revenues. CILCO has 1,152 megawatts of generating capacity, of which 96% is coal-fired and the balance consists of gas-fired peaking and co-generation units.

     CILCO has the lowest overall average electric rates of any investor-owned utility in Illinois, and its rates also compare favorably with those of utilities in surrounding states. Illinois began a transition process to a fully competitive market for electricity with the passage of the Electric Service Customer Choice and Rate Relief Law of 1997, which we refer to in this document as the "Illinois Customer Choice Law." Large industrial customers and customers representing one-third of the remaining non-residential kilowatt hour sales were able to choose their electric supplier beginning October 1, 1999, with all non-residential customers able to choose after December 31, 2000. Residential electric customers will be able to choose their electric supplier beginning May 1, 2002. As of September 2, 1999, over 160 commercial or industrial electricity accounts representing approximately 41% of 1998 commercial/industrial kilowatt hour sales have entered into multi-year contracts with CILCO to continue to provide electricity service. The Illinois Customer Choice Law also provides for electric base rate reductions and ceilings on allowed returns on equity. In recognition of CILCO's already low rates, its rate reductions were a lesser percent than, and its return on equity ceiling higher than, other Illinois utilities.

     In 1998, we began a process to refocus our corporate strategy on our core electric and gas utility business by divesting unrelated and higher risk businesses. Several of these businesses were eliminated, discontinued or divested in late 1998 and 1999. While we conduct other limited energy-related businesses through our subsidiaries CILCORP Investment Management Inc. and CILCORP Ventures Inc., in 1998 approximately 96% of our revenues came from CILCO.

     RECENT DEVELOPMENTS. During July 1999, CILCO purchased approximately $23 million of additional electricity to meet increased consumer demand due to abnormally warm weather conditions. CILCO's fuel adjustment clause allows it to pass on to its customers the cost of these additional power purchases, normally through a single bill. In this instance, on September 1, 1999, the Illinois Commerce Commission approved a request by CILCO to charge customers over a twelve-month period without interest, beginning in September 1999. See "Business -- Electric Fuel and Purchased Gas Adjustment Clauses."


          SUMMARY OF ANTICIPATED THIRD QUARTER 1999 SALES AND EARNINGS

     We anticipate that we will record a loss from continuing operations of approximately $(2.4) million for the quarter ended September 30, 1999, compared to net income of $18 million for the quarter ended September 30, 1998. Our net income was adversely impacted in the third quarter of 1999 in large part by a $16.6 million after-tax charge related to our voluntary early retirement program, by approximately $1.1 million of after-tax costs related to our merger with Midwest Energy and, to a lesser extent, by lower margins on unregulated electricity sales resulting from higher purchased energy costs during unusually hot weather occurring in late July 1999. For the quarter ended September 30, 1998, we reported income of $4.7 million related to discontinued operations, primarily due to our sale of our subsidiary QST Communications Inc.


                            OUR INDEPENDENCE FROM AES

     We preserve our independence from AES in several respects. Among other obligations, AES must appoint one independent director to serve on our board of directors with specified voting rights. We and AES also keep in place the additional measures specified under "Our Merger with Midwest Energy -- Our Independence."

                            ----------------------

     Our principal executive offices are located at 300 Liberty Street, Peoria, Illinois 61602, and our telephone number is (309) 675-8810.

                    SUMMARY DESCRIPTION OF THE NEW SECURITIES

     The form and terms of the new securities to be issued in the exchange are the same as the form and terms of the old securities except that the new securities to be issued in the exchange offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old securities. The new securities will evidence the same debt as the old securities and both the new securities and the old securities are governed by the same indenture.


     The following is a brief summary of select terms of the new securities. For a more complete description of the terms of the new securities, see "Description of the Securities."

Issuer...................   CILCORP

Total amount of securities
 offered.................   o $225,000,000 million aggregate principal amount
                              of senior notes due 2029 registered under the Securities Act

                            o $250,000,000 million aggregate principal amount of
                              senior bonds due 2029 registered under the Securities Act

Maturity.................   o In the case of the senior notes, the entire
                              principal amount on October 15, 2009

                            o In the case of the senior bonds, the entire
                              principal amount on October 15, 2029

Interest.................   Annual rate:
                            o 8.700%, in the case of the senior notes
                            o 9.375%, in the case of the senior bonds

                            Interest payment frequency: every six months on April 15 and October 15

                            First interest payment: April 15, 2000

Collateral...............   Upon issuance, the new securities will not be
                            secured by any collateral. On the earlier of January
                            31, 2002 or the date on which our existing $30.5 million Series A medium-term notes are no longer outstanding, the new securities will be secured through our pledge of all of the capital stock of CILCO, excluding the shares of preferred stock of CILCO outstanding on October 18, 1999. From and after our pledge, we may secure other permitted senior debt equally and ratably with the securities.
                            We currently have no senior secured debt outstanding. See "Description of the Securities --
                            Collateral."


Ranking..................   The securities are our direct senior obligations,
                            ranking equally with all our other existing and future senior obligations. The securities are senior to all of our subordinated debt. We are a holding company with substantially all of our operations conducted through CILCO and our other subsidiaries.
                            We are dependent upon cash flow from those entities to meet our obligations, including obligations under the new securities. Accordingly, the new securities effectively rank junior to all liabilities and preferred stock of our subsidiaries.

                            As of June 30, 1999, after giving effect to this exchange offer, the merger and our offering of old securities and our use of the net proceeds from that offering:

                               o we would have had outstanding approximately $65
                                 million of senior debt ranking equally with the new securities; and

                               o our subsidiaries would have had approximately
                                 $282 million of debt and approximately $66 million of preferred stock.

Ratings..................   The new securities have been assigned ratings of
                            Baa2 by Moody's Investors Service, Inc., BBB by
                            Duff & Phelps Credit Rating Co. and BB+ by Standard
                            & Poor's Ratings Group.

Optional  redemption.....   We may redeem the new securities, in whole or in
                            part, at any time at a redemption price equal to the greater of:

                               o 100% of the principal amount of the securities
                                 being redeemed; or

                               o the sum of the present values of the remaining
                                 scheduled payments of principal and interest on the securities being redeemed, discounted to the date of redemption on a semiannual basis at the discount rate described in "Description of the Securities -- Optional Redemption."

Covenants................   The indenture governing the new securities contains
                            covenants that, among other things, will limit our ability and, in the case of restrictions on liens and permitted business activities, our restricted subsidiaries to:

                               o incur additional debt that is not a part of our
                                 permitted business activities and that would cause Standard & Poor's, Moody's or Duff & Phelps to downgrade the existing ratings assigned to the new securities;

                               o pay dividends or other distributions and
                                 payments on our capital stock unless we satisfy a leverage ratio and an interest coverage ratio or at the time we have an assigned rating on our long-term secured debt of at least BB+ from Standard & Poor's, at least Baa2 from Moody's and at least BBB from Duff & Phelps;

                               o create certain liens on our assets or
                                 properties (including the capital stock of CILCO) unless the new securities are also secured equally and ratably by those assets or properties;

                               o enter into new businesses and activities unless
                                 that new business or activity would not cause Standard & Poor's, Moody's or Duff & Phelps to downgrade the existing ratings assigned to the new securities; and

                               o consolidate or merge, or convey, transfer or
                                 lease substantially all of our consolidated properties and assets, unless we are the surviving entity or, if not, the surviving entity expressly assumes our obligations under the new securities and the indenture, and the transaction would not result in a ratings downgrade below the initial ratings assigned to the old securities.

                            These covenants are subject to important exceptions and qualifications, which are described in "Description of the Securities -- Covenants." The indenture does not in any way restrict or prevent CILCO or any other subsidiary from incurring unsecured indebtedness.

Use  of proceeds.........   We will not receive any proceeds from the issuance
                            of the new securities in this exchange offer. The net proceeds from the initial offering of the old securities were used to provide a portion of the funds necessary to complete our merger with Midwest
                            Energy. See "Use of Proceeds."

Risk  factors............   See "Risk Factors" and the other information in this
                            prospectus for a discussion of factors you should carefully consider before deciding to tender your old securities in the exchange offer.

               SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                           CONSOLIDATED FINANCIAL DATA

     Our summary selected historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 set forth below have been derived from audited financial statements. Our summary selected historical financial data for the six months ended June 30, 1998 and June 30, 1999 set forth below have been derived from unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year. We believe the unaudited information for the six months ended June 30, 1998 and 1999 contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for those periods. You should read the financial data set forth below in conjunction with our historical consolidated financial statements and the related notes to those financial statements included in this prospectus.

     Our summary unaudited pro forma information is based on our historical financial data and the historical financial data of Midwest Energy. It gives effect to the merger, the initial offering of the old senior notes and senior bonds and an equity contribution from AES to Midwest Energy to complete the financing for the merger. The information is presented as if all those transactions had occurred on June 30, 1999 with respect to the balance sheet data and as of the earliest period presented with respect to the income statement data and other financial data. The summary unaudited pro forma financial information does not purport to represent what our results of operations or financial condition actually would have been had the offering and the merger in fact occurred on the assumed dates, nor does it purport to project the results of operations and financial position for any future period. You should read the summary unaudited pro forma financial information set forth below in conjunction with our historical consolidated financial statements and unaudited pro forma condensed consolidated financial data and the related notes to those financial statements and financial data appearing elsewhere in this prospectus.

                                                                       YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------
                                                                              HISTORICAL
                                                  ------------------------------------------------------------------
                                                      1994         1995         1996          1997          1998
                                                  ------------ ------------ ------------ ------------- -------------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Revenues ........................................  $ 472,340    $ 487,210    $ 527,060     $ 557,960     $ 559,024
Operating income ................................  $  76,631    $  94,165    $  91,383     $  97,779     $  91,563
Income (loss) from continuing operations
 before extraordinary item ......................  $  30,762    $  38,469    $  37,940     $  43,709     $  38,218
Income (loss) from discontinued operations ......  $   1,824    $     113    $  (9,997)    $ (31,414)    $ (21,908)

OTHER FINANCIAL DATA:
Depreciation and amortization ...................  $  55,276    $  57,680    $  60,574     $  62,416     $  66,179
Cash flow from operations .......................    110,356       90,789      102,376        91,014        68,310
Cash flow from investing activities .............    (97,665)     (83,999)     (50,993)      (59,920)      (52,457)
Cash flow from financing activities .............    (12,527)       8,706      (63,542)      (25,459)      (24,760)
EBITDA (1) ......................................  $ 134,309    $ 154,085    $ 154,099     $ 162,643     $ 162,387
Ratio of EBITDA to fixed charges (2) ............        3.8x         3.9x         4.0x          4.3x          4.0x
Ratio of EBITDA to interest (3) .................        4.9x         5.1x         5.0x          5.8x          5.5x
Ratio of earnings to fixed charges (4) ..........        2.3x         2.5x         2.5x          2.7x          2.4x
                                                   YEARS ENDED
                                                   DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                                  ------------- --------------------------------------
                                                    PRO FORMA          HISTORICAL           PRO FORMA
                                                  ------------- ------------------------- ------------
                                                       1998          1998         1999        1999
                                                  ------------- ------------- ----------- ------------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Revenues ........................................   $ 559,024     $ 276,076    $ 288,505    $288,505
Operating income ................................   $  76,924     $  44,450    $  37,196    $ 29,878
Income (loss) from continuing operations
 before extraordinary item ......................   $  (1,283)    $  19,051    $  13,691    $ (6,059)
Income (loss) from discontinued operations ......   $ (21,908)    $ (12,045)   $    (407)   $   (407)

OTHER FINANCIAL DATA:
Depreciation and amortization ...................   $  80,818     $  31,966    $  34,481    $ 41,799
Cash flow from operations .......................          --        49,810       62,862          --
Cash flow from investing activities .............          --       (36,139)     (18,785)         --
Cash flow from financing activities .............          --       (18,108)     (42,205)         --
EBITDA (1) ......................................   $ 162,387     $  77,711    $  84,993    $ 84,993
Ratio of EBITDA to fixed charges (2) ............         2.0x          3.9x         4.3x        2.1x
Ratio of EBITDA to interest (3) .................         2.3x          5.3x         5.8x        2.4x
Ratio of earnings to fixed charges (4) ..........         1.0x          2.3x         2.0x        0.8x

                                                                           AS OF DECEMBER 31,
                                            ---------------------------------------------------------------------------------
                                                                               HISTORICAL
                                            ---------------------------------------------------------------------------------
                                                  1994             1995             1996            1997            1998
                                            ---------------- ---------------- --------------- --------------- ---------------
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
Total assets ..............................   $  1,238,384     $  1,279,303     $ 1,285,693     $ 1,334,819     $ 1,312,940
Long-term debt ............................   $    326,695     $    344,113     $   320,666     $   304,785     $   288,135
Short-term borrowings .....................   $     50,600     $     66,152     $    50,957     $    84,335     $   109,227
Preferred stock of subsidiary .............   $     66,120     $     66,120     $    66,120     $    66,120     $    66,120
Stockholders' equity ......................   $    344,715     $    361,978     $   368,205     $   352,593     $   335,538
Ratio of total debt and preferred stock
 of subsidiary to capitalization (5) ......           56.3%            56.8%           54.3%           56.4%           58.0%

                                                            AS OF JUNE 30,
                                            -----------------------------------------------
                                                      HISTORICAL               PRO FORMA
                                            ------------------------------- ---------------
                                                  1998            1999            1999
                                            --------------- --------------- ---------------
                                                     (IN THOUSANDS, EXCEPT RATIOS)
BALANCE SHEET DATA:
Total assets ..............................   $ 1,275,076     $ 1,202,635     $ 1,794,239
Long-term debt ............................   $   313,340     $   257,168     $   731,120
Short-term borrowings .....................   $    76,013     $   116,300     $    89,600
Preferred stock of subsidiary .............   $    66,120     $    66,120     $    66,120
Stockholders' equity ......................   $   342,858     $   332,696     $   463,048
Ratio of total debt and preferred stock
 of subsidiary to capitalization (5) ......          57.1%           56.9%           65.7%

-----------
(1) For purposes of this definition, EBITDA includes consolidated income from continuing operations before income taxes plus consolidated interest expense, plus interest expense on company owned life insurance, dividends on preferred stock of subsidiary, merger-related expenses including one-time expenses relating to restructuring efforts, and depreciation and amortization. Merger-related expenses consist of professional fees and expenses of approximately $2.0 million and $11.9 million for the six months ended December 31, 1998 and June 30, 1999, respectively, incurred in connection with the pending acquisition of CILCORP by AES, including fees and expenses resulting from the voluntary early retirement program offered in April 1999 as a result of the pending acquisition. No merger-related costs related to AES's acquisition of CILCORP were expensed prior to June 30, 1998. This definition of EBITDA may be different from that used by other companies and should not be considered a substitute for cash flows from operating activities as defined by generally accepted accounting principles.

(2) For the purpose of computing the ratio of EBITDA to fixed charges, fixed charges consist of interest expense on all indebtedness, interest expense on company owned life insurance, the amount of pre-tax earnings required to pay dividends on preferred stock of subsidiary, and that portion of rental expense which CILCORP believes to be representative of an interest factor.

(3) For the purpose of computing the ratio of EBITDA to interest, interest consists of dividends declared on preferred stock of subsidiary and interest expense incurred at the stated coupon rate during the specified period on all short-term borrowings and long-term debt. Interest for each of the years in the five-year period ended December 31, 1998 was, in thousands, $27,502, $29,943, $30,856, $28,168 and $29,343, respectively. Interest for the six-month periods ended June 30, 1998 and 1999 was, in thousands, $14,605 and $14,688, respectively. Interest increased, in thousands, $41,393 and $20,696 as a result of pro forma adjustments reflecting the issuance of the senior notes and senior bonds for the year ended December 31, 1998 and the six-month period ended June 30, 1999, respectively.

(4) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness, interest expense on company owned life insurance, the amount of pre-tax earnings required to pay dividends on preferred stock of subsidiary, and that portion of rental expense which CILCORP believes to be representative of an interest factor. The deficiency in earnings for the pro forma six-month period ended June 30, 1999 was approximately $8.2 million.

(5) For the purpose of computing the ratio of total debt and preferred stock of subsidiary to capitalization, total debt consists of all short-term borrowings and long-term debt. Capitalization consists of short-term borrowings and long-term debt, preferred stock of subsidiary and stockholders' equity.

                                 RISK FACTORS

     You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before deciding whether to tender your old securities in the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your old securities in the exchange offer, are generally applicable to both the old securities and the new securities issued in the exchange offer. There may be additional risks and uncertainties not presently known to us or that we currently do not believe are material that may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the new securities could decline and you may lose all or part of your investment.

RISKS RELATING TO THE NEW SECURITIES

YOU MAY HAVE DIFFICULTY SELLING THE OLD SECURITIES WHICH YOU DO NOT EXCHANGE.

     If you do not exchange your old securities for the new securities offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your old securities. Those transfer restrictions are described in the indenture and in the legend contained on the old securities, and arose because the old securities were originally issued under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act. Except in limited circumstances with respect to specific types of holders of old securities, we will have no further obligation to provide for registration under the Securities Act of the old securities upon completion of the exchange offer.

     In general, you may offer or sell your old securities only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the old securities under the Securities Act.

     If a large number of old securities are exchanged for new securities issued in the exchange offer, it may be more difficult for you to sell your unexchanged senior notes and senior bonds. See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Securities" for a discussion of the possible consequences of failing to exchange your old securities.

WE ARE A HOLDING COMPANY, WHICH MEANS THAT YOUR RIGHT TO RECEIVE PAYMENT ON THE NEW SECURITIES IS EFFECTIVELY JUNIOR TO EXISTING DEBT AND POSSIBLY ALL FUTURE BORROWINGS OF CILCO AND OUR OTHER SUBSIDIARIES.

     We are a holding company, with limited direct operations and few assets other than the stock of CILCO and our other subsidiaries. We are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal of and interest on the new securities. If those subsidiaries are unable to provide cash to us when we need it, we may be unable to meet these obligations. The new securities will be solely our obligation. AES and its other subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the senior notes and senior bonds or to make any funds available for payment of amounts due under the senior notes and senior bonds, whether by dividends, loans or other payments. In addition, the ability of our subsidiaries to make any payments or advances to us is limited by the laws of the relevant jurisdictions in which those entities are organized or located. In some cases, prior or subsequent approval of any such payments or advances may be required from applicable regulatory bodies or other governmental entities.

     Your right to receive payments on the new securities is effectively junior to existing and future debt, including preferred stock, of our subsidiaries. The rights of holders of new securities to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors and preferred stockholders. The terms of the indenture for the new securities will permit us and our subsidiaries to incur substantial amounts of debt and preferred stock.

THE COLLATERAL SECURING OUR PAYMENT OBLIGATIONS UNDER THE NEW SECURITIES MAY NOT BE SUFFICIENT TO SATISFY THOSE OBLIGATIONS.

     Upon issuance, the new securities will not be secured by any collateral. On the earlier of January 31, 2002 or the date on which our existing $30.5 million Series A medium-term notes are no longer outstanding, the new securities will be secured through our pledge of all of the capital stock of CILCO, excluding the shares of preferred stock of CILCO outstanding on October 18, 1999. Upon the effectiveness of our pledge, we will be permitted to secure our other permitted senior debt equally and ratably with the indebtedness under the new securities. See "Description of the Securities--Collateral." If an event of default has occurred and is continuing under the indenture governing the new securities, we cannot assure you that the net proceeds of any sale of the pledged capital stock of CILCO will be sufficient to satisfy in full CILCORP's obligations under the new securities and under our additional senior secured debt. If there are any remaining payment obligations due on the new securities, then the holders of the new securities will rank equally with all of our other senior unsecured debt, and will rank junior to the holders of any other senior secured debt as to our specific assets securing that debt. We do not presently have any secured debt outstanding, but the terms of the indenture for the new securities permits us to, and our other debt agreements will permit us and our subsidiaries to, incur secured debt. If the date of the pledge of CILCO stock occurs within 90 days prior to a filing of bankruptcy by us, the pledge of the CILCO stock may be voidable by a trustee in bankruptcy as a preferential transfer of property.

     Upon the occurrence of an event of default under the indenture, the foreclosure proceedings, the enforcement of our pledge agreement and the right to take other actions with respect to the pledged shares of CILCO stock will be controlled by holders of a majority of the aggregate principal amount of the then outstanding obligations which are equally and ratably secured by the pledge of the CILCO stock.

THERE IS NO PUBLIC MARKET FOR THE NEW SECURITIES TO BE ISSUED IN THE EXCHANGE OFFER.

     There is no public market for the new securities to be issued in the exchange offer. We do not intend to apply for listing or quotation of the new securities on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of security holders to sell their senior notes or senior bonds or the price at which the senior notes or senior bonds might be sold. Although the initial purchasers of the old securities have informed us that they currently intend to make a market in the new securities to be issued in the exchange offer, they are not obligated to do so, and any such market-making may be discontinued at any time without notice.

     In addition, the liquidity and the market price of the new securities to be offered in the exchange offer may be adversely affected by changes in our financial performance or prospects, or in the prospects for companies in our industry. As a result, you cannot be sure that an active trading market will develop for the new securities.

RISKS RELATING TO AN INVESTMENT IN US AND THE ILLINOIS UTILITY INDUSTRY

WE ARE SUBJECT TO CERTAIN OPERATING UNCERTAINTIES COMMONLY ASSOCIATED WITH UTILITIES.

     The operation of a utility involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines, distribution lines or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. Sales and revenues of a utility may also be adversely affected by general economic and business conditions and weather conditions in its territory.

WE ARE SUBJECT TO INCREASED COMPETITION AS A RESULT OF THE ONGOING DEREGULATION OF THE ILLINOIS UTILITY INDUSTRY.

     The passage of the Illinois Customer Choice Law in 1997 began a nine-year transition process to a more competitive market for electricity in Illinois. Under the Illinois Customer Choice Law, electric utilities are required to "unbundle" their services by offering as a tariffed service "delivery services," those services necessary to allow retail customers located in the utilities' service territory to receive electric power and energy from suppliers other than the electric utility, including standard metering and billing services. Unbundling of electric utility services and access to a utility's customers enhances competition because a customer can choose a supplier of generation services on the basis of price, while obtaining delivery services from the electric utility in whose service territory the customer is located. The Illinois Customer Choice Law sets up a timetable over the next five years for the implementation of choice of electric suppliers by customers of electric utilities.

     Thus, the generation segment of the electric utility industry in Illinois will be significantly affected by competition. The introduction of competition in the wholesale market for electricity, regulated by the Federal Energy Regulatory Commission, has resulted in a proliferation of power marketers and a substantial increase in competitive behavior by participants in that market. As retail competition increases over time, the same competitive forces are likely to become active at the retail level and existing margins are likely to come under pressure.

     Restructuring could materially affect our results of operations in a manner and magnitude which cannot be predicted. The effects of competition are dependent on the number and cost structure of competitors, the loyalty of CILCO's existing customer base and the possibility of additional legislation which may affect the extent and timing of competition. Also, the cost of any assets whose recovery is impaired by the transition to a competitive marketplace must be written off. CILCO has not determined its electric generating asset values to be impaired. Its ability to keep total production costs competitive in a deregulated market will determine whether and to what extent the value of these assets may be impaired in the future.


WE ARE SUBJECT TO ENVIRONMENTAL, ENERGY AND OTHER REGULATIONS, WHICH, IF THEY BECOME MORE STRINGENT, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     We are subject to a number of environmental and other laws and regulations affecting many aspects of our present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities and air and water quality. Those laws and regulations generally require us to obtain and comply with a wide variety of licenses, permits and other approvals. We will also be subject to a number of complex and stringent laws and regulations that both public officials and private individuals may seek to enforce. Existing regulations may be revised or new regulations may be adopted or become applicable to us which could have an adverse impact on our operations, including potential regulatory developments related to emissions of greenhouse gases, sulfur dioxide and nitrous oxides. The implementation of regulatory changes imposing more comprehensive or stringent requirements on us, to the extent such changes would result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our results of operations.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD DISRUPT OUR OPERATIONS AND ADVERSELY AFFECT OUR BUSINESS.

     We have undertaken an extensive ongoing project to address our systems potentially affected by the year 2000 date change. We currently believe we will be able to adequately address year 2000 issues through a combination of modifications of certain existing programs and systems, the replacement of others with new software that is year 2000 compliant, and the development of contingency plans. We have completed our compliance testing of all identified suspect embedded chip devices, except for the testing of approximately 1% of non-critical embedded chip devices associated with power plant operations. We have also substantially completed the testing of operating system software and development and testing of contingency plans. We expect to complete the testing of all embedded chip devices and the testing of the applications that have undergone year 2000 upgrades or modifications by the end of November 1999.

     Despite the comprehensive nature of our year 2000 project, it is possible that we may experience random, widespread and simultaneous failures in our generation, transmission and distribution systems as a result of the year 2000 date change. Although we are developing contingency plans for anticipated risks of interruption to the generation or distribution of energy, we may experience outages. Although the impact on our future operations and revenues is unknown, any failure of our systems to perform because of year 2000 implications could result in operating problems and costs material to us. Although we believe we will complete our compliance project sufficiently in advance of January 1, 2000, unforeseen and other factors could cause delays in the project and require material expenditures by us, which could have a material adverse effect on our results of operations. In addition, we cannot predict the nature or impact on our operations of third-party noncompliance with year 2000 requirements beyond the assurances given during critical vendor assessments.


AES IS OUR SOLE AND CONTROLLING SHAREHOLDER, AND AES'S INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

     AES is our sole shareholder. AES has taken steps to preserve our independence in several respects, including the appointment of one independent director with specified voting rights, as further described in "Our Merger with Midwest Energy -- Our Independence." Despite those steps, in the event of a conflict of interest between AES as sole shareholder and the holders of the new securities as our creditors, AES may exercise its rights as our sole shareholder and direct our Board of Directors in a manner that is deemed to be in AES's best interests, which may be to the detriment of the holders of the new securities.

                                SPECIAL NOTE ON
                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things:

     o changes in company-wide operation and plant availability compared to our historical performance and changes in our historical operating cost structure, including changes in various costs and expenses;

     o regulation and restrictions;

     o legislation intended to promote competition in Illinois;

     o tariffs;

     o governmental approval processes;

     o environmental matters;

     o construction, operating and fuel risks;

     o unusual weather patterns;

     o load growth, dispatch and transmission constraints and demands; and

     o impact of the Year 2000 issue.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new securities in this exchange offer. All of the old securities that are tendered in the exchange offer will be retired and cancelled. The net proceeds from the initial issuance of old securities, approximately $468 million, were used to provide a portion of the funds necessary to complete our merger with Midwest Energy, with the remaining portion being provided by an equity contribution to Midwest Energy by AES. See "Our Merger with Midwest Energy."


                             ACCOUNTING TREATMENT

     The new securities to be issued in the exchange offer will be recorded at the same carrying value as the old securities as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the old securities will be amortized over the term of the old securities and the new securities to be issued in the exchange offer.

                                CAPITALIZATION

     The following table sets forth our historical consolidated capitalization at June 30, 1999, and our unaudited pro forma consolidated capitalization as if the merger, the initial offering of old securities and the AES equity contribution to Midwest Energy to finance a portion of the merger costs had all occurred on June 30, 1999. Consolidated capitalization consists of short-term borrowings, long-term debt, preferred stock of subsidiary and stockholders' equity. You should read this table in conjunction with the unaudited pro forma financial information and the related notes to them appearing elsewhere in this prospectus. See "Summary -- Summary Selected Historical and Unaudited Pro Forma Consolidated Financial Data" and "Our Merger with Midwest Energy."





                                                    JUNE 30, 1999
                                              --------------------------
                                                    (IN THOUSANDS)
                                                ACTUAL       PRO FORMA
                                              ----------   -------------
SHORT-TERM BORROWINGS:
Notes payable .............................    $ 73,300     $   46,600
Current portion of long term debt .........    $ 43,000     $   43,000
                                               --------     ----------
   Total short-term borrowings ............    $116,300     $   89,600

LONG-TERM DEBT:
Senior notes and senior bonds .............    $     --     $  473,952
Other senior long-term debt ...............    $257,168     $  257,168
                                               --------     ----------
   Total long-term debt ...................    $257,168     $  731,120

PREFERRED STOCK OF SUBSIDIARY .............    $ 66,120     $   66,120

STOCKHOLDERS' EQUITY ......................    $332,696     $  463,048
                                               --------     ----------
   Total capitalization ...................    $772,284     $1,349,888
                                               ========     ==========


                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When Midwest Energy sold the outstanding senior notes and senior bonds on October 18, 1999, it entered into a registration rights agreement with the initial purchasers of those senior notes and senior bonds. We assumed all of Midwest Energy's obligations under the registration rights agreement when we merged with Midwest Energy. Under the registration rights agreement, we have agreed to file a registration statement regarding the exchange of the outstanding senior notes and senior bonds for new senior notes and senior bonds which are registered under the Securites Act. We have also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement is declared effective. We will use our reasonable best efforts to keep this registration statement effective at least until the exchange offer is completed. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the outstanding senior notes and senior bonds if:

     o the registration statement is not filed by January 16, 2000;

     o the registration statement is not declared effective by April 15, 2000;
       or

     o the exchange offer has not been completed within 30 business days after the registration statement becomes effective.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding senior notes and senior bonds which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on [ ], or such later date and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the new securities being issued in the exchange offer are the same as the form and terms of the old securities, except that:

     o the new securities being issued in the exchange offer will have been registered under the Securities Act;

     o the new securities being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

     o the new securities being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the old securities.

     Outstanding senior notes and senior bonds being tendered in the exchange offer must be in denominations of the principal amount of $1,000 and integral multiples of that amount.

     We expressly reserve the right, in our sole discretion:

     o to extend the expiration date;

     o to delay accepting any outstanding senior notes or senior bonds;

     o if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any old securities for exchange; or

     o to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptence, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding senior notes and senior bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding senior notes and senior bonds not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER OLD SECURITIES FOR EXCHANGE

     When the holder of old securities tenders, and we accept, old securities for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Execpt as set forth below, a holder of outstanding senior notes or senior bonds who wishes to tender them for exchange must, on or prior to the expiration date:

     o transmit a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to The Bank of New York, the "exchange agent", at the address set forth below under the heading "Exchange Agent"; or


     o if senior notes or senior bonds are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "Exchange Agent."

     In addition, either:


     o the exchange agent must receive the certificates for the outstanding senior notes or senior bonds being tendered and the letter of transmittal;

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the senior notes or senior bonds being tendered into the exchange agent's account at DTC or an agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.


     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, which states DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that holder.


     THE METHOD OF DELIVERY OF THE OUTSTANDING SENIOR NOTES AND SENIOR BONDS, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SENIOR NOTES OR SENIOR BONDS SHOULD BE SENT DIRECTLY TO US.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old securities surrendered for exchange are tendered:


     o by a holder of the old securities, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o for the account of an eligible institution.


     An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.


     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old securities are registered in the name of a person other than the signer of the letter of transmittal, the old securities surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility and acceptance of old securities tendered for exchange in our sole discretion, including questions as to time of receipt. Our determination will be final and binding. We reserve the absolute right to:

     o reject any and all tenders of any old security improperly tendered;

     o refuse to accept any old security if, in our judgement or the judgment of our counsel, acceptance of the old security may be deemed unlawful; and

     o waive any defects or irregularities or conditions of the exchange offer as to any particular old security either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old securities in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular old securities either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old securities for exchange within such reasonable period of time as we will determine, unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old securities for exchange, nor shall any of us incur any liability for failure to give that notification.

     If a person or persons other than the registered holder or holders of the old securities tendered for exchange signs the letter of transmittal, the tendered old securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old securities being tendered.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old securities or any power of attorney, those persons should so indicate when signing, and you must submit proper evidence satisfactory to us of, such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, the person acquiring new securities in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new securities issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of CILCORP, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of new securities to be acquired in the exchange offer, that holder or any such other person:

     o may not rely on the applicable interpretations of the staff of the SEC;
       and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its old securities as a result of market-making activities or other trading activities and thereafter receives new securities issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new securities issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF NEW SECURITIES ISSUED IN
   THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding old securities properly tendered and will issue new securities registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding old securities for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "--Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old securities for exchange.

     For each outstanding old security accepted for exchange, the holder will receive a new security registered under the Securities Act having a principal amount equal to that of the surrendered old security. Accordingly, registered holders of new securities issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding senior notes and senior bonds, from October 18, 1999. Outstanding old securities that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding senior notes and senior bonds under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue new securities in the exchange offer for outstanding old securities that are accepted for exchange only after the exchange agent timely receives:

     o certificates for such old securities or a timely book-entry confirmation of such old securities into the exchange agent's account at DTC;

     o a properly completed and duly executed letter of transmittal or an agent's message; and

     o all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding old securities, or if a holder submits outstanding old securities for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged old securities without cost to the tendering holder. In the case of old securities tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old securities will be credited to an account maintained with DTC. We will return the old securities or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account with respect to the outstanding old securities at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding old securities by causing DTC to transfer such outstanding old securities into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. That participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify that acceptance, execute a book-entry transfer of the tendered old securities into the exchange agent's account at DTC and then send to the exchange agent confirmation of that book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that participant. Delivery of new securities issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or a facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     o be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date; or

     o comply with the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding old securities desires to tender them but they are not immediately available, or if the holder cannot deliver the old securities or other required documents to the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o the holder tenders the outstanding old securities through an eligible institution;

     o prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old securities being tendered and the amount of the old securities being tendered. The notice of guaranteed delivery must state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

     o the exchange agent receives the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old securities at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal or a properly transmitted agent's message to the exchange agent at one of the addresses set forth below under "--Exchange Agent." The notice of withdrawal must:

     o specify the name of the person having tendered the old securities to be withdrawn;

     o identify the old securities to be withdrawn, including the principal amount of the old securities; and

     o where certificates for old securities are transmitted, specify the name in which the old securities are registered, if different from that of the withdrawing holder.

     If certificates for old securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old securities and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibilty of such notices, including questions as to time of receipt, and our determination will be final and binding on all parties. Any tendered old securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder without cost to that holder. In the case of old securities tendered by book-entry transfer into the exchange agent's account at DTC, the old securities withdrawn will be credited to an account maintained with DTC for the outstanding old securities. The old securities will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old securities may be re-tendered by following the procedures described under "--How to Tender Old Securities for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue new securities in the exchange offer for, any outstanding old securities. We may terminate or amend the exchange offer, if at any time before the acceptance of outstanding old securities for exchange:

     o any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     o any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939; or

     o there occurs a change in the current interpretation by staff of the SEC which permits the new securities to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the new securities, other than broker-dealers and any holder which is an "affiliate" of CILCORP within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new securities acquired in the exchange offer are acquired in the ordinary course of that holder's business and that holder has no arrangement or understanding with any person to participate in the distribution of the new securities to be issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                                Main Delivery To:
                     The Bank of New York as Exchange Agent


    By mail, hand or overnight courier to:            By Facsimile (for eligible institutions only):
    The Bank of New York                              (212) [       ]
    101 Barclay Street 7 East
    New York, New York 10286                          Confirm by telephone:
    Attn: Reorganization Section -- Confidential      (212) [       ]


 DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.


     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $500,000.

TRANSFER TAXES

     Holders who tender their outstanding old securities for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new securities issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old securities tendered, or if a transfer tax is imposed for any reason other than the exchange of the old securities in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, those taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING SECURITIES

     Holders who desire to tender their outstanding old securities in exchange for new securities registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor CILCORP is under any duty to give notification of defects or irregularities with respect to the tenders of securities for exchange.

     Outstanding old securities that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding old securities and the existing restrictions on transfer set forth in the legend on the outstanding old securities and in the offering memorandum dated October 13, 1999, relating to the outstanding old securities. Except in limited circumstances with respect to specific types of holders of outstanding old securities, we will have no further obligation to provide for the registration under the Securities Act of such outstanding old securities. In general, outstanding old securities, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     We do not currently anticipate that we will take any action to register the outstanding old securities under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the outstanding old securities will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Holders of the new securities of either series issued in the exchange offer and any outstanding old securities of that series which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING SECURITIES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new securities issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of those new securities, other than by any holder which is an "affiliate" of CILCORP within the meaning of Rule 405 under the Securities Act. Those new securities may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o those new securities issued in the exchange offer are acquired in the ordinary course of the holder's business; and

     o the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new securities to be issued in the exchange offer.

However, the SEC has not considered our exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to our exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

     o it is acquiring the new securities issued in the exchange offer in the ordinary course of its business;

     o it is not engaged in, and does not intend to engage in, a distribution of the new securities issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new securities issued in the exchange offer;

     o it is not a broker-dealer that acquired old securities directly from Midwest Energy or CILCORP;

     o it is not an affiliate of CILCORP; and

     o it is not acting on behalf of any person who could not truthfully make the foregoing representations.

     Each broker-dealer that receives new securities issued in the exchange offer for its own account in exchange for outstanding old securities must acknowledge that the old securities were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of those new securities issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with the state securities laws of certain jurisdictions, the new securities issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with by the holders selling the new securities. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder, provided that we are not required to qualify as a foreign corporation or as a dealer in securities in any jurisdiction where we would not otherwise be required to qualify, or to take any action that would subject us to taxation or to general service of process in any jurisdiction where we are not then so subject to taxation or service of process. Unless a holder requests, we currently do not intend to register or qualify the sale of the new securities issued in the exchange offer in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each outstanding old security until:

     o the date on which that old security has been exchanged by a person other than a broker-dealer for a new security in the exchange offer;

     o following the exchange by a broker-dealer in the exchange offer of the outstanding old security for a new security issued in the exchange offer, the date on which the new security issued in the exchange offer is sold to a purchaser who receives from that broker-dealer on or prior to the date of the sale a copy of this prospectus;

     o the date on which that old security has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the registration rights agreement; or

     o the date on which that old security is distributed to the public in a transaction under Rule 144 of the Securities Act.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act covering the new securities to be issued in the exchange offer. This prospectus does not contain all of the information included in the registration statement. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

                           INCORPORATION BY REFERENCE

     We have "incorporated by reference" certain documents. This means that we are disclosing important information to you by referring you to those documents. The information in the documents we are incorporating by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     o Annual Report on Form 10-K for the year ended December 31, 1998.

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     o Current Report on Form 8-K filed on March 22, 1999.

     o Current Report on Form 8-K filed on November 2, 1999

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:


                               CILCORP Inc.
                               300 Liberty Street
                               Peoria, Illinois 61602
                               Attention: Corporate Secretary
                               (309) 675-8810

                                    BUSINESS

     We are an energy services holding company headquartered in Peoria, Illinois. In 1998, we had consolidated assets, revenues and net income from continuing operations of $1.3 billion, $559 million and $38 million, respectively. Our principal business subsidiary and our primary source of revenue is CILCO, a public utility providing electricity and natural gas service to industrial, commercial and residential customers in central Illinois.

     We were incorporated as a holding company in Illinois in 1985. In 1998, we began a process to refocus our corporate strategy on our core electric and gas utility business by divesting unrelated and higher risk businesses. Several of these businesses were eliminated, discontinued or divested in late 1998 and 1999. While we conduct other limited energy-related businesses through our subsidiaries CILCORP Investment Management Inc. and CILCORP Ventures Inc., in 1998 approximately 96% of our revenues came from CILCO.

CILCO

     CILCO generates, transmits, distributes and sells electric energy to approximately 189,000 customers in an area of about 3,700 square miles in central Illinois, and purchases, distributes, transports and sells natural gas to approximately 197,000 customers in an area of about 4,500 square miles in central Illinois. Many of our customers receive both electric and natural gas service. CILCO has an installed generation capacity of 1,152 megawatts, of which 96% is coal-fired and the balance consists of gas-fired peaking and co-generation units. CILCO has the lowest overall average electric cost rates of any investor-owned utility in Illinois, and its rates also compare favorably with those of utilities in surrounding states.

     CILCO continues to experience in varying degrees the impact of developments common to the electric and gas utility industries. These include increased competition in wholesale markets and the prospect of competition in retail markets, changes in regulation and legislation affecting utilities, uncertainties as to the future demand for electricity and natural gas, structural and competitive changes in the markets for these commodities, the high cost of compliance with environmental and safety laws and regulations and uncertainties in regulatory and political processes. At the same time, CILCO has sought to provide reliable service at reasonable rates for its customers and a fair return for its investors.

     PROPERTIES. CILCO owns and operates two steam-electric generating plants, a cogeneration plant and two combustion turbine-generators. These facilities had an available summer capability of 1,152 megawatts in 1998. Each combustion turbine generator has a summer rating of 15 megawatts and is used during peak periods. They typically operate less than 100 hours per year. The cogeneration plant, which became operational during 1995, produces steam for Midwest Grain Products, Inc. and also generates electricity for distribution to CILCO's customers. This turbine-generator has an available summer capability of 16 megawatts.

     The following table shows the major generating facilities of CILCO. They represent 96% of CILCO's available generating capability projected for 1999 and are all fueled with coal:

                                        AVAILABLE CAPABILITY
                                            (MEGAWATTS)
    STATION & UNIT        INSTALLED         ACTUAL 1998
----------------------   -----------   ---------------------
Duck Creek
  Unit 1 .............      1976                366
E. D. Edwards
  Unit 1 .............      1960                117
  Unit 2 .............      1968                262
  Unit 3 .............      1972                361


     CILCO's transmission system includes approximately 285 circuit miles operating at 138,000 volts, 48 circuit miles operating at 345,000 volts and 16 principal substations with an installed capacity of 2,150,000 kilovolt-amperes.

     The electric distribution system includes approximately 6,223 miles of overhead pole and tower lines and 2,096 miles of underground distribution cables. The distribution system also includes 105 substations with an installed capacity of 1,665,885 kilovolt-amperes.

     The gas system includes approximately 3,581 miles of transmission and distribution mains.

     CILCO has an underground gas storage facility located about ten miles southwest of Peoria near Glasford, Illinois. The facility has a present recoverable capacity of approximately 4.5 Bcf. An additional storage facility near Lincoln, Illinois has a present recoverable capacity of approximately 5.2 Bcf.

     ELECTRIC SERVICE. CILCO furnishes electric service to retail customers in 136 Illinois communities, including Peoria, East Peoria, Pekin, Lincoln and Morton. At December 31, 1998, CILCO had approximately 189,000 retail electric customers. In 1998, 68% of CILCO's total operating revenue was derived from the sale of electricity. Approximately 37% of electric revenue resulted from residential sales, 31% from commercial sales, 25% from industrial sales, 5% from sales for resale and 2% from other sales. Electric sales, particularly residential and commercial sales during the summer months, fluctuate based on weather conditions.

     The electric operating revenues of CILCO were derived from the following sources (in thousands):


                                           1998          1997          1996
                                       -----------   -----------   -----------
   Residential .....................    $133,687      $125,071      $121,668
   Commercial ......................     111,830       103,747       100,944
   Industrial ......................      87,895        82,318        79,065
   Sales for resale ................      18,866        19,966        15,206
   Street lighting .................       1,385         1,343         1,283
   Other revenue ...................       6,346         5,651         4,619
                                        --------      --------      --------
   Total electric revenue ..........    $360,009      $338,096      $322,785
                                        ========      ========      ========

     The 1998 system peak demand was 1,195 megawatts on June 26, 1998. To date, the 1999 system peak demand was 1,235 megawatts on July 21, 1999. This was a new all-time system peak demand. CILCO's planned reserve margin of 18.7% for 1999 takes into account 185 megawatts of firm purchased power and 55 megawatts of instantaneous interruptible industrial load.

     Studies conducted by CILCO indicate that it has sufficient base load generating capacity and purchased capacity to provide an adequate and reliable supply of electricity to satisfy base load demand.

     CILCO is interconnected with AmerenCIPS, Commonwealth Edison Company, Illinois Power Company and the Springfield City Water, Light and Power Department to provide for the interchange of electric energy on an emergency and mutual help basis.

     GAS SERVICE. CILCO provides gas service to customers in 128 Illinois communities, including Peoria, East Peoria, Pekin, Lincoln and Springfield. At December 31, 1998, CILCO had approximately 197,000 gas customers, including industrial, commercial and residential gas transportation customers that purchase gas directly from suppliers for transportation through CILCO's system.

     In 1998, 32% of CILCO's total operating revenue was derived from the sale or transportation of natural gas. Approximately 58% of gas revenue resulted from residential sales, 25% from commercial sales, 4% from industrial sales, 3% from transportation and 10% from other sales. Gas sales, particularly residential and commercial sales during the winter months, fluctuate based on weather conditions.

     The gas operating revenues of CILCO were derived from the following sources (in thousands):


                                          1998          1997          1996
                                      -----------   -----------   -----------
   Residential ....................    $100,010      $124,440      $125,869
   Commercial .....................      42,713        51,204        44,695
   Industrial .....................       6,627         8,276         5,670
   Transportation of gas ..........       5,911         6,484         8,388
   Other revenue ..................      17,066        18,354        11,148
                                       --------      --------      --------
   Total gas revenue ..............    $172,327      $208,758      $195,770
                                       ========      ========      ========

     CILCO's all-time maximum daily send-out of 443,167 MCF occurred on January 15, 1972. The 1998 peak day send-out of 327,328 MCF occurred on January 13, 1998. CILCO was able to meet all of its existing customer requirements during the 1998-1999 heating season. CILCO believes that its present and planned supplies of gas will continue to be sufficient to serve all of its existing customer requirements during the 1999-2000 heating season.

     ILLINOIS CUSTOMER CHOICE LAW. Under the Illinois Customer Choice Law, large industrial customers and customers representing one-third of remaining non-residential KWh sales were able to choose their electric supplier beginning October 1, 1999, with all non-residential customers able to choose after December 31, 2000. Residential electric customers will be able to choose their electric supplier beginning May 1, 2002.

     If a customer chooses to leave its present electricity supplier, that utility will collect a fee for delivering power and may assess an additional transition charge on the customer. This charge must be filed with the Illinois Commerce Commission and is designed to help utilities recover the cost of past investments made under a regulated system. The transition charge is calculated by deducting three costs from the existing tariff for bundled electric service:
(1) the charge for transmission and distribution services; (2) the market price for electricity (determined by a neutral fact finder); and (3) a mitigation factor established by the Illinois Customer Choice Law. The transition charge will reduce a customer's economic incentive to switch suppliers. Transition charges may be collected through 2006, or 2008 upon specific findings by the Illinois Commerce Commission, including a finding that the recovery is needed to maintain the utility's financial integrity.

     The Illinois Customer Choice Law also requires electric base rate reductions that vary by utility. CILCO began its reduction in residential base rates with an initial 2% decrease beginning August 1998. A further 2% decrease is required effective October 1, 2000 and a final 1% decrease is required effective October 1, 2002. Also, CILCO's return on common equity will, in general, be capped at a specified index plus 1.5%. The index will be a 12-month average yield for 30-year U.S. Treasury bonds plus 8% for calendar years 1998 and 1999 and a 12-month average yield for 30-year U.S. Treasury bonds plus 9% for calendar years 2000 through 2004. If CILCO's two-year average return on common equity exceeds the two-year average of that equity cap, 50% of the earnings in excess of the average equity cap must be refunded to customers in the following year.

     On June 30, 1999, the Illinois General Assembly amended the Illinois Customer Choice Law to allow certain utilities, including CILCO, to increase the equity cap by an additional 2% over the equity cap provided under the original law, for the period 2000 through 2004. The increase in the equity cap is allowed in exchange for these utilities offering choice of electricity suppliers to certain non-residential customers three to six months earlier than previously allowed under the Illinois Customer Choice Law and for waiving the right to seek a two-year extension on the collection of transition charges.

     As the Illinois Customer Choice Law is implemented, electric generation in Illinois will become deregulated and competitive. As a result, the accounting principles applicable to rate-regulated enterprises will no longer apply to the electric generation portion of CILCO's business. Also, the cost of any assets whose recovery is impaired by the transition to a competitive marketplace must be written off. CILCO has not determined its electric generating asset values to be impaired. Its ability to keep total production costs competitive in a deregulated market will determine whether and to what extent the value of these assets may be impaired in the future.

     As required by the Illinois Customer Choice Law, on March 5, 1999, CILCO filed proposed tariffs for delivery services to its large industrial customers and customers representing one-third of nonresidential KWh sales. On August 25, 1999, the Illinois Commerce Commission entered an order which established rates for delivery services which were approximately 18% lower than CILCO had requested. This lower requirement was calculated by the Illinois Commerce Commission to enable CILCO to yield a return on equity for its delivery services of 10.5%. CILCO currently is unable to estimate the effect of the Illinois Commerce Commission's order on its revenues.

     OTHER REGULATORY MATTERS. CILCO is a public utility under the laws of the State of Illinois and is subject to the jurisdiction of the Illinois Commerce Commission. The Illinois Commerce Commission has general power of supervision and regulation with respect to services and facilities, rates and charges, classification of accounts, valuations of property, determination of depreciation rates, construction, contracts with any affiliated interest, the issuance of stock and evidences of indebtedness and various other matters. The Illinois Commerce Commission's supervision and regulatory oversight of certain transactions by electric utilities is reduced or suspended during the mandatory transition period, which terminates on January 1, 2005. With respect to certain electric matters, CILCO is subject to regulation by the Federal Energy Regulatory Commission. CILCO is exempt from the provisions of the Natural Gas Act, but is affected by orders, rules and regulations issued by the Federal Energy Regulatory Commission with respect to certain gas matters.

     ELECTRIC FUEL AND PURCHASED GAS ADJUSTMENT CLAUSES. CILCO's tariffs provide for adjustments to its electric rates through the fuel adjustment clause to recover the cost of energy purchased from other suppliers and to reflect increases or decreases in the cost of fuel used in its generating stations. The transportation costs of coal are not currently included in the fuel adjustment clause, but are collected through base rates. CILCO's current tariffs also provide for adjustments to its gas rates through the purchased gas adjustment clause to reflect increases or decreases in the cost of natural gas purchased for sale to customers.

     As a result of abnormally warm weather during July 1999, CILCO incurred $33 million of generation and purchased power costs which are subject to recovery from customers through the fuel adjustment clause. Of this amount, $10 million was recovered in July 1999 and the balance remained unrecovered at the end of that month. CILCO's fuel adjustment clause allows it to pass on to its customers the cost of unrecovered fuel and purchased power costs, normally through a single bill. In this instance, on September 1, 1999 the Illinois Commerce Commission approved a request by CILCO to charge customers over a twelve-month period without interest, beginning in September 1999. Large industrial customers, however, who were eligible to choose their electricity supplier on October 1, 1999, may be charged for their full share of the costs incurred through a single bill. These customers may elect to pay over a 12-month period (ending with the August 2000 bill due date) after making appropriate arrangements with CILCO.

     While CILCO has already paid for the additional power by borrowing under short-term financing resources, it will recover the cost over a twelve-month period. During this time, CILCO will carry the cost as a current asset on its balance sheet which will be offset through collections of monthly billings.

     The Illinois Commerce Commission will conduct its routine review of the fuel adjustment clause in early 2000 and will determine the prudency of CILCO's electricity purchases. Any amount of the additional $23 million of electricity purchases ultimately determined to be imprudent by the Illinois Commerce Commission would not be recoverable from CILCO's customers, and therefore would be expensed by CILCO on its income statement. We currently believe these costs to be recoverable through the fuel adjustment clause. A significant disallowance of these costs by the Illinois Commerce Commission would be material to CILCO's results of operations.

     COAL SUPPLY. Substantially all of CILCO's electric generation capacity is coal-fired. Approximately 2.7 million tons of coal were burned during 1998. Existing coal contracts with suppliers in Illinois are expected to supply 100% of the 1999 requirements.

     During the years 1998, 1997 and 1996, the average cost per ton of coal burned, including transportation, was $33.56, $34.01 and $31.82, respectively. The cost of coal burned per million BTU's was $1.54, $1.56 and $1.44, respectively. See "-- Electric Fuel and Purchased Gas Adjustment Clauses" immediately above.

     CILCO has a long-term contract with Freeman United Coal Mining Company for the purchase of high-sulfur, Illinois coal used predominantly at the Duck Creek Station. The contract gives CILCO the flexibility to purchase between 500,000 and 1,000,000 tons annually from Freeman. Under the terms of the contract, CILCO's obligation to purchase coal could be extended through 2010; however, Freeman has the option of terminating the contract with two years' notice. The contract requires CILCO to pay all variable coal production costs on tons purchased and certain fixed costs not affected by the volume purchased. On August 8, 1997, CILCO filed a demand for arbitration with Freeman alleging that Freeman has failed to keep and perform its prudent mining obligations, as required by the parties' contract. The relief sought by CILCO through this arbitration includes damages and confirmation of CILCO's termination rights under this contract. CILCO and Freeman have agreed to continue operating under the present contract until a ruling on CILCO's claims is reached by the arbitrators, which is expected in late 1999. CILCO cannot at this time predict the ultimate outcome of this dispute or whether its resolution will have a material impact on CILCO's operating results.

     NATURAL GAS SUPPLY. During 1998, CILCO continued to maintain a widely diversified and flexible natural gas supply portfolio. This portfolio is structured around firm and interruptible gas transportation service provided by five interstate pipeline suppliers and firm and interruptible gas purchase arrangements of varying terms made directly with approximately 20 gas suppliers. Reliability is enhanced through natural gas injections and withdrawals at CILCO's two natural gas storage fields and contracted storage facilities. The supply and pipeline capacity portfolio continues to provide reliable supplies at prevailing market prices. CILCO believes that its present and planned supply of gas will continue to be sufficient to serve all of its present and projected firm customer requirements.

     During 1998, CILCO purchased and delivered approximately 37,828,000 MCF of natural gas at a cost of approximately $101 million, or an average cost of $2.67 per MCF. The average cost per MCF of natural gas purchased and delivered was $3.03 in 1997 and $3.05 in 1996. See "-- Electric Fuel and Purchased Gas Adjustment Clauses" above.

     SIGNIFICANT CUSTOMER. Caterpillar Inc. is CILCO's largest industrial customer. Aggregate gas and electric revenues from sales to Caterpillar were 7.6%, 7.5% and 7.5% of CILCO's total operating revenue for 1998, 1997 and 1996, respectively.

     FRANCHISES. CILCO negotiates franchise agreements which authorize it to provide utility services to the communities in its service area. The franchises are for various terms, usually 10 to 25 years. Based on past experience, CILCO anticipates that, as franchises expire, new franchises will be granted in the normal course of business.

     EMPLOYEES AND UNION CONTRACTS. Excluding employees assigned to us, CILCO had 1,150 full-time and part-time employees at June 30, 1999. Of those employees, 392 gas and electric department employees were represented by Local 51 of the International Brotherhood of Electrical Workers, and 158 power plant employees were represented by Local 8 of the National Conference of Firemen and Oilers.

     On October 10, 1997, the International Brotherhood of Electrical Workers ratified its current labor contract with CILCO, which expires on July 1, 2000. On October 23, 1998, the National Conference of Firemen and Oilers ratified its current labor contract with CILCO, which expires on July 1, 2001.

QST

     We formed QST Enterprises, Inc. in December 1995. Its operations were discontinued in the fourth quarter of 1998, except for the utility infrastructure operation and maintenance services provided by a QST subsidiary, CILCORP Infraservices, and for QST's membership interests in the three limited liability companies that acquired the assets of ESE Land from a QST subsidiary in November 1997.

OTHER BUSINESSES

     CILCORP INVESTMENT MANAGEMENT. The following table shows the investment portfolio of CILCORP Investment Management at December 31, 1998 and December 31, 1997 (in thousands):

TYPE OF INVESTMENT                                         1998          1997
----------------------------------------------------   -----------   -----------
   Investment in leveraged leases ..................    $146,990      $146,458
   Cash and temporary cash investments .............          71           152
   Investment in Energy Investors Fund .............       1,510         1,158
   Investment in affordable housing funds ..........      13,808        15,557
   Other ...........................................         120           156
                                                        --------      --------
      Total ........................................    $162,499      $163,481
                                                        ========      ========

     At December 31, 1998, CILCORP Investment Management held equity investments in eight leveraged leases through its wholly-owned subsidiaries. Under those lease agreements, CILCORP Investment Management's subsidiaries may, in specified circumstances, be obligated to incur additional non-recourse debt to finance the cost of certain alterations, additions, or improvements required by the lessee.

     Through a wholly-owned subsidiary, CILCORP Investment Management also has a net investment of $1,510,000 in the Energy Investors Fund, L.P., representing a 3.1% interest in that fund at December 31, 1998. The fund invests in non-regulated, non-utility facilities for the production of electricity or thermal energy. The equity method of accounting is used for this investment.

     CILCORP Investment Management is also a limited partner in eight affordable housing portfolios. The ownership interests in these partnerships range from 3% to 10% at December 31, 1998. The equity method of accounting is also used for these investments.

     CILCORP VENTURES. CILCORP Ventures invests primarily in ventures relating to energy-related products and services. It has an 80% ownership interest in the Agricultural Research and Development Corporation and has one wholly-owned subsidiary, CILCORP Energy Services, Inc. CILCORP Ventures's net investment in that subsidiary is approximately $1.1 million. CILCORP Energy Services's primary business is the sale of gas management services, including commodity purchasing. In addition, during 1998, costs related to providing additional value-added services to Caterpillar in connection with CILCO's Power Quest programs were reflected in the operating results of CILCORP Energy Services.

LEGAL PROCEEDINGS

     SPRINGFIELD GAS OPERATIONS. As permitted by CILCO's By-Laws, CILCO has advanced legal and other expenses actually and reasonably incurred by current and former employees in connection with the U.S. Justice Department's investigation of CILCO's Springfield gas operations. In 1992, after a significant number of leaks were detected in CILCO's Springfield cast iron distribution system, CILCO began a detailed examination of the system and related operating practices and procedures. CILCO then began an aggressive program, which it completed in September 1993, to renew the Springfield cast iron system. The Illinois Commerce Commission staff began an informal review of CILCO's Springfield gas operations and record keeping practices in September 1992. Subsequently, the U.S. Department of Transportation and the Justice Department began conducting investigations of CILCO, which were also focused principally on CILCO's Springfield gas operations. Those investigations were subject to a September 1994 settlement agreement under which CILCO entered into a federal court civil consent decree that concluded both investigations. As part of the settlement,

CILCO accepted adjustments recommended by the Illinois Commerce Commission staff which resulted in disallowance from rate base of $4.5 million of the cost of the Springfield renewal program and payments of $1 million by CILCO in civil fines and investigation costs.

     AMERENCIPS. In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company, now AmerenCIPS. This agreement provided for a minimum contract delivery rate from AmerenCIPS of 90 MW until the contract expired in May 1998.

     In March 1995, CILCO and AmerenCIPS amended a limited-term power agreement reached in November 1992. This agreement provided for CILCO to purchase 150 MW of AmerenCIPS' capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009.

     In May 1999, a settlement was reached between CILCO and AmerenCIPS regarding disputed issues pertaining to these capacity and energy agreements. The settlement amends the previous agreements to provide for 100 MW of capacity and firm energy for the months of June through September for the year 2000 through 2003 and additionally provide for 100 MW of firm energy for the month of January in each of those years. There are no commitments to purchase capacity or energy beyond those dates. The agreements provide specific prices for on-peak and off-peak energy, which eliminates the ambiguity that arose under the old agreements due to the use of pricing queues. Under the settlement, CILCO will have no capacity payment obligations to AmerenCIPS for February through December 1999, resulting in 1999 capacity reservation savings of approximately $6 million. The settlement also obligates both parties to withdraw from regulatory action pertaining to related contract issues. AmerenCIPS and CILCO are currently preparing the settlement document filing for approval by the Federal Energy Regulatory Commission.

     FORMER GAS PLANT SITES. CILCO continues to investigate and monitor four former gas manufacturing plant sites located within its present gas service territory. The purpose of these studies is to determine if waste materials, principally coal tar, are present, whether the waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites. Remediation work at one of the four sites was substantially completed in 1991. Based on the operation of a groundwater collection system and other controls, CILCO expects to receive a "No Further Remediation" letter from the Illinois EPA for this site in 1999 subject to requirements for confirmatory groundwater monitoring. Site remediation was completed for a second site in 1998. CILCO has received a "No Further Remediation" letter from the Illinois EPA for the second site subject to requirements for additional confirmatory groundwater monitoring. Additional groundwater monitoring costs at these two sites are expected to be minimal. CILCO has not determined the ultimate extent of its liability for, or the ultimate cost of any remediation of, the remaining two sites, pending further studies. Investigation of the third site is underway.

     CILCO spent approximately $1.7 million for former gas manufacturing plant site monitoring, legal fees and feasibility studies in 1998. During the first six months of 1999, CILCO paid approximately $362,000 to outside parties for additional monitoring, remediation and legal fees, and expects to spend approximately $642,000 during the remainder of 1999. A $1.2 million liability is recorded on the balance sheet, representing CILCO's minimum obligation expected for coal tar investigation and remediation costs. Coal tar remediation costs incurred through June 1999 have been deferred as a regulatory asset on the balance sheet, less amounts recovered from customers.

     Through June 30, 1999, CILCO has recovered approximately $6.6 million in coal tar remediation costs from its customers through a gas rate rider approved by the Illinois Commerce Commission. Currently, that rider allows recovery of prudently incurred coal tar remediation costs in the year they are incurred. Under these circumstances, CILCO's management believes that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

     ASH RE-USE. CILCO is currently in the process of investigating and implementing potential beneficial re-use for ash, a coal combustion by-product, generated at both generating stations. Providing alternate uses for the ash will allow CILCO to avoid potential costs associated with the construction of additional facilities to store and manage this by-product.

     COAL SUPPLY CONTRACT. In August 1997, CILCO initiated arbitration proceedings against Freeman United Coal Mining Company because CILCO believes Freeman has breached its obligations under the long-term coal supply contract between them. This arbitration is discussed further above under "-- Coal Supply."

     QST ENERGY. In February 1999, QST Energy notified two of its California commercial customers that they were in default of their contracts with QST Energy as a result of not paying QST Energy for energy delivered. QST Energy filed two suits in the U.S. District Court, Central District of Illinois, seeking payment. In March, the customers filed a suit in California Superior Court, Alameda County, California, alleging that QST Energy was in breach of the contract. This suit was subsequently removed to the U.S. District Court, Northern District of California. QST Energy has moved to dismiss this suit filed in California as duplicative of the suits pending in Illinois, and the customers similarly filed motions to dismiss the suits pending in Illinois. QST Energy cannot predict the ultimate outcome of this matter, but intends to vigorously pursue its claims to collect all amounts due from the customers. The accounts receivable reflected in our consolidated balance sheet at June 30, 1999 for these two customers totaled $17.1 million. Under the terms of the contract, QST Energy has terminated delivery of electricity to the two customers.

     OTHER MATTERS. We and our subsidiaries are subject to certain claims and lawsuits in connection with work performed in the ordinary course of our businesses. Except as otherwise referred to above, in the opinion of our management, all such claims currently pending either will not result in a material adverse effect on our financial position and results of operations or are adequately covered by insurance, contractual or statutory indemnification, or reserves for potential losses.

                         OUR MERGER WITH MIDWEST ENERGY

     On November 22, 1998, we, AES and AES's wholly-owned subsidiary Midwest Energy entered into a merger agreement under which, subject to the satisfaction of specified conditions, Midwest Energy would merge with and into us, and we would survive the merger as a wholly-owned subsidiary of AES. Midwest Energy was formed by AES solely for the purpose of completing the merger and had no independent operations. The merger was completed on October 18, 1999. On that date, each of our 13,625,680 outstanding shares of common stock was converted into the right to receive $65 in cash and we became a direct, wholly-owned subsidiary of AES. All of our direct and indirect subsidiaries existing immediately prior to completion of the merger, including CILCO, continue as our direct and indirect subsidiaries following completion of the merger.

FINANCING OF THE MERGER

     The approximate $468 million in net proceeds from the initial offering of the old securities, together with a $463 million equity contribution by AES to Midwest Energy, were allocated to acquire all of the outstanding shares of our common stock, to retire approximately $27 million of short-term borrowings of CILCO, to pay approximately $14 million in merger-related personnel costs (of which approximately $10 million represents cash payments under our terminated stock option plan), and to pay approximately $10 million in transaction fees and expenses.

ACCOUNTING TREATMENT

     The merger is being accounted for using the purchase method of accounting. Under this method of accounting, the purchase price is being allocated to the fair value of the assets acquired and liabilities assumed. The excess purchase price over the fair value of the assets acquired and liabilities assumed is being allocated to goodwill.

OUR INDEPENDENCE

     Our by-laws include provisions to preserve our independence from AES in several respects. Among them:

     o AES must appoint one independent director to serve on our board of directors, and that independent director must approve in advance specified actions by us relating to creditor rights and the bankruptcy laws. Mr. Mark A. Ferrucci is currently serving as the initial independent director of CILCORP. See "Management" for additional information about Mr. Ferrucci.

     o All of our directors, including the independent director, have a fiduciary duty to us, including our creditors, and must make decisions with respect to our business and operations independent of AES and its other affiliates.

     o We must ensure that our capitalization is adequate in light of our business and purpose and must maintain an arm's length relationship with AES and its other affiliates.

     o We must pay our own liabilities out of our own funds and, except in the case of our own subsidiaries, we cannot become liable for the debts of AES and its affiliates, or make loans or advances to those entities or acquire their securities.

     o We must conduct our own business in our own name, must maintain our separate identity and must keep our own funds, accounts, assets, records and books of accounts.

TAX MATTERS

     We anticipate that we, AES and our respective subsidiaries will enter into customary arrangements regarding the sharing of taxes.

                                  MANAGEMENT

     The table shown below provides certain information as of November 1, 1999 with respect to our current directors and executive officers.


NAME                               AGE     POSITIONS
---------------------------------- ------- ---------------------------------------
   Thomas A. Tribone .............    47   Director
   Mark A. Ferrucci ..............    48   Director
   Paul D. Stinson ...............    42   Director and President
   Scott Cisel ...................    46   Vice President
   Randy J. DeWulf ...............    44   Vice President
   Mark E. Miller ................    38   Vice President
   Robert J. Sprowls .............    42   Vice President
   Thomas D. Hutchinson ..........    44   Chief Financial Officer and Controller
   Thomas S. Romanowski ..........    49   Treasurer
   Michael D. Austin .............    41   Assistant Treasurer
   John G. Sahn ..................    53   Secretary

     Thomas A. Tribone. Mr. Tribone has served as a director of CILCORP since October 18, 1999. Mr. Tribone has been an Executive Vice President of AES since January 1998, and was appointed Senior Vice President of AES in 1990. Mr. Tribone leads AES Americas, a group responsible for power marketing, project development, construction and plant operations in northern portions of South America including much of Brazil. From 1987 to 1990, he served as Vice President for project development and, from 1985 to 1987, he served as project director of the AES Shady Point plant.

     Mark A. Ferrucci. Mr. Ferrucci has served as a director of CILCORP since October 18, 1999. Under an existing agreement between us and CT Corporation System, Mr. Ferrucci or another employee of CT Corporation System will serve as an independent director of CILCORP. Mr. Ferrucci has been employed by CT Corporation System for 22 years and, among other capacities, has served as an Assistant Vice President of CT Corporation System since 1993. Mr. Ferrucci serves as an independent director of many other companies under comparable arrangements between CT Corporation System and those companies providing for the appointment of an independent director. See "Our Merger with Midwest Energy -- Our Independence."

     Paul D. Stinson. Mr. Stinson has served as a director and President of CILCORP since October 18, 1999. Mr. Stinson has been a Vice President of AES since January 1998 and has been working as a co-manager of the newly formed AES Great Plains Group responsible for the acquisition of CILCORP businesses in the central U.S. Prior to that, Mr. Stinson served as President of AES Silk Road group, responsible for AES businesses and business development projects in the CIS countries, as Managing Director of Medway Power Ltd in England, and as Project Engineer at AES Thames in Connecticut.

     Scott Cisel. Mr. Cisel has served as a Vice President of CILCORP since October 18, 1999. He has been employed with CILCO since 1975. Since 1995, Mr. Cisel has served as Vice President of CILCO. In April 1999, Mr. Cisel became the leader of CILCO's Sales and Marketing Business Unit. Prior to that, Mr. Cisel served in various sales and customer service management positions within CILCO. Mr. Cisel is a Trustee of Eureka College and is a member of the Board of Directors of the Illinois State Chamber of Commerce.

     Randy J. DeWulf. Mr. DeWulf has served as a Vice President of CILCORP since October 18, 1999. He has been employed with AES since 1992. He is the plant manager of the Edwards Power Plant within the AES Great Plains Group. Mr. DeWulf had worked for Detroit Edison Company prior to joining AES. His AES career began as a team leader at the Shady Point Power Plant in Oklahoma, he then assisted in the start-up of the AES Elsta Plant in the Netherlands and was president/plant manager of AES Tiszapalkonya in northeast Hungary.

     Mark E. Miller. Mr. Miller has served as a Vice President of CILCORP since October 18, 1999. He has been employed with AES for ten years. He is the plant manager of the Duck Creek Station within the AES Great Plains Group in the central U.S. Mr. Miller had served as managing director of AES Indian Queens Power Ltd in England, as plant leader of AES Lyukobanya mine in northeast Hungary and as superintendent at AES Thames in Connecticut.

     Robert J. Sprowls. Mr. Sprowls has served as a Vice President of CILCORP since October 18, 1999. He has been employed with CILCO since 1982. Since 1998, he has served as Vice President of CILCO, and has been the leader of CILCO's Energy Delivery Business Unit since March 1999. Mr. Sprowls has served in numerous capacities within CILCORP and its subsidiaries, including, among others, Treasurer and Chief Financial Officer of both CILCO and CILCORP, President of CILCORP Ventures Inc., Chairman of CILCORP Energy Services Inc., a subsidiary of CILCORP Ventures, Vice President-Strategic Services for CILCO and Assistant to the CEO of CILCORP. Mr. Sprowls is a certified public accountant and certified management accountant. He is a member of the Board of Directors of Goodwill Industries of Central Illinois.

     Thomas D. Hutchinson. Mr. Hutchinson has served as Chief Financial Officer of CILCORP since October 18, 1999 and as Controller of CILCORP and CILCO since 1997. During 1996 he was Director of Planning and Administration of QST Enterprises Inc., a CILCORP subsidiary and in 1995 was Director of Competitive Strategy for CILCO. Prior to 1995, Mr. Hutchinson has served in a variety of positions in accounting areas of CILCORP and CILCO, including Controller of both companies, Tax Manager and Supervisor of Plant and Tax Accounting. He has been employed by CILCORP or one of its subsidiaries since 1974. Mr. Hutchinson is a certified public accountant and serves on the Board of Directors and various committees of the Peoria Production Shop, WD Boyce Council-Boy Scouts of America, and Easter Seals of Central Illinois.

     Thomas S. Romanowski. Mr. Romanowski has served as Treasurer of CILCORP and CILCO since October 18, 1999. Prior to this, he served as Vice President of CILCO from 1986 until October 1999. Mr. Romanowski has been employed with CILCO since 1971 advancing through several positions in the accounting, treasury and information systems areas. He serves as treasurer and board member of the Employers' Association and is also a director on the boards of the Illinois Central College Educational Foundation, the Tri-County (Peoria) Urban League, Inc., the Heartland Community Development Corporation and the Biotechnology Research and Development Corporation. Mr. Romanowski graduated from Bradley University in 1971 with a degree in Business Administration.

     Michael D. Austin. Mr. Austin has served as Assistant Treasurer of CILCORP since 1998. From 1995 to 1998, he served as Treasurer of CILCORP. From 1990 to 1995 he served as Director of Investments of CILCORP. Prior to this, Mr. Austin served in a variety of positions in finance and administration. He has been employed by CILCORP or its subsidiaries since 1979. Mr. Austin is a certified public accountant and serves as Chairman of the Board of Trustees of the Peoria Association of Retarded Citizens Foundation.

     John G. Sahn. Mr. Sahn has served as Secretary of CILCORP since 1994. He has been employed by CILCORP since 1988 and has served as Vice President, General Counsel and Treasurer as well as Corporate Secretary. He also serves as Secretary of CILCO and other CILCORP subsidiaries. Mr. Sahn is active in numerous civic, professional and charitable organizations.

                          DESCRIPTION OF THE SECURITIES

GENERAL

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions" at the end of this section of the prospectus.

     Midwest Energy issued the old securities under an indenture dated October 18, 1999 between itself and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. When we merged with Midwest Energy simultaneously with the issuance of the old securities, we assumed all of Midwest Energy's obligations under the old securities, the indenture and the registration rights agreement between Midwest Energy and the initial purchasers of the old securities. Upon the issuance of the new securities and the effectiveness of a registration statement with respect to the securities, the indenture will be subject to and governed by the Trust Indenture Act of 1939 (the "TIA"). Copies of the indenture and the registration rights agreement are filed as exhibits to the registration statement which includes this prospectus and are available to you at no cost upon request.

     The terms of the new securities in the exchange offer are identical in all material respects to the terms of the old securities, except for transfer restrictions and registration rights relating to the old securities. Any outstanding old securities of either series and the new securities related to that series will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions. When we refer to the term "securities" in this section of the prospectus, we are referring to the old securities of either series and the new securities related to that series issued in the exchange offer, unless the context otherwise requires.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the securities.


BRIEF DESCRIPTION OF THE SECURITIES

     The securities:

     o are senior obligations of CILCORP;

     o rank equally with all other existing and future senior obligations of CILCORP;

     o are senior to all existing and future subordinated Indebtedness of CILCORP; and

     o rank junior to all Indebtedness and other liabilities of CILCO and CILCORP's other subsidiaries.

     The indenture contains certain restrictions on the ability of CILCORP to incur additional indebtedness. The indenture contains no restrictions on the amount of additional unsecured indebtedness which may be incurred by CILCORP's subsidiaries. In addition, the indenture would permit each of CILCORP's subsidiaries to incur significant additional amounts of secured indebtedness.

     Because CILCORP is a holding company, its rights and the rights of its creditors, including holders of the securities, in respect of claims on the assets of each of CILCORP's subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary's preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary). At June 30, 1999, CILCORP's direct and indirect subsidiaries had total indebtedness and preferred stock of approximately $375 million, all of which would be effectively senior to the securities.

     The ability of CILCORP to pay interest on the securities is, to a large extent, dependent upon the receipt by it of dividends and other distributions from direct and indirect subsidiaries, including CILCO in particular. CILCORP believes that those payments, which will be funded by cash flows generated through the operations of CILCO and its other subsidiaries, will be sufficient to enable CILCORP to meet all of its obligations as they become due, including CILCORP's obligations under the securities. The availability of distributions from CILCORP's subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' existing and future financing documents.

PRINCIPAL, MATURITY AND INTEREST

     The senior notes were issued initially on October 18, 1999 in the aggregate principal amount of $225 million and will mature on October 15, 2009. The senior bonds were issued initially on October 18, 1999 in the aggregate principal amount of $250 million and will mature on October 15, 2029.

     Each senior note bears interest at the rate of 8.700% per year and each senior bond bears interest at the rate of 9.375% per year, in each case from October 18, 1999, or from the most recent interest payment date to which interest has been paid or provided for. CILCORP will make each interest payment semi-annually on April 15 and October 15 of each year, commencing April 15, 2000 to the holders of record at the close of business on the preceding April 1 and October 1 respectively, until the relevant principal amount has been paid or made available for payment. Interest on the securities will be computed on the basis of a 360-day year of twelve 30-day months.

COLLATERAL

     The securities are not presently secured by any collateral. On the Pledge Effective Date, the securities will be secured through a pledge by CILCORP of all the outstanding capital stock of CILCO, excluding the shares of preferred stock of CILCO outstanding on October 18, 1999. Under the indenture, prior to the Pledge Effective Date, CILCORP may not issue any additional Indebtedness that requires that such Indebtedness be secured equally and ratably with the securities, unless such Indebtedness matures on or prior to December 21, 2001, the latest maturity date of the existing Series A medium-term notes, or unless the terms of such Indebtedness specify that it will be secured under the same terms and conditions provided in the indenture for the securities. From and after the pledge by CILCORP, CILCORP may secure other Indebtedness equally and ratably with the securities, subject to compliance with the limitations on the incurrence of Indebtedness described below under the caption "--Limitation on Indebtedness."

     From and after the Pledge Effective Date, CILCORP will be able to vote, as it sees fit in its sole discretion, the pledged shares of capital stock, unless an Event of Default has occurred and is continuing.

     If CILCORP meets the conditions to its defeasance option or its covenant defeasance option with respect to either series of the securities, as described below under the caption "--Defeasance and Covenant Defeasance," or the indenture is otherwise discharged, the Lien on the pledged shares will terminate with respect to either or both series of the securities, as the case may be.

     From and after the Pledge Effective Date, if an Event of Default occurs and is continuing under the indenture, the collateral agent, on behalf of the holders of the securities and the holders of other permitted CILCORP senior secured Indebtedness, in addition to any rights or remedies available to it under the pledge agreement, may take such action as it deems advisable to protect and enforce its right in the collateral, including the institution of foreclosure proceedings. Such foreclosure proceedings, the enforcement of the CILCORP pledge agreement and the right to take other actions with respect to the pledged shares of CILCO stock will be controlled by holders of a majority of the aggregate principal amount of the then outstanding obligations which are equally and ratably secured by the pledge of the CILCO stock. The proceeds received by the collateral agent from any foreclosure will be applied by the collateral agent, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the collateral agent under the pledge agreement and, thereafter, to pay the securities and the other permitted CILCORP senior secured Indebtedness on a pro rata basis based on the aggregate amount outstanding of the securities and the other permitted CILCORP senior secured Indebtedness.

METHODS OF RECEIVING PAYMENTS ON THE SECURITIES

     All payments on the securities will be made at the office or agency of the paying agent and registrar within the City of New York unless CILCORP elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. A holder owning at least $50 million of securities may elect to receive all principal, premium, if any, and interest payments on the securities by wire transfer in accordance with the written wire transfer instructions provided by that holder to CILCORP.

PAYING AGENT AND REGISTRAR FOR THE SECURITIES

     The trustee will initially act as paying agent and registrar. CILCORP may change the paying agent or registrar without prior notice to the holders of the securities, and CILCORP or any of its subsidiaries may act as paying agent or registrar; provided that CILCORP will at all times maintain one or more paying agents that has an office in the borough of Manhattan, the City of New York.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange securities in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and CILCORP may require a holder to pay any taxes and fees required by law or permitted by the indenture. CILCORP is not required to transfer or exchange any securities selected for redemption. Also, CILCORP is not required to transfer or exchange any securities for a period of 15 days before a selection of securities to be redeemed is made.

     The registered holder of a security will be treated as the owner of it for all purposes. See "--Book-Entry; Delivery and Form" below.

COVENANTS

     Except as otherwise set forth under "--Defeasance and Covenant Defeasance" below, for so long as any securities remain outstanding or any amount remains unpaid on any of the securities, CILCORP will comply with the terms of the covenants set forth below. However, each of the "Limitation on Distributions" covenant and "Limitation on Indebtedness" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without these covenants, CILCORP's senior long term debt would still be rated at least the Initial Ratings. If the limitations on Distributions and Indebtedness cease to be in effect, as anticipated, CILCORP will be under no obligation to reinstate such limitations or otherwise observe its terms in the event that such ratings are thereafter lowered or withdrawn.


 PAYMENT OF PRINCIPAL AND INTEREST

     CILCORP will duly and punctually pay the principal of and interest on the securities in accordance with the terms of the securities and the indenture.


 LIMITATIONS ON CONSOLIDATION, MERGER, CONVEYANCE, SALE OR LEASE

     Except in connection with the merger, CILCORP may not consolidate with or merge with or into any other Person, or convey, transfer or lease its consolidated properties and assets substantially as an entirety (in one transaction or in a series of related transactions) to any Person, or permit any Person to merge into or consolidate with CILCORP, unless:

     o either (1) CILCORP will be the surviving entity, or (2) the surviving entity, if other than CILCORP, will be an entity organized under the laws of the United States of America, one of its States or the District of Columbia and expressly assumes by supplemental indenture CILCORP's obligations under the securities and the indenture; and

     o immediately after giving effect to that transaction, (1) no Event of Default shall have occurred and be continuing and (2) CILCORP obtains written confirmation from the Rating Agencies that the transaction will not result in a Ratings Downgrade below the Rating Agency's Initial Rating.

 LIMITATION ON DISTRIBUTIONS AND INTERCOMPANY LOANS

     CILCORP may only (1) declare, recommend, make or pay any Distribution to any of its stockholders and (2) make any intercompany loan to AES or any of its affiliates (other than CILCORP or any of its direct or indirect subsidiaries) if there exists no Event of Default and no such Event of Default will result from the making of such Distribution or intercompany loan and either:

     o at the time and as a result of such Distribution or intercompany loan, CILCORP's Leverage Ratio does not exceed 0.67:1, and CILCORP's Interest Coverage Ratio is not less than 2.0:1 during fiscal years 1999 and 2000 and not less than 2.2:1 thereafter; or

     o if it is not in compliance with the foregoing ratios, at such time its senior long term debt rating is at least BB+ (or its then equivalent) with S&P, Baa2 (or its then equivalent) with Moody's and BBB (or its then equivalent) with Duff & Phelps.

     Prior to making any Distribution or intercompany loan described above, an independent director of the CILCORP Board of Directors must have confirmed that such Distribution or intercompany loan complies with this "Limitation on Distributions and Intercompany Loans" covenant, provided that, in the case of a Distribution or intercompany loan to be made under the circumstances described in the first bullet point above, such independent director shall first have obtained (1) a compliance certificate from an officer of CILCORP that, at the time and after giving effect to such Distribution or intercompany loan, CILCORP is in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth above and (2) a written confirmation by a nationally recognized accounting firm as to their agreement with the calculations specified in the compliance certificate. The foregoing independent director approval will not be required in the case of intercompany loans, however, if the aggregate amount of intercompany loans outstanding at any one time does not exceed $20 million.

     This "Limitation on Distributions and Intercompany Loans" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without this covenant, CILCORP's senior long term debt would still be rated at least the Initial Ratings. If the limitation on Distributions and Intercompany Loans ceases to be in effect, CILCORP will be under no obligation to reinstate such limitation or otherwise observe its terms in the event that such ratings are thereafter lowered or withdrawn.

     In order to obtain the release of the limitation on Distributions and intercompany loans, CILCORP must deliver to the trustee written confirmation from each Rating Agency of the ratings conditions as described in the preceding paragraph.

LIMITATION ON INDEBTEDNESS

     CILCORP may not incur any Indebtedness other than:

     o as part of CILCORP's permitted businesses and activities described under "-- Limitation on Business Activities" below;

     o Indebtedness outstanding on the date of original issue of the securities under CILCORP's agreements then in existence and extensions of such Indebtedness; and

     o other Indebtedness (including Permitted Debt) incurred subsequent to receipt of written confirmation from the Rating Agencies that such incurrence would not result in a Ratings Downgrade.

     This "Limitation on Indebtedness" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without this covenant, CILCORP's senior long term debt would still be rated at least the Initial Ratings. If the limitation on Indebtedness ceases to be in effect, CILCORP will be under no obligation to reinstate such limitation or otherwise observe its terms in the event that such ratings are thereafter lowered or withdrawn.

     In order to obtain the release of the limitation on Indebtedness, CILCORP must deliver to the trustee written confirmation from each Rating Agency of the ratings conditions as described in the preceding paragraph.

     The indenture does not in any way restrict or prevent CILCO or any other subsidiary from incurring unsecured indebtedness.

LIMITATION ON LIENS

     Liens on the CILCO Stock. CILCORP may not secure any Indebtedness by CILCORP or any other Person by a Lien upon any capital stock of CILCO without effectively providing that the outstanding securities (together with, if CILCORP so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the securities) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured. The foregoing limitation on Liens will not, however, apply to:

       (1) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

       (2) (a) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (2) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

            (b) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business; and

            (c) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

       (3) (a) Liens required by any contract, statute or regulation in order to permit CILCORP or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by CILCORP or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation; and

            (b) any Lien securing taxes or assessments or other applicable governmental charges or levies;

       (4) any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; and

       (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the capital stock of CILCO that was covered by the Lien extended, renewed or replaced.

     Liens on Property or Assets other than the CILCO Stock. Neither CILCORP nor any Significant Subsidiary may issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any capital stock of CILCO or cash or cash equivalents) of CILCORP or such Significant Subsidiary, as applicable, without effectively providing that the outstanding securities (together with, if CILCORP so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the securities) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured.

     The foregoing limitation on Liens will not, however, apply to:

       (1) Liens in existence on the date of original issue of the securities;

       (2) any Lien created or arising over any property which is acquired, constructed or created by CILCORP or any of its Significant Subsidiaries, but only if:

           (a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to that property or a guarantee given in respect of that property;

           (b) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation; and

           (c) such Lien is confined solely to the property so acquired, constructed or created;

       (3) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

       (4) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of CILCORP and/or a Significant Subsidiary or in connection with the issuance of letters of credit for the benefit of CILCORP and/or a Significant Subsidiary;

           (b) any Lien on accounts receivable securing Indebtedness of CILCORP and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;

           (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (2) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

           (d) any Lien upon specific items of inventory or other goods and proceeds of CILCORP and/or a Significant Subsidiary securing obligations of CILCORP and/or a Significant Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

           (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

           (f) any Lien created by CILCORP or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

           (g) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and

           (h) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

       (5) Liens in favor of CILCORP or a subsidiary;

       (6) (a) Liens on any property or assets acquired from an entity which is merged with or into CILCORP or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a subsidiary of CILCORP and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of that entity;

           (b) any Lien on any property or assets existing at the time of its acquisition and which is not created in anticipation of such acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and

           (c) any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the date of the issuance of the securities, where the Lien is created prior to the date on which that entity becomes a Significant Subsidiary;

       (7) (a) Liens required by any contract, statute or regulation in order to permit CILCORP or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by CILCORP or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation;

           (b) any Lien securing industrial revenue, development, pollution control or similar bonds issued by or for the benefit of CILCORP or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to CILCORP and/or such Significant Subsidiary; and

           (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

       (8) any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

       (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

       (10) any Lien created in connection with Project Finance Debt;

       (11) any Lien created by CILCO that is then permitted to be created under the terms of its then existing mortgages and indentures on the terms in effect at the time of creation of the Lien;

       (12) any Lien created in connection with the securitization of some or all of the assets of CILCO and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

       (13) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of CILCO or any successor entity to CILCO.

     Notwithstanding the foregoing restriction on liens on property or assets other than capital stock of CILCO, CILCORP and its Significant Subsidiaries may create Liens over any of such of their respective properties or assets so long as the aggregate amount of Indebtedness secured by all such Liens (excluding therefrom the amount of Indebtedness secured by Liens set forth in clauses (1) through (13), inclusive, above) does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of such Liens (based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter).

LIMITATION ON BUSINESS ACTIVITIES

     CILCORP may, and must cause its Significant Subsidiaries to, engage only in:

     o those types of business and other activities in which CILCORP or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged today (including, without limitation, any geographic or other expansion of such business or activities); and

     o any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities;

provided that CILCORP may enter into additional business operations from time to time in the future if, prior to doing so, it obtains written confirmation from the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade.

MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting CILCORP and the trustee to modify the indenture or any supplemental indenture or the rights of the holders of securities of each series to be affected with the consent of the holders of a majority in aggregate principal amount of the then outstanding securities of each series to be affected, subject to the same conditions described below under "--Modification or Waiver of Certain Covenants."

     The indenture also contains provisions permitting CILCORP and the trustee to amend the indenture by entering into one or more supplemental indentures in certain circumstances without the consent of the holders of any securities to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture, to evidence the merger of CILCORP or the replacement of the trustee and to make any other changes that do not materially adversely affect the rights of any holders of securities.

EVENTS OF DEFAULT

     An Event of Default with respect to the securities of either series is defined in the indenture as being:

     (1) default for 30 days in the payment of any interest on the securities of that series;

     (2) default in the payment of principal of or any premium on, the securities of that series at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

     (3) default in the performance, or breach, of any covenant or obligation of CILCORP in the indenture and continuance of the default or breach for a period of 30 days after written notice specifying the default is given to CILCORP by the trustee or to CILCORP and the trustee by the holders of at least 25% in aggregate principal amount of the securities of that series;

     (4) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, issued by CILCORP, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of CILCORP or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to CILCORP or any Significant Subsidiary, which default for payment of principal is in an aggregate principal amount exceeding $25 million when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 Business Days and the time for payment of such amount has not been expressly extended (until such time as such payment default is remedied, cured or waived);

     (5) a court having jurisdiction enters a decree or order for:

         o relief in respect of CILCORP or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

         o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of CILCORP or any of its Significant Subsidiaries or for all or substantially all of the property and assets of CILCORP or any of its Significant Subsidiaries; or

         o the winding up or liquidation of the affairs of CILCORP or any of its Significant Subsidiaries;

         o and, in each case, such decree or order shall remain unstayed and in effect for a period of 180 consecutive days;

     (6) CILCORP or any of its Significant Subsidiaries:

         o commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

         o consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of CILCORP or any of its Significant Subsidiaries or for all or substantially all of the property and assets of CILCORP or any of its Significant Subsidiaries; or

         o effects any general assignment for the benefit of creditors; or

     (7) after the Pledge Effective Date, the trustee fails to have a perfected security interest in the pledged capital stock of CILCO for a period of 10 days.


     If an Event of Default (other than an Event of Default specified in clauses
(5) or (6) with respect to CILCORP) occurs with respect to a series of the securities and continues, then the trustee or the holders of at least 25% in principal amount of the securities of that series then outstanding may, by written notice to CILCORP, and the trustee at the request of at least 25% in principal amount of the securities of that series then outstanding will, declare the principal, premium, if any, and accrued interest on the outstanding securities to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.

     If an Event of Default specified in clauses (5) or (6) above occurs with respect to CILCORP, the principal, premium, if any, and accrued interest on the securities shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.

     The holders of at least a majority in principal amount of an outstanding series of securities may, by written notice to CILCORP and to the trustee, waive all past defaults with respect to that series of securities and rescind and annul a declaration of acceleration with respect to that series of securities and its consequences if:

     o all existing Events of Default applicable to the securities of that series other than the nonpayment of the principal, premium, if any, and interest on the securities of that series that have become due solely by that declaration of acceleration, have been cured or waived; and

     o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     No holder of the securities of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

     o such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the securities of that series;

     o the holders of not less than 25% in principal amount of the securities of that series shall have made written request to a responsible officer of the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

     o such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

     o the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

     o no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding securities of that series.

     However, these limitations do not apply to the right of any holder of a security to receive payment of the principal, premium, if any, or interest on, that security or to bring suit for the enforcement of any payment, on or after the due date expressed in the securities, which right shall not be impaired or affected without the consent of the holder.

     The indenture requires that certain of CILCORP's officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers' knowledge, CILCORP has fulfilled all its obligations under the indenture. CILCORP is also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture provided, however, that a failure by CILCORP to deliver such notice of a default shall not constitute a default of the indenture, if CILCORP has remedied such default within any applicable cure period.

OPTIONAL REDEMPTION

 General

     The securities of each series will be redeemable in whole or in part, at the option of CILCORP at any time, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the series of securities being redeemed; or

     (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of securities being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 37.5 basis points, in the case of the senior notes and the Treasury Yield plus 50.0 basis points, in the case of the senior bonds;

plus, for (1) or (2) above, whichever is applicable, accrued interest on such securities to the date of redemption.

     Notice of redemption must be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the securities are to be redeemed, selection of securities of a series for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

     Unless CILCORP defaults in payment of the redemption price from and after the redemption date, the securities or portions of them called for redemption will cease to bear interest, and the holders of the securities will have no right in respect to such securities except the right to receive the redemption price for them.

Discussion of Optional Redemption Provisions

     Under the procedures set forth above, the redemption price payable upon the optional redemption at any time of a security is determined by calculating the present value at that time of each remaining payment of principal of or interest on the security and then totaling those present values. If the sum of those present values is equal to or less than 100% of the principal amount of the security, the redemption price of the security will be 100% of its principal amount (redemption at par). If the sum of the present values is greater than 100% of the principal amount of the security, the redemption price of the security will be that greater amount (redemption at a premium). In no event may a security be redeemed optionally at less than 100% of its principal amount.

     The present value at any time of a payment of principal of or interest on a security is calculated by applying to the payment the discount rate applicable to the security. The discount rate applicable at any time to payment of principal of or interest on a security equals the equivalent yield to maturity at that time of a fixed rate United States treasury security having a maturity comparable to the maturity of the security plus 37.5 basis points (in the case of the senior notes) and 50.0 basis points (in the case of the senior bonds), such yield being calculated on the basis of the interest rate borne by that United States treasury security and the price at that time of that treasury security. While the coupon borne by a United States treasury security is fixed, the price of that treasury security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates is higher than the level of interest rates prevailing at the time the relevant United States treasury security was issued, the price of that treasury security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates is lower than the level of interest rates prevailing at the time the relevant United States treasury security was issued, the price of that treasury security will be higher than its issue price.

     As a result, an increase or a decrease in the then prevailing level of interest rates above or below the level of interest rates prevailing at the time of issue of a United States treasury security will generally result in an increase or a decrease, respectively, in the yield to maturity of that security and, therefore, in the discount rate used to determine the present value of a payment of principal of or interest on a security. An increase or a decrease in the discount rate will result in a decrease or an increase, respectively, of the present value of a payment of principal of or interest on a security. In other words, the redemption price varies inversely with the prevailing levels of interest rates. As noted above, however, if the sum of the present values of the remaining payments of principal of and interest on a security proposed to be redeemed is less than its principal amount, that security may only be redeemed at par.

     The United States treasury security employed in the calculation of a discount rate as well as the price and equivalent yield to maturity of that treasury security will be selected or determined by an independent investment banking institution of international standing appointed by CILCORP.

DEFEASANCE AND COVENANT DEFEASANCE

     CILCORP, at its option, may elect:

     o to be discharged from any and all obligations in respect of a series of securities ("Defeasance") (except in each case for the obligations to, among other things, register the transfer or exchange of such securities, replace stolen, lost or mutilated securities, maintain paying agencies, hold moneys for payment in trust and pay when due all principal and interest solely out of moneys held in trust); or

     o not to comply with certain covenants ("Covenant Defeasance") of the indenture with respect to a series of securities described above under "Limitations on Consolidation, Merger, Conveyance, Sale or Lease," "Limitation on Distributions," "Limitation on Indebtedness," "Limitation on Liens" and "Limitations on Business Activities;"

if, in either case, CILCORP irrevocably deposits with the trustee, as trust funds in a trust specifically pledged as security for, and dedicated solely to, the benefit of the holder or holders of such securities of such series:

     o money; or

     o U.S. Government Obligations which through the payment of interest and principal in respect of those U.S. Government Obligations in accordance with their terms will provide money not later than one day before the due date of any payment; or

     o a combination of money and U.S. Government Obligations, in each case in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay and discharge the principal of and premium (if any) and interest on the outstanding securities of such series on the dates such payments are due in accordance with the terms of the securities of such series (or if CILCORP has designated a redemption date pursuant to the second succeeding paragraph, to and including the redemption date so designated by CILCORP).

     Certain other conditions must be satisfied in order for the Defeasance or Covenant Defeasance to occur, including:

     o that the securities will not be delisted by any securities exchange on which they are then traded as a result of the deposit of trust funds in trust;

     o no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the securities of such series shall have occurred and be continuing on the date of such deposit; and

     o such Defeasance or Covenant Defeasance shall not result in the breach or violation of, or constitute a default under, any other material agreement or instrument by which CILCORP is bound. To exercise any such option, CILCORP is required to deliver to the trustee:

       o an opinion of independent counsel of recognized standing to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, which in the case of Defeasance must be based on a change in law or a ruling by the U.S. Internal Revenue Service; and

       o an officer's certificate as to compliance with all conditions provided for in the indenture relating to the satisfaction and discharge of the securities of such series.

     If CILCORP meets the conditions to effect its Defeasance option or its Covenant Defeasance option with respect to either series of the securities, or the indenture is otherwise discharged, the Lien on the pledged CILCO shares will terminate with respect to either or both series of the securities, as the case may be.

     If CILCORP wishes to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding securities of a series to and including a redemption date on which all of the outstanding securities of such series are to be redeemed, such redemption date shall be irrevocably designated by a board resolution delivered to the trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such board resolution shall be accompanied by an irrevocable CILCORP request that the trustee give notice of such redemption in the name and at the expense of CILCORP not less than 30 nor more than 60 days prior to such redemption date in accordance with the indenture.

     If the trustee or the paying agent is unable to apply any moneys deposited in trust to effect a Defeasance or Covenant Defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then any obligations from which CILCORP had been discharged or released will be revived and reinstated as though no such deposit of moneys in trust had occurred, until such time as the trustee or paying agent is permitted so to apply all of such moneys deposited in trust.

MODIFICATION OR WAIVER OF CERTAIN COVENANTS

     CILCORP may omit in any particular instance to comply with any term, provision or condition set forth in the indenture with respect to the securities of a series if before the time for compliance the holders of at least a majority in aggregate principal amount of the outstanding securities of that series shall, by act of such holders, either modify the covenant or waive compliance in that instance or generally waive compliance with that term, provision or condition; provided that no modification shall, without the consent of each holder of securities of that series:

     o change the stated maturity upon which the principal of or the interest on the securities of that series is due and payable;

     o reduce the principal amount or redemption price of the securities or the rate of interest on them;

     o change any place of payment or the currency in which the securities of that series or any premium or the interest on them is payable;

     o impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the securities (or, in the case of redemption, on or after the redemption date for those securities);

     o release any collateral from the Lien created by the pledge agreement except in accordance with the terms thereof, or amend such terms, or terminate the Lien created by the pledge agreement or deprive the holders of the security afforded by the Lien created by the pledge agreement; or

     o reduce the percentage in principal amount of the outstanding securities of such series, the consent of holders of which is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture. The securities owned by CILCORP or any of its affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

CONCERNING THE TRUSTEE

     The Bank of New York will be the trustee under the indenture and has been appointed by us as paying agent and registrar with respect to the securities.

GOVERNING LAW

     The indenture and the securities will be governed by New York law.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Midwest Energy and the initial purchasers entered into a registration rights agreement on October 18, 1999. CILCORP assumed all of Midwest Energy's obligations under that agreement once the merger was completed. Under the registration rights agreement, CILCORP has agreed to file with the Securities and Exchange Commission the exchange offer registration statement on the appropriate form under the Securities Act permitting registration of the new securities to be issued in the exchange offer for the Transfer Restricted Securities (as defined below) and to permit resales of exchange securities held by broker-dealers as contemplated by the registration rights agreement. Upon the effectiveness of the exchange offer registration statement, CILCORP will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange securities pursuant to the exchange offer.

     The registration rights agreement provides, unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, that:

     o CILCORP will use its best efforts to file (which filing may be a confidential filing) the exchange offer registration statement with the Securities and Exchange Commission on or prior to January 16, 2000;

     o CILCORP will use its reasonable best efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission on or prior to April 15, 2000;

     o CILCORP will:

       o file all pre-effective amendments to the exchange offer registration statement as may be necessary in order to cause the exchange offer registration statement to become effective;

       o file, if applicable, a post-effective amendment to the exchange offer registration statement pursuant to Rule 430A under the Securities Act; and

       o cause all necessary filings in connection with the registration and qualifications of the exchange securities to be made under the blue sky laws of such jurisdictions as are necessary to permit completion of the exchange offer; and

     o CILCORP will commence the exchange offer and use its reasonable best efforts to issue on or prior to 30 days after the date on which the exchange offer registration statement was declared effective by the Securities and Exchange Commission, exchange securities in exchange for all securities tendered prior to that in the exchange offer.

     For purposes of this section, "Transfer Restricted Securities" means each senior note and senior bond until:

     o the date on which such security has been exchanged by a person other than a broker-dealer for a new security in the exchange offer;

     o following the exchange by a broker-dealer in the exchange offer of a security for a new security, the date on which such new security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

     o the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement referred to below; or

     o the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under existing Securities and Exchange Commission interpretations, exchange securities would, in general, be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker Dealers") receiving exchange securities in the exchange offer will be subject to a prospectus delivery requirement with respect to resale of those exchange securities. The Securities and Exchange Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange securities (other than a resale of any unsold allotment from the original sale of the securities) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, CILCORP is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange securities. The exchange offer registration statement will be kept effective for a period of up to 180 days after the exchange offer has been completed in order to permit resales of exchange securities acquired by broker-dealers in after-market transactions.

     Each holder of the securities (other than certain specified holders) who wishes to exchange such securities for exchange securities in the exchange offer will be required to represent that:

     o any exchange securities to be received by it will be acquired in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange securities;

     o it is not a broker-dealer that acquired securities directly from CILCORP;

     o it is not an "affiliate," as defined in Rule 405 of the Securities Act, of CILCORP, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

     o it is not acting on behalf of any person who could not truthfully make the foregoing representations.

     If the holder of the securities is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange securities. If the holder is a broker-dealer that will receive exchange securities for its own account in exchange for securities that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities.

     In connection with the exchange offer, CILCORP will mail to each holder of securities a copy of the prospectus forming part of the exchange offer registration statement, together with an appropriate letter of transmittal and related documents. CILCORP will utilize the services of a depositary for the exchange offer with an address in the borough of Manhattan, the City of New York.

     CILCORP has agreed to pay all expenses incident to the exchange offer and will indemnify each initial purchaser against certain liabilities, including liabilities under the Securities Act.

   If:

     (1) CILCORP is not permitted to file the exchange offer registration statement or to complete the exchange offer because the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy;

     (2) any holder of Transfer Restricted Securities that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) notifies CILCORP on or before the 20th business day following the consummation of the exchange offer that:

         o it is prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer;

         o it may not resell the exchange securities acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

         o it is a broker-dealer and owns securities acquired directly from CILCORP or an affiliate of CILCORP;

     (3) the exchange offer registration statement is not for any other reason declared effective within 180 days of the closing of the merger;

     (4) any holder (other than a Participating Broker-Dealer) is not eligible to participate in the exchange offer, or in the case of any holder that participates in the exchange offer, such holder does not receive exchange securities on the date of the exchange that may be sold without restriction under U.S. Federal securities laws (other than due solely to the status of such holder as an affiliate of CILCORP within the meaning of the Securities Act of 1933 or due to the requirement that such holder deliver a prospectus in connection with any resale of the exchange securities); or

     (5) the exchange offer has been completed and in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of Transfer Restricted Securities, then CILCORP will file with the Securities and Exchange Commission a shelf registration statement to cover resales of the securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     CILCORP will:

     o use its best efforts to file the shelf registration statement (which filing may be a confidential filing) within 60 days of the earliest to occur of clauses (1) through (5) in the preceding paragraph; and

     o use its reasonable best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission on or prior to the 180th day after such obligation arises.

     CILCORP shall use its reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended to ensure that it is available for resales of securities by the holders of Transfer Restricted Securities entitled to this benefit and to ensure that such shelf registration statement conforms and continues to conform with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Securities and Exchange Commission, as announced from time to time, until October 18, 2001; provided, however, that during such two-year period the holders may be prevented or restricted by CILCORP from effecting sales pursuant to the shelf registration statement as more fully described in the registration rights agreement.

     A holder of securities that sells its securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

     If:

     (1) CILCORP fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

     (2) any of such registration statements required by the registration rights agreement is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness (the "effectiveness target date");

     (3) CILCORP fails to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

     (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective, then CILCORP will pay liquidated damages to each holder of securities in an amount equal to 0.50% per annum on the principal amount of securities commencing on the date of the occurrence of any of the events specified in the preceding clauses (1) through (4), provided, however, that the aggregate amount of liquidated damages payable pursuant to these provisions shall in no event exceed 0.50% per annum of the principal amount of the securities. Upon the filing of the registration statement, the effectiveness of the registration statement, the consummation of the exchange offer or the filing of a post-effective amendment that is immediately declared effective, as the case may be, the liquidated damages payable on the securities will cease to accrue. All accrued liquidated damages will be paid by CILCORP on each interest payment date to the holders in the same manner as interest is paid pursuant to the indenture.

     Holders of securities will be required to make certain representations to CILCORP (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their securities included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

BOOK-ENTRY; DELIVERY AND FORM

     The securities to be issued in the exchange offer will be issued in the form of one or more fully registered securities in global form ("global securities") representing the total amount of securities issued by us in the exchange offer. The global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co. or another nominee as DTC may designate.

     The global securities will be exchangeable for definitive certificates in registered form with the same terms as the global securities only if:

     o DTC is unwilling or unable to continue to act as a depositary or DTC ceases to be a clearing agency registered under applicable law and, in each case, CILCORP does not appoint a successor depositary within 90 days;

     o there is an event of default under the indenture with respect to the securities; or

     o we decide, in our sole discretion, to exchange the global securities in whole but not in part, for definitive certificates.

     If definitive certificates are issued in exchange for all or part of the global securities, then such definitive certificates may be exchanged for an interest in the global securities representing the principal amount of securities being transferred, unless the global securities have already been exchanged for definitive securities. In all cases, definitive securities delivered in exchange for any global securities, or beneficial interests in the global securities, will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures, and may bear restrictive legends regarding their transfer.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "participants" or "DTC's participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants" or "DTC's indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or DTC's indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     We expect that pursuant to procedures established by DTC:

     o upon deposit of the global securities, DTC will credit, on its internal system, the respective principal amounts of the new securities to be issued in the exchange offer represented by the global securities to the accounts of participants; and

     o ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interest in the global securities).

     The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent.

     So long as the holder of a global security is the registered owner of any securities, the holder of a global security will be considered the sole holder under the indenture of any securities evidenced by the global securities. Beneficial owners of securities evidenced by the global securities will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the securities. In addition, we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the securities for all purposes.

     Payments in respect of the principal of, and interest and premium, if any, on a global security registered in the name of the holder of a global security on the applicable record date will be payable by the trustee to or at the direction of the holder of a global security in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the securities, including the global securities, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

     o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global securities; or

     o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the senior notes and the senior bonds (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or CILCORP. CILCORP and the trustee will not be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the securities, and CILCORP and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter Year 2000 problems. DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

     o impress upon them the importance of such services being Year 2000 compliant; and

     o determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

     In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to Year 2000 problems has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     We obtained the information in this section regarding DTC and its book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. In addition, we have no responsibility for the performance by DTC or its participants of their obligations as described here or under the rules and procedures governing these obligations.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

     "Capitalized Lease Obligations" means all lease obligations of CILCORP and its subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

     "Comparable Treasury Issue" means, with respect to any securities to be redeemed, the United States Treasury security selected by an independent investment banking institution of international standing appointed by CILCORP as having a maturity comparable to the remaining term of such securities that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

     "Comparable Treasury Price" means, with respect to any Comparable Treasury
Issue:

     o the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding the redemption date of the securities to be redeemed, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

     o if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average, as determined by CILCORP, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount and quoted in writing to CILCORP by a primary U.S. government securities dealer in New York City appointed by CILCORP at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Consolidated Current Liabilities" means the consolidated current liabilities of CILCORP and its subsidiaries, but excluding the current portion of long term Indebtedness which would otherwise be included in it, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Permitted Debt, Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of CILCORP and its subsidiaries, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for that period of CILCORP's:

     (1) Consolidated Net Income;

     (2) distributions paid, accrued or scheduled to be paid in respect of any Preferred Securities or other capital stock to the extent deducted in calculating Consolidated Net Income;

     (3) Consolidated Interest Expense plus:

         o interest paid, accrued or scheduled to be paid or to be accrued in respect of any Permitted Debt, and

         o interest expense related to company owned life insurance;

     (4) income taxes and deferred taxes (other than income taxes--either positive or negative-- attributable to extraordinary and non-recurring gains or losses or sales of assets);

     (5) depreciation expense;

     (6) amortization expense; and

     (7) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP,

provided that, to the extent that CILCORP has any subsidiary that is not a wholly-owned subsidiary, Consolidated EBITDA will be reduced by an amount equal to the Consolidated Net Income of such subsidiary multiplied by the quotient of:

     o the number of shares of outstanding common stock of such subsidiary not owned on the relevant Measurement Date by CILCORP or any subsidiary of CILCORP, divided by

     o the total number of shares of outstanding common stock of such subsidiary on the relevant Measurement Date.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (excluding interest expense related to Permitted Debt and company owned life insurance and including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by CILCORP and each of its subsidiaries during such period, excluding, however, any amount of such interest of any subsidiary of CILCORP if the net income (or loss) of such subsidiary is excluded from the calculation of Consolidated Net Income for such subsidiary pursuant to clause (2) of the definition of Consolidated Net Income (but only in the same proportion as the net income (or loss) of such subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP;

provided that, to the extent that CILCORP has any subsidiary that is not a wholly-owned subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such subsidiary multiplied by the quotient of:

         o the number of shares of outstanding common stock of such subsidiary not owned on the relevant Measurement Date by CILCORP or any subsidiary of CILCORP, divided by

         o the total number of shares of outstanding common stock of such subsidiary on the relevant Measurement Date.

     "Consolidated Net Income" means, for any period, the aggregate of the net income (or loss) of CILCORP and its subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items will be excluded from any calculation of Consolidated Net Income (without duplication):

     (1) the net income (or loss) of any person (other than a subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to CILCORP or another subsidiary of CILCORP during such period;

     (2) the net income (or loss) of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license;

     (3) all extraordinary gains and extraordinary losses, merger-related expenses and one-time expenses, cash or noncash, relating to restructuring efforts; and

     (4) all gains and losses from discontinued operations.

     "Consolidated Net Tangible Assets" means at any time, the total of all assets (including revaluations of those assets as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of CILCORP and its subsidiaries (provided that such balance sheet is of a date not more than 60 days prior to the date of creation of the relevant Lien) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Consolidated Current Liabilities of CILCORP appearing on such balance sheet.

     "Currency, Interest Rate or Commodity Agreements" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term "energy" will include, without limitation, coal, gas, oil and electricity.

     "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of capital stock of CILCORP, excluding any contract adjustment payments under contracts to purchase common stock of CILCORP, AES or any of its affiliates (which common stock was not held as an asset of CILCORP) entered into in connection with the issuance of any Permitted Debt.

     "Duff & Phelps" means Duff & Phelps Credit Rating Co., and any of its subsidiaries or successors.

     "Excluded Subsidiary" means any subsidiary of CILCORP:

     (1) in respect of which neither CILCORP nor any subsidiary of CILCORP (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the subsidiaries of which are all Excluded Subsidiaries; and

     (2) which has been designated as such by CILCORP by written notice to the Trustee; provided that CILCORP may give written notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.

     "Existing Rating" means, for any Rating Agency on any date of determination, the Rating assigned to the securities by such Rating Agency as of such date.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

     "Group" means CILCORP and its subsidiaries and "member of the Group" shall be construed accordingly.

     "incur" means, with respect to any Indebtedness, to incur, create, issue, assume or guarantee such Indebtedness.

     "Indebtedness" means, with respect to CILCORP or any of its subsidiaries at any date of determination (without duplication):

     (1) all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn);

     (2) all obligations in respect of letters of credit (including reimbursement obligations with respect to letters of credit);

     (3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title to the property or the completion of such services, except trade payables;

     (4) all Capitalized Lease Obligations;

     (5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of CILCORP or any of its subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness must be the lesser of: (a) the fair market value of such asset at such date of determination and (b) the amount of the secured indebtedness;

     (6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by CILCORP or any of its subsidiaries; and

     (7) to the extent not otherwise included in this defiition, net obligations under Currency, Interest Rate or Commodity Agreements.

     The amount of Indebtedness at any date will be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Indebtedness For Borrowed Money" means any indebtedness (whether being principal, premium, interest or other amounts) for:

     o money borrowed;

     o payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

     o any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash (including, without limitation, Permitted Debt);

     provided, however, in each case, that such term will exclude:

     o any indebtedness relating to any accounts receivable securitizations;

     o any Indebtedness of the type permitted to be secured by Liens pursuant to clause (13) under the caption "--Limitation on Liens" contained in this prospectus above;

     o any Preferred Securities which are issued and outstanding on the date of original issue of the securities or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced; and

     o any Preferred Securities issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the date of original issue of the securities, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

     "Initial Ratings" means, collectively, the initial rating received (or its then equivalent) from S&P, the initial rating received (or its then equivalent) from Moody's and the initial rating received (or its then equivalent) from Duff & Phelps.

     "Interest Coverage Ratio" means, with respect to CILCORP on any Measurement Date, the ratio of:

     (1) the aggregate amount of Consolidated EBITDA of CILCORP for the four fiscal quarters for which financial information in respect of Consolidated EBITDA is available immediately prior to such Measurement Date to

     (2) the aggregate Consolidated Interest Expense during such four fiscal quarters.

     "Investments" in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments exclude advances to customers and suppliers in the ordinary course of business.

     "Leverage Ratio" means the ratio of Consolidated Debt to Total Capital, calculated on the basis of the most recently available consolidated balance sheet of CILCORP and its consolidated subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement Date) prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term "Lien" does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in title.

     "Measurement Date" means the record date for any Distribution.

     "Moody's" means Moody's Investors Service, Inc., and any of its subsidiaries or successors.

     "Permitted Debt" means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from CILCORP common stock of CILCORP, AES or any affiliate of AES (which common stock was not held as an asset of CILCORP) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.

     "Pledge Effective Date" means the earlier to occur of (a) January 31, 2002 and (b) the date on which the existing $30.5 million Series A medium-term notes are no longer outstanding.

     "Preferred Securities" means, without duplication, any trust preferred or preferred securities or related debt or guaranties of CILCORP or any of its subsidiaries.

     "Project Finance Debt" means:

     o any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

     o any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment of that Indebtedness other than:

       o recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

       o recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or

       o recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

     "Rating" means, for each Rating Agency, the credit rating assigned to the securities by such Rating Agency.

     "Rating Agency" means S&P, Moody's and Duff & Phelps, and any of their respective subsidiaries or successors, or, in any case, if such person ceases to rate any series of securities for reasons outside the control of CILCORP, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended) selected by CILCORP as a replacement Rating Agency.

     "Ratings Downgrade" means a lowering by any Rating Agency of the Existing Rating assigned to the securities by such Rating Agency.

     "S&P" means Standard & Poor's Ratings Group, and any of its subsidiaries or successors.

     "Significant Subsidiary" means, at any particular time, any subsidiary of CILCORP whose gross assets or gross revenues (having regard to CILCORP's direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of CILCORP.

     "Subsidiary" means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more subsidiaries of such person or (3) one or more subsidiaries of such person.

     "Total Capital" of any Person is defined to mean, as of any date, the sum (without duplication) of:

     (1) Indebtedness for Borrowed Money;

     (2) preferred stock and Preferred Securities of such Person and its consolidated subsidiaries; and

     (3) consolidated stockholder's equity of such Person and its consolidated subsidiaries (excluding any preferred stock in stockholder's equity).

     "Treasury Yield" means, with respect to any securities to be redeemed, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such securities, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to its Comparable Treasury Price.

     "U.S. Government Obligation" means any:

     (1) security which is: (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause
         (a) or (b), is not callable or redeemable at the option of the issuer of the obligation, and

     (2) depositary receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any security specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the material United States federal income tax consequences of

     o the ownership and disposition by a non-U.S. holder, as defined below, of the new securities to be issued in the exchange offer, and

     o the exchange of old securities for the new securities by a U.S. holder or a non-U.S. holder, but only to the extent discussed below under the caption "Exchange Offer."

This discussion is addressed only to holders who acquired old securities in the initial offering, and does not address all of the tax consequences that may be relevant to holders subject to special tax treatment, such as, for example, insurance companies, broker-dealers, or tax-exempt organizations, or to holders who will hold the new securities as a position in a "straddle," as part of a "synthetic security" or "hedge," or as part of a "conversion transaction," or as other than a capital asset (generally, an asset held for investment). In addition, this discussion does not address any aspects of state, local, foreign or other tax laws. This discussion is based on the United States federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and we cannot assure you that the IRS will not take a position contrary to the tax consequences discussed below or that a court would not sustain any such position taken by the IRS. You should consult your tax advisor as to the particular tax consequences of the exchange of old securities for the new securities and of the ownership and disposition of the new securities, including the application and effect of United States federal, state, local, foreign and other tax laws.

     For purposes of this discussion, the term "non-U.S. holder" means any person that is not a U.S. holder. A U.S. holder means:

     o an individual who is a citizen or resident of the United States;

     o a corporation or partnership created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

     o an estate the income of which is subject to United States federal income taxation, regardless of its source; or

     o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

EXCHANGE OFFER

     The exchange of old securities for the new securities issued in the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the new securities issued in the exchange offer will not differ materially in kind or extent from the old securities. Rather, the new securities received by you in the exchange offer will be treated as a continuation of the old securities owned by you. As a result, you will not recognize gain or loss as a result of the exchange. In addition, you will have the same adjusted tax basis and holding period in the new securities issued in the exchange offer as you had in the old securities immediately prior to the exchange.

NON-U.S. HOLDERS

     A non-U.S. holder will generally not be subject to United States federal income or withholding tax on payments of principal or interest on the new securities provided that the non-U.S. holder satisfies the requirements of the "portfolio interest" exemption. These requirements will generally be satisfied if the non-U.S. holder:

     o does not actually or constructively own 10% or more of the total combined voting power of all classes of the capital stock of AES or CILCORP;

     o is not a controlled foreign corporation that is related to AES or CILCORP through stock ownership, a foreign tax-exempt organization, or a foreign private foundation for U.S. federal income tax purposes; and

     o either (A) the beneficial owner of the securities certifies to CILCORP or its paying agent, if any, under the penalty of perjury that it is a non-U.S. holder and provides its name and address or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the securities in that capacity, certifies to CILCORP or its paying agent, if any, under the penalty of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes CILCORP or its paying agent, if any, with a copy of that statement.

     If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exemption, payments of interest made to the non-U.S. holder will generally be subject to a 30% withholding tax. A non-U.S. holder may reduce or eliminate this 30% withholding tax if the holder provides CILCORP or its paying agent, as the case may be, with a properly executed:

     o IRS Form 1001 (or successor form) properly claiming an exemption from, or a reduction of, such withholding tax under an applicable tax treaty; or

     o IRS Form 4224 (or successor form) stating that payment with respect to the securities is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Under regulations generally applicable to payments made after December 31, 2000, non-U.S. holders will generally be required to provide an IRS Form W-8BEN in lieu of IRS Form 1001 or IRS Form 4224, although alternative documentation may be applicable in certain situations.

     Generally, a non-U.S. holder will not be subject to United States federal income or withholding tax on any amount which constitutes gain upon sale, exchange, retirement or other disposition of a new security, provided:

     o the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; and

     o in the case of a non-U.S. holder who is a nonresident alien individual, either (a) that non-U.S. holder was not present in the United States for 183 days or more in the taxable year of the disposition or (b) certain other conditions necessary for the imposition of tax were not present.

     Any interest or gain from the new securities that is effectively connected with the conduct of a United States trade or business by a non-U.S. holder will be subject to United States federal income tax on a net income basis in the same manner as if that non-U.S. holder were a United States person and, if the non-U.S. holder is a corporation, that non-U.S. holder will be subject to a United States branch profits tax equal to 30 percent of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from that tax or for a lower tax rate under an applicable treaty.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives new securities for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in the exchange offer where the old securities were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new securities issued in the exchange offer by broker-dealers. New securities issued in the exchange offer received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of new securities issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all fees and expenses incident to the exchange offer, other than the commissions or concessions of any broker-dealers, and will indemnify the holders of the old securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the new securities to be issued in the exchange offer will be passed upon for CILCORP by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                     EXPERTS

     The consolidated financial statements of CILCORP at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus.

                                 CILCORP INC.
                         INDEX TO FINANCIAL STATEMENTS





                                                                                          PAGE
                                                                                           NO.
                                                                                          -----
CONSOLIDATED FINANCIAL STATEMENTS:
   Report of Independent Public Accountants ...........................................     F-2
   Consolidated Statements of Income for the Three Years Ended December 31, 1998 ......     F-3
   Consolidated Balance Sheets as of December 31, 1998 and 1997 .......................     F-4
   Consolidated Statements of Cash Flows for the Three Years Ended
    December 31, 1998 .................................................................     F-5
   Consolidated Statements of Segments of Business for the Three Years Ended
    December 31, 1998 .................................................................     F-6
   Consolidated Statements of Retained Earnings for the Three Years Ended
    December 31, 1998 .................................................................     F-9
   Notes to Financial Statements ......................................................    F-10

INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
   Consolidated Statements of Income For the Six Months Ended June 30, 1999
    and 1998 ..........................................................................    F-26
   Consolidated Balance Sheets as of June 30, 1999 and 1998 ...........................    F-27
   Consolidated Statement of Cash Flows for the Six Months Ended June 30, 1999
    and 1998 ..........................................................................    F-29
   Consolidated Statements of Segments of Business for the Six Months Ended June 30,
    1999 and 1998 .....................................................................    F-30
   Notes to Consolidated Financial Statements .........................................    F-31


Report of Independent Public Accountants
To the Stockholders of CILCORP Inc.:



     We have audited the accompanying consolidated balance sheets of CILCORP Inc. (an Illinois corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, stockholders' equity and segments of business for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CILCORP Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




Arthur Andersen LLP
Chicago, Illinois
January 27, 1999

                       CONSOLIDATED STATEMENTS OF INCOME
                         CILCORP INC. AND SUBSIDIARIES





                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                               1998           1997            1996
                                                           ------------   ------------   --------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
 Electric ..............................................    $ 360,009      $ 338,096        $ 322,785
 Gas ...................................................      172,327        208,758          195,770
 Other Businesses ......................................       26,688         11,106            8,505
                                                            ---------      ---------        ---------
   Total ...............................................      559,024        557,960          527,060
                                                            ---------      ---------        ---------
Operating Expenses:
 Fuel for Generation and Purchased Power ...............      124,058        115,081          101,622
 Gas Purchased for Resale ..............................       93,586        123,532          108,286
 Other Operations and Maintenance ......................      145,673        124,852          131,675
 Depreciation and Amortization .........................       66,179         62,416           60,574
 State and Local Revenue Taxes .........................       26,502         22,467           22,004
 Other Taxes ...........................................       11,463         11,833           11,516
                                                            ---------      ---------        ---------
   Total ...............................................      467,461        460,181          435,677
                                                            ---------      ---------        ---------
Fixed Charges and Other:
 Interest Expense ......................................       29,473         27,462           28,964
 Preferred Stock Dividends of Subsidiary ...............        3,194          3,216            3,188
 Allowance for Funds Used During Construction.                    (34)          (134)             (90)
 Other .................................................        1,013          1,177              679
                                                            ---------      ---------        ---------
   Total ...............................................       33,646         31,721           32,741
                                                            ---------      ---------        ---------
Income from Continuing Operations Before
 Income Taxes ..........................................       57,917         66,058           58,642
Income Taxes ...........................................       19,699         22,349           20,702
                                                            ---------      ---------        ---------
Net Income from Continuing Operations Before
 Extraordinary Item ....................................       38,218         43,709           37,940
Loss from Operations of Discontinued Businesses,
 Net of Tax of $(16,278), $(7,298) and $(6,197).........      (25,025)       (34,126)          (9,997)
Gain on Sale/Disposal of Assets of Discontinued
 Businesses, Net of Tax of $2,014 and $1,889............        3,117          2,712               --
Extraordinary Item (see Note 1) ........................           --          4,100               --
                                                            ---------      ---------        ---------
Net Income .............................................    $  16,310      $  16,395        $  27,943
Other Comprehensive Income .............................         (169)          (317)              (5)
                                                            ---------      ---------        ---------
Comprehensive Income ...................................    $  16,141      $  16,078        $  27,938
                                                            =========      =========        =========
Average Common Shares Outstanding -- Basic .............       13,611         13,611           13,480
Earnings Per Common Share -- Basic
 Continuing Operations .................................    $    2.81      $    3.21        $    2.81
 Discontinued Operations ...............................        (1.61)         (2.31)            (.74)
 Extraordinary Item ....................................           --            .30               --
                                                            ---------      ---------        ---------
Net Income Per Common Share -- Basic ...................    $    1.20      $    1.20        $    2.07
                                                            =========      =========        =========
Average Common Shares Outstanding -- Diluted.                  13,707         13,627           13,480
Earnings Per Common Share -- Diluted
 Continuing Operations .................................    $    2.79      $    3.21        $    2.81
 Discontinued Operations ...............................        (1.60)         (2.31)            (.74)
 Extraordinary Item ....................................           --            .30               --
                                                            ---------      ---------        ---------
 Net Income Per Common Share -- Diluted ................    $    1.19      $    1.20        $    2.07
                                                            =========      =========        =========
 Dividends per Common Share ............................    $    2.46      $    2.46        $    2.46


               The accompanying Notes to Financial Statements are
                     an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS
                         CILCORP INC. AND SUBSIDIARIES

                                                                    AS OF DECEMBER 31,
                                                              ------------------------------
                                                                   1998             1997
                                                              --------------   -------------
                                                                      (IN THOUSANDS)
                            ASSETS
Current Assets:
 Cash and Temporary Cash Investments ......................     $    1,669      $   10,576
 Receivables, Less Reserves of $3,411 and $2,518...........        134,666         141,234
 Accrued Unbilled Revenue .................................         39,220          38,775
 Fuel, at Average Cost ....................................         13,431           7,816
 Materials and Supplies, at Average Cost ..................         15,062          13,685
 Gas in Underground Storage, at Average Cost ..............         20,767          22,666
 Prepayments and Other ....................................          7,706          10,971
                                                                ----------      ----------
   Total Current Assets ...................................        232,521         245,723
                                                                ----------      ----------
Investments and Other Property:
Investment in Leveraged Leases ............................        146,990         146,458
Other Investments .........................................         19,500          21,074
                                                                ----------      ----------
   Total Investments and Other Property ...................        166,490         167,532
                                                                ----------      ----------
Property, Plant and Equipment:
 Utility Plant, at Original Cost
 Electric .................................................      1,237,885       1,213,585
 Gas ......................................................        417,585         401,870
                                                                ----------      ----------
                                                                 1,655,470       1,615,455
Less -- Accumulated Provision for Depreciation ............        812,630         769,792
                                                                ----------      ----------
                                                                   842,840         845,663
Construction Work in Progress .............................         30,075          21,550
Other, Net of Depreciation ................................          7,796          22,188
                                                                ----------      ----------
   Total Property, Plant and Equipment ....................        880,711         889,401
                                                                ----------      ----------
Other Assets ..............................................         33,218          32,163
                                                                ----------      ----------
   Total Assets ...........................................     $1,312,940      $1,334,819
                                                                ==========      ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Current Portion of Long-Term Debt ........................     $   13,027      $   22,185
 Notes Payable ............................................         96,200          62,150
 Accounts Payable .........................................        136,840         132,286
 Accrued Taxes ............................................          8,185           2,810
 Accrued Interest .........................................         10,102           9,473
 FCA/PGA Over-Recoveries ..................................            304           1,666
 Other ....................................................          8,881          19,798
                                                                ----------      ----------
   Total Current Liabilities ..............................        273,539         250,368
                                                                ----------      ----------
Long-Term Debt ............................................        285,552         298,528
                                                                ----------      ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes .....................................        239,306         241,013
Regulatory Liability of Regulated Subsidiary ..............         46,346          56,807
Deferred Investment Tax Credit ............................         19,450          21,117
Other .....................................................         47,089          48,273
                                                                ----------      ----------
   Total Deferred Credits .................................        352,191         367,210
                                                                ----------      ----------
Preferred Stock of Subsidiary .............................         66,120          66,120
                                                                ----------      ----------
Stockholders' Equity:
Common Stock, no par value; Authorized 50,000,000 shares --
 Outstanding 13,610,680 and 13,610,680 shares .............        192,853         192,567
Retained Earnings .........................................        143,530         160,702
Accumulated Other Comprehensive Income ....................           (845)           (676)
                                                                ----------      ----------
   Total Stockholders' Equity .............................        335,538         352,593
                                                                ----------      ----------
   Total Liabilities and Stockholders' Equity .............     $1,312,940      $1,334,819
                                                                ==========      ==========

               The accompanying Notes to Financial Statements are
                    an integral part of these balance sheets.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         CILCORP INC. AND SUBSIDIARIES





                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                               1998          1997          1996
                                                                           -----------   -----------   -----------
                                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
Net Income from Continuing Operations Before Preferred Dividends.           $  41,412     $  46,925     $  41,128
                                                                            ---------     ---------     ---------
Adjustments to Reconcile Net Income to Net Cash Provided by
 Operating Activities:
 Non-Cash Income .......................................................       (6,150)       (4,102)       (4,297)
 Cash Receipts in Excess of Debt Service on Leases .....................        7,618            --            --
 Depreciation and Amortization .........................................       66,179        62,416        60,574
 Deferred Income Taxes, Investment Tax Credit and Regulatory
   Liability of Subsidiary, Net ........................................       (5,865)       (3,342)       (1,707)
Changes in Operating Assets and Liabilities:
 Decrease (Increase) in Accounts Receivable and Accrued Unbilled
   Revenue .............................................................        5,430           (74)       (3,474)
 (Increase) Decrease in Inventories ....................................       (5,093)        3,294        (5,310)
 Increase (Decrease) in Accounts Payable ...............................       14,188        (1,961)        6,809
 Increase (Decrease) in Accrued Taxes ..................................           10         3,893        (5,843)
 (Increase) Decrease in Other Assets ...................................          209       (17,027)        2,197
 Increase (Decrease) in Other Liabilities ..............................       (6,426)       (9,039)       11,036
                                                                            ---------     ---------     ---------

Total Adjustments ......................................................       70,100        34,058        59,985
                                                                            ---------     ---------     ---------
Net Cash Provided by Operating Activities ..............................      111,512        80,983       101,113
Net Cash Provided by (Used in) Operating Activities of Discontinued
 Operations ............................................................      (43,202)       10,031         1,263
                                                                            ---------     ---------     ---------
Cash Flow from Operations ..............................................       68,310        91,014       102,376
                                                                            ---------     ---------     ---------
Cash Flows from Investing Activities:
Additions to Plant .....................................................      (67,112)      (55,055)      (43,680)
Purchase of Long-Term Investments ......................................           --        (6,933)       (4,713)
Other ..................................................................       (4,514)       (1,242)          482
                                                                            ---------     ---------     ---------
Net Cash Used in Investing Activities ..................................      (71,626)      (63,230)      (47,911)
Net Cash Provided by (Used in) Investing Activities of Discontinued
 Operations ............................................................       19,169         3,310        (3,082)
                                                                            ---------     ---------     ---------
Cash Flow from Investing Activities ....................................      (52,457)      (59,920)      (50,993)
                                                                            ---------     ---------     ---------
Cash Flows from Financing Activities:
Net Increase (Decrease) in Short-Term Debt .............................       34,050        34,250       (19,200)
Repayment of Long-Term Debt ............................................      (22,102)      (22,954)      (19,393)
Common Dividends Paid ..................................................      (33,482)      (33,482)      (33,142)
Preferred Dividends Paid ...............................................       (3,194)       (3,216)       (3,188)
Common Stock Issued ....................................................           --            --        11,430
                                                                            ---------     ---------     ---------
Net Cash Provided by (Used in) Financing Activities of Continuing
 Operations ............................................................      (24,728)      (25,402)      (63,493)
Net Cash Provided by (Used in) Financing Activities of Discontinued
 Operations ............................................................          (32)          (57)          (49)
                                                                            ---------     ---------     ---------
Net Cash Used in Financing Activities ..................................      (24,760)      (25,459)      (63,542)
                                                                            ---------     ---------     ---------
Net Increase (Decrease) in Cash and Temporary Cash Investments .........       (8,907)        5,635       (12,159)
Cash and Temporary Cash Investments at Beginning of Year ...............       10,576         4,941        17,100
                                                                            ---------     ---------     ---------
Cash and Temporary Cash Investments at End of Year .....................    $   1,669     $  10,576     $   4,941
                                                                            =========     =========     =========

               The accompanying Notes to Financial Statements are
                      an integral part of these statements.

                      STATEMENTS OF SEGMENTS OF BUSINESS
                         CILCORP INC. AND SUBSIDIARIES




                                                                              1998
                                       ----------------------------------------------------------------------------------
                                           CILCO       CILCO        CILCO        OTHER         DISCONT.
                                         ELECTRIC       GAS         OTHER      BUSINESSES     OPERATIONS       TOTALS
                                       ------------ ----------- ------------ ------------- --------------- --------------
                                                                         (IN THOUSANDS)
Revenues .............................   $360,009    $172,327     $  1,743    $   24,717      $     --       $  558,796
Interest income ......................                                 228                                          228
                                         --------    --------     --------    ----------      --------       ----------
   Total .............................    360,009     172,327        1,971        24,717                        559,024
                                         --------    --------     --------    ----------      --------       ----------
Operating expenses ...................    235,801     138,459        3,600        23,422                        401,282
Depreciation and amortization ........     46,017      19,256          713           193                         66,179
                                         --------    --------     --------    ----------      --------       ----------
   Total .............................    281,818     157,715        4,313        23,615                        467,461
                                         --------    --------     --------    ----------      --------       ----------
Interest expense .....................     16,261       6,514                      6,698                         29,473
Preferred stock dividends ............                               3,194                                        3,194
Fixed charges and other expenses              (34)                   1,013                                          979
                                         --------    --------     --------    ----------      --------       ----------
   Total .............................     16,227       6,514        4,207         6,698                         33,646
                                         --------    --------     --------    ----------      --------       ----------
Income from continuing oper.
 before income taxes .................     61,964       8,098       (6,549)       (5,596)                        57,917
Income taxes .........................     21,645       3,443       (2,616)       (2,773)                        19,699
                                         --------    --------     --------    ----------      --------      ----------
Net income from continuing
 operations ..........................     40,319       4,655       (3,933)       (2,823)                        38,218
Effect of discontinued operations.....                                                         (21,908)         (21,908)
                                         --------    --------     --------    ----------      --------       ----------
Segment net income ...................   $ 40,319    $  4,655     $ (3,933)   $   (2,823)     $(21,908)      $   16,310
                                         ========    ========     ========    ==========      ========       ==========
Capital expenditures .................   $ 44,213    $ 22,889     $     --    $       10      $  8,916       $   76,028
Revenue from major customer
 Caterpillar Inc. ....................   $ 39,354    $    948     $     --    $    7,669      $  1,130       $   49,101
Segment assets .......................   $730,354    $286,737     $  5,072    $  594,734      $121,647       $1,738,544
Consolidation adjustments ............     (1,304)       (507)          --      (423,789)           (4)        (425,604)
                                         --------    --------     --------    ----------      -----------    ----------
   Total assets ......................   $729,050    $286,230     $  5,072    $  170,945      $121,643       $1,312,940
                                         ========    ========     ========    ==========      ==========     ==========


                      STATEMENTS OF SEGMENTS OF BUSINESS
                         CILCORP INC. AND SUBSIDIARIES




                                                                               1997
                                           -----------------------------------------------------------------------------
                                               CILCO       CILCO       CILCO        OTHER      DISCONT.
                                             ELECTRIC       GAS        OTHER     BUSINESSES   OPERATIONS      TOTALS
                                           ------------ ----------- ----------- ------------ ------------ --------------
                                                                          (IN THOUSANDS)
Revenues .................................   $338,096    $208,758    $     --    $   10,867   $      --     $  557,721
Interest income ..........................                                239                                      239
                                             --------    --------    --------    ----------   ---------     ----------
   Total .................................    338,096     208,758         239        10,867                    557,960
                                             --------    --------    --------    ----------   ---------     ----------
Operating expenses .......................    217,700     165,020       2,831        12,214                    397,765
Depreciation and amortization ............     43,858      17,647         713           198                     62,416
                                             --------    --------    --------    ----------   ---------     ----------
   Total .................................    261,558     182,667       3,544        12,412                    460,181
                                             --------    --------    --------    ----------   ---------     ----------
Interest expense .........................     16,192       6,454                     4,816                     27,462
Preferred stock dividends ................                              3,216                                    3,216
Fixed charges and other expenses .........       (134)                  1,177                                    1,043
                                             --------    --------    --------    ----------   ---------     ----------
   Total .................................     16,058       6,454       4,393         4,816                     31,721
                                             --------    --------    --------    ----------   ---------     ----------
Income from continuing oper.
 before income taxes .....................     60,480      19,637      (7,698)       (6,361)                    66,058
Income taxes .............................     21,901       7,416      (3,049)       (3,919)                    22,349
                                             --------    --------    --------    ----------   ---------     ----------
Net income from cont. oper.
 before extraord. item ...................     38,579      12,221      (4,649)       (2,442)                    43,709
Effect of discontinued operations
 and extraordinary item ..................      4,100                                           (31,414)       (27,314)
                                             --------    --------    --------    ----------   ---------     ----------
Segment net income .......................   $ 42,679    $ 12,221    $ (4,649)   $   (2,442)  $ (31,414)    $   16,395
                                             ========    ========    ========    ==========   =========     ==========
Capital expenditures .....................   $ 35,196    $ 19,830    $     --    $       29   $   6,188     $   61,243
Revenue from major customer
 Caterpillar Inc. ........................   $ 40,106    $    934    $     --    $    1,208   $   1,870     $   44,118
Segment assets ...........................   $724,869    $290,958    $  5,639    $  606,786   $ 144,412     $1,772,664
Consolidation adjustments ................     (1,070)       (416)         --      (436,345)        (14)      (437,845)
                                             --------    --------    --------    ----------   ---------     ----------
   Total assets ..........................   $723,799    $290,542    $  5,639    $  170,441   $ 144,398     $1,334,819
                                             ========    ========    ========    ==========   =========     ==========


                      STATEMENTS OF SEGMENTS OF BUSINESS
                         CILCORP INC. AND SUBSIDIARIES




                                                                            1996
                                       ------------------------------------------------------------------------------
                                           CILCO       CILCO       CILCO        OTHER       DISCONT.
                                         ELECTRIC       GAS        OTHER      BUSINESSES   OPERATIONS      TOTALS
                                       ------------ ----------- ----------- ------------- ------------ --------------
                                                                       (IN THOUSANDS)
Revenues .............................   $322,785    $195,770    $     --    $    7,825     $     --     $  526,380
Interest income ......................                                680                                       680
                                         --------    --------    --------    ----------     --------     ----------
   Total .............................    322,785     195,770         680         7,825                     527,060
                                         --------    --------    --------    ----------     --------     ----------
Operating expenses ...................    208,566     154,099       2,234        10,204                     375,103
Depreciation and amortization ........     42,530      17,134         713           197                      60,574
                                         --------    --------    --------    ----------     --------     ----------
   Total .............................    251,096     171,233       2,947        10,401                     435,677
                                         --------    --------    --------    ----------     --------     ----------
Interest expense .....................     17,445       6,716                     4,803                      28,964
Preferred stock dividends ............                              3,188                                     3,188
Fixed charges and other expenses......        (90)                    679                                       589
                                         --------    --------    --------    ----------     --------     ----------
   Total .............................     17,355       6,716       3,867         4,803                      32,741
                                         --------    --------    --------    ----------     --------     ----------
Income from continuing oper.
 before income taxes .................     54,334      17,821      (6,134)       (7,379)                     58,642
Income taxes .........................     19,576       6,972      (2,466)       (3,380)                     20,702
                                         --------    --------    --------    ----------     --------     ----------
Net income from continuing
 operations ..........................     34,758      10,849      (3,668)       (3,999)                     37,940
Effect of discontinued operations.....                                                        (9,997)        (9,997)
                                         --------    --------    --------    ----------     --------     ----------
Segment net income ...................   $ 34,758    $ 10,849    $ (3,668)   $   (3,999)    $ (9,997)    $   27,943
                                         ========    ========    ========    ==========     ========     ==========
Capital expenditures .................   $ 28,032    $ 15,529    $     --    $      119     $  3,061     $   46,741
Revenue from major customer
 Caterpillar Inc. ....................   $ 37,724    $  1,053    $     --    $       68     $    119     $   38,964
Segment assets .......................   $732,219    $296,343    $  6,424    $  585,732     $ 94,492     $1,715,210
Consolidation adjustments ............       (352)       (137)         --      (428,815)        (213)      (429,517)
                                         --------    --------    --------    ----------     --------     ----------
   Total assets ......................   $731,867    $296,206    $  6,424    $  156,917     $ 94,279     $1,285,693
                                         ========    ========    ========    ==========     ========     ==========

                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                         CILCORP INC. AND SUBSIDIARIES





                                                    COMMON STOCK                              OTHER
                                             --------------------------     RETAINED      COMPREHENSIVE
                                                SHARES         AMOUNT       EARNINGS         INCOME            TOTAL
                                             ------------   -----------   ------------   --------------   --------------
                                                                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balance at December 31, 1995 .............   13,335,606     $179,330      $183,002          $ (354)         $361,978
Common Stock Issued ......................      275,074       11,430                                          11,430
Cash Dividend Declared on Common
 Stock ($2.46 per share)..................                                 (33,141)                          (33,141)
Additional Minimum Liability of
 Non-Qualified Pension Plan at
 December 31, 1996, net of $(3) taxes.....                                                      (5)               (5)
Net Income ...............................                                  27,943                            27,943
                                             ----------     --------      ---------         ---------       ----------
Balance at December 31, 1996 .............   13,610,680     $190,760      $177,804          $ (359)         $368,205
CILCORP Shareholder Return
 Incentive Compensation ..................                     1,807                                           1,807
Cash Dividend Declared on Common
 Stock ($2.46 per share)..................                                 (33,482)                          (33,482)
Additional Minimum Liability of
 Non-Qualified Pension Plan at
 December 31, 1997, net of $(208)
 taxes ...................................                                                    (317)             (317)
Other ....................................                                     (15)                              (15)
Net Income ...............................                                  16,395                            16,395
                                             ----------     --------      ---------         --------        ----------
Balance at December 31, 1997 .............   13,610,680     $192,567      $160,702          $ (676)         $352,593
Cash Dividend Declared on Common
 Stock ($2.46 per share)..................                                 (33,482)                          (33,482)
Additional Minimum Liability of
 Non-Qualified Pension Plan at
 December 31, 1998, net of $(111)
 taxes ...................................                                                    (169)             (169)
Other ....................................                       286                                             286
Net Income ...............................                                  16,310                            16,310
                                             ----------     --------      ---------         --------        ----------
Balance at December 31, 1998 .............   13,610,680     $192,853      $143,530          $ (845)         $335,538
                                             ==========     ========      =========         ========        ==========

               The accompanying Notes to Financial Statements are
                      an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Holding Company), Central Illinois Light Company (CILCO), QST Enterprises Inc. (QST) and its subsidiaries (QST Environmental Inc., formerly known as Environmental Science & Engineering, Inc. (ESE) and QST Energy Inc. (QST Energy)) and CILCORP's other subsidiaries (collectively, the Company) after elimination of significant intercompany transactions. In 1998, the operations of QST and its subsidiaries were discontinued (see Note 10). Prior year amounts have been reclassified on a basis consistent with the 1998 presentation.

     CILCORP is an investor-owned public utility holding company. CILCO, the Company's principal business subsidiary, is engaged in the generation, transmission, distribution and sale of electric energy in an area of approximately 3,700 square miles in central and east-central Illinois, and the purchase, distribution, transportation and sale of natural gas in an area of approximately 4,500 square miles in central and east-central Illinois. Other CILCORP first-tier subsidiaries are CILCORP Investment Management Inc. (CIM), which manages the Company's investment portfolio and CILCORP Ventures Inc.
(CVI), which pursues investment opportunities in energy-related products and services.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     See Management's Discussion and Analysis of Financial Condition and Results of Operations--New Accounting Pronouncements for a discussion of accounting pronouncements issued by the Financial Accounting Standards Board which are effective in 1998 or thereafter.


REGULATION

     CILCO is a public utility subject to regulation by the Illinois Commerce Commission (ICC) and the Federal Energy Regulatory Commission (FERC) with respect to accounting matters, and maintains its accounts in accordance with the Uniform System of Accounts prescribed by these agencies.

     CILCO is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71) for its regulated public utility operations. Under SFAS 71, assets and liabilities are recorded to represent probable future increases and decreases, respectively, of revenues to CILCO resulting from the ratemaking action of regulatory agencies.

     The Electric Service Customer Choice and Rate Relief Law of 1997 (Customer Choice Law) became effective in Illinois in December 1997. Among other provisions, this law begins a nine-year transition process to a fully competitive market for electricity in Illinois. Electric transmission and distribution activities are expected to continue to be regulated, but a customer may choose to purchase electricity from another supplier (see Management's Discussion--Competition).

     Due to the transition cost recovery limitations and base rate reductions of the Customer Choice Law, CILCO's electric generation activities will no longer be subject to the provisions of SFAS 71. Accordingly, regulatory assets of $1.5 million and liabilities of $5.6 million associated with electric generating plant were written-off or credited, respectively, to income in 1997 as a net $4.1 million after-tax extraordinary item. Regulatory assets included on the Consolidated Balance Sheets at December 31, 1998 and 1997 are as follows:


                                                                   1998         1997
                                                                ----------   ---------
                                                                    (IN THOUSANDS)
Included in prepayments and other:
 Fuel and gas cost adjustments ..............................    $ 4,740      $ 2,954
 Coal tar remediation cost -- estimated current .............        609          844
 Gas transition costs .......................................         --          159
                                                                 -------      -------
    Current costs included in prepayments and other .........      5,349        3,957
                                                                 -------      -------
Included in other assets:
 Coal tar remediation cost, net of recoveries ...............      1,281        2,745
 Regulatory tax asset .......................................      5,723        7,578
 Deferred gas costs .........................................      4,039        4,145
 Unamortized loss on reacquired debt ........................      3,261        3,581
                                                                 -------      -------
 Future costs included in other assets ......................     14,304       18,049
                                                                 -------      -------
    Total regulatory assets .................................    $19,653      $22,006
                                                                 =======      =======


     Regulatory assets at December 31, 1998 are related to CILCO's regulated electric and gas distribution activities. CILCO does not currently believe the costs recorded for its generating plants and related assets at December 31, 1998 to be impaired as a result of the Customer Choice Law. Regulatory liabilities, consisting of deferred tax items primarily related to CILCO's electric and gas transmission and distribution operations, are approximately $46.3 million and $56.8 million at December 31, 1998 and 1997, respectively.

     CILCO's electric generation-related identifiable assets included in the balance sheet at December 31, 1998 and 1997 were:


                                                              1998           1997
                                                          ------------   ------------
                                                                (IN THOUSANDS)
Property, Plant and Equipment .........................    $  537,358     $  535,065
Less: Accumulated Depreciation ........................      (266,461)      (259,988)
                                                           ----------     ----------
                                                              270,897        275,077
Construction Work in Progress .........................         3,268          1,979
                                                           ----------     ----------
 Net Property, Plant and Equipment ....................       274,165        277,056
Fuel, at Average Cost .................................         8,704          8,520
Materials and Supplies, at Average Cost ...............         8,452          8,202
                                                           ----------     ----------
Total Identifiable Electric Generation Assets .........    $  291,321     $  293,778
                                                           ==========     ==========

     Accumulated deferred income taxes associated with electric generation property at December 31, 1998 and 1997 were approximately $72 million and $79 million, respectively.

OPERATING REVENUES, FUEL COSTS AND COST OF GAS

     Electric, gas, and non-regulated energy and energy services revenues include service provided but unbilled at year end. Substantially all electric rates and gas system sales rates of CILCO include a fuel adjustment clause and a purchased gas adjustment clause, respectively. These clauses provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas on a current basis in billings to customers. CILCO adjusts the cost of fuel and cost of gas to recognize over or under recoveries of allowable costs. The cumulative effects are deferred on the Balance Sheets as a current asset or current liability (see Regulation, above) and adjusted by refunds or collections through future billings to customers.


CONCENTRATION OF CREDIT RISK

     CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist. CILCO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review. At December 31, 1998, CILCO had net receivables of $35.8 million, of which approximately $4.7 million was due from its major customers.

     See Note 6 for a discussion of receivables related to CILCORP Investment Management Inc.'s leveraged lease portfolio.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of Cash and Temporary Cash Investments, Other Investments, and Notes Payable approximates fair value. The estimated fair value of the Company's Preferred Stock with Mandatory Redemption was $23 million at December 31, 1998 and 1997, based on current market interest rates for other companies with comparable credit ratings, capital structure, and size. The estimated fair value of the Company's Long-Term Debt, including current maturities, was $339 million at December 31, 1998, and $352 million at December 31, 1997. The fair market value of these instruments was based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.


DEPRECIATION AND MAINTENANCE

     Provisions for depreciation of utility property for financial reporting purposes are based on straight-line composite rates. The annual provisions for utility plant depreciation, expressed as a percentage of average depreciable utility property, were 3.8% and 4.6% for electric and gas, respectively, for each of the last three years. Utility maintenance and repair costs are charged directly to expense. Renewals of units of property are charged to the utility plant account, and the original cost of depreciable property replaced or retired, together with the removal cost less salvage, is charged to the accumulated provision for depreciation.

     Non-utility property is depreciated over estimated lives ranging from 3 to 40 years.


GOODWILL

     As a result of significant downsizing of QST Environmental Inc. (QST Environmental) during 1996 and 1997 and continuing overcapacity and competition in the environmental segment in the fourth quarter of 1997, the Company determined that an impairment to goodwill associated with QST Environmental existed. As a result, the Company wrote off the $22.6 million unamortized goodwill balance. In late 1998, the Company decided to sell its 100% ownership interest in QST Environmental and has classified its results as discontinued (see Note 10).

INCOME TAXES

     The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property. CILCORP and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss.


CONSOLIDATED STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Cash paid for interest and income taxes was as follows:


                                     DECEMBER 31,
                         ------------------------------------
                            1998         1997         1996
                         ----------   ----------   ----------
                                    (IN THOUSANDS)
Interest .............    $26,067      $28,710      $28,988
Income taxes .........    $19,611      $28,537      $13,572
                          -------      -------      -------

COMPANY-OWNED LIFE INSURANCE POLICIES

     The following amounts related to Company-owned life insurance contracts, issued by one major insurance company, are included in Other Investments:


                                                    DECEMBER 31,
                                              -------------------------
                                                  1998          1997
                                              -----------   -----------
                                                   (IN THOUSANDS)
Cash surrender value of contracts .........    $  50,786     $  45,297
Borrowings against contracts ..............      (48,132)      (42,898)
                                               ---------     ---------
   Net investment .........................    $   2,654     $   2,399
                                               =========     =========


     Interest expense related to borrowings against Company-owned life insurance, included in "Other" on the Consolidated Statements of Income, was $3.6 million, $3.5 million and $2.7 million for 1998, 1997 and 1996, respectively.

NOTE 2.  INCOME TAXES

     The Company uses the liability method to account for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Temporary differences occur because the income tax law either requires or permits certain items to be reported on the Company's income tax return in a different year than they are reported in the financial statements. CILCO has recorded a regulatory asset and liability to account for the effect of expected future regulatory actions related to unamortized investment tax credits, income tax liabilities initially recorded at tax rates in excess of current rates, the equity component of Allowance for Funds Used during Construction and other items for which deferred taxes had not previously been provided. The temporary differences related to the consolidated deferred income tax asset and liability at December 31, 1998, 1997, and 1996 were as follows:

                                                                DECEMBER 31,
                                                    ------------------------------------
                                                       1998         1997         1996
                                                    ----------   ----------   ----------
                                                               (IN THOUSANDS)
Deferred tax assets:
 Deferred tax asset .............................    $ 20,742     $ 18,347     $ 16,452
 Adjustment to reflect regulatory asset .........      (5,723)      (7,578)      (4,777)
                                                     --------     --------     --------
 Net deferred tax asset .........................    $ 15,019     $ 10,769     $ 11,675
                                                     ========     ========     ========

                                                                                        DECEMBER 31,
                                                                          ---------------------------------------
                                                                              1998          1997          1996
                                                                          -----------   -----------   -----------
                                                                                       (IN THOUSANDS)
Deferred tax liabilities:
 Deferred tax liability-property ......................................    $ 196,301     $ 207,460     $ 214,356
 Adjustment to reflect regulatory liability ...........................      (46,346)      (56,807)      (68,565)
                                                                           ---------     ---------     ---------
 Net deferred tax liability-property ..................................      149,955       150,653       145,791
 Deferred tax liability-leases ........................................      103,566       101,005        97,964
 Deferred tax liability-other .........................................          804           124         3,159
                                                                           ---------     ---------     ---------
 Accumulated deferred income tax liability ............................    $ 254,325     $ 251,782     $ 246,914
                                                                           =========     =========     =========
 Accumulated deferred income tax liability, net of deferred tax assets     $ 239,306     $ 241,013     $ 235,239
                                                                           =========     =========     =========

     The following table reconciles the change in the accumulated deferred income tax liability to the deferred income tax expense included in the income statement:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                                1998           1997
                                                                           -------------   ------------
                                                                                  (IN THOUSANDS)
Net change in deferred income tax liability per above table ............     $  (1,707)     $   5,774
Change in tax effects of income tax related regulatory assets and
 liabilities ...........................................................        (8,606)       (14,559)
Deferred taxes related to extraordinary item ...........................            --          5,634
Other ..................................................................          (106)           125
                                                                             ---------      ---------
Deferred income tax benefit for the period .............................       (10,419)        (3,026)
Less: Deferred income tax benefit for the period from discontinued
 operations ............................................................        (6,115)        (1,245)
                                                                             ---------      ---------
Deferred income tax benefit for the period from continuing operations...     $  (4,304)     $  (1,781)
                                                                             =========      =========

     Income tax expenses were as follows:

                                                                              DECEMBER 31,
                                                                  -------------------------------------
                                                                      1998         1997         1996
                                                                  -----------   ----------   ----------
                                                                             (IN THOUSANDS)
Current income taxes
Federal .......................................................    $  13,731     $ 17,814     $ 15,129
State .........................................................        3,791        3,836        2,169
                                                                   ---------     --------     --------
Total current taxes ...........................................       17,522       21,650       17,298
                                                                   ---------     --------     --------
Deferred income taxes, net ....................................
Property-related deferred income taxes ........................      (11,262)        (841)      (2,346)
Leveraged leases ..............................................        2,602        3,040        4,398
Unbilled revenue ..............................................         (287)        (885)         425
Gas take-or-pay settlements ...................................          522         (339)        (706)
Environmental remediation costs ...............................          (58)          46         (642)
Pension expenses ..............................................          869       (1,798)      (1,726)
Other post-employment benefits expenses .......................         (847)        (617)         187
Customer advances .............................................          478         (438)         (40)
Gas in underground storage ....................................       (1,681)        (191)         405
Amortization of debt discounts, premiums and expenses .........         (790)        (179)        (179)
CILCO Executive Deferred Compensation Plan ....................         (671)        (191)        (525)
CILCORP Shareholder Return Incentive Comp. Plan ...............         (717)          --           --
QST Gas Derivatives Mark to Market ............................          948           --           --
Other .........................................................          475         (633)        (360)
                                                                   ---------     --------     --------
Total deferred income taxes, net ..............................      (10,419)      (3,026)      (1,109)
                                                                   ---------     --------     --------
Investment tax credit amortization ............................       (1,668)      (1,684)      (1,684)
                                                                   ---------     --------     --------
Total income tax provisions before extraordinary item .........        5,435       16,940       14,505
Deferred taxes related to extraordinary item ..................           --       (5,634)          --
                                                                   ---------     --------     --------
Total income tax provisions ...................................    $   5,435     $ 11,306     $ 14,505
                                                                   =========     ========     ========

     Total income tax provisions are presented within the Income Statement as follows:

                                                                     DECEMBER 31,
                                                         -------------------------------------
                                                             1998         1997         1996
                                                         -----------   ----------   ----------
                                                                    (IN THOUSANDS)
Income taxes from continuing operations ..............    $  19,699     $ 22,349     $ 20,702
Tax on income (loss) from operations of discontinued
 businesses ..........................................      (16,278)      (7,298)      (6,197)
Tax on gain (loss) on sale/disposal of discontinued
 businesses ..........................................        2,014        1,889           --
Deferred taxes related to extraordinary item .........           --       (5,634)          --
                                                          ---------     --------     --------
Total income tax provisions ..........................    $   5,435     $ 11,306     $ 14,505
                                                          ---------     --------     --------

     The 1997 income tax provision has been reduced to reflect the crediting to income as an extraordinary item the regulatory liability related to electric generation property deferred taxes which were recorded at tax rates in excess of the current rate.

     Total deferred income taxes, net, includes deferred state income taxes of $(1,635,000), $(229,000) and $(538,000) for 1998, 1997 and 1996, respectively.

     The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

                                                                       YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                    1998         1997         1996
                                                                 ----------   ----------   ----------
Statutory federal income tax .................................       35.0%        35.0%        35.0%
                                                                     ----        -----         ----
Amortization of property related deferred taxes provided at
 tax rates in excess of current rate .........................       (8.3)        (3.9)        (3.4)
Amortization of investment tax credit ........................       (7.6)        (6.1)        (4.0)
State income taxes ...........................................        5.5          9.0          4.8
Goodwill write-off and amortization ..........................         --         29.2           .6
Preferred dividends of subsidiary and other permanent
 differences .................................................        6.6          5.2          3.6
Tax provision adjustment .....................................         --         (1.6)         (.4)
Affordable housing tax credits ...............................       (6.1)        (3.4)         (.1)
Corporate-owned life insurance ...............................       (4.2)        (2.9)        (1.7)
AES transaction costs ........................................        3.3           --           --
Other differences ............................................        1.1           .7          (.2)
                                                                     ----        -----         ----
Total ........................................................       (9.7)        26.2          (.8)
                                                                     ----        -----         ----
Effective income tax rate before effect of extraordinary item.       25.3         61.2         34.2
Tax effect of extraordinary item .............................         --        (20.4)          --
                                                                     ----        -----         ----
Effective income tax rate ....................................       25.3%        40.8%        34.2%
                                                                     ====        =====         ====

NOTE 3. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

     CILCO has recorded a liability of approximately $1.5 million at December 31, 1998 and 1997, for benefits other than pensions or health care provided to former or inactive employees. The liability for these benefits (primarily long-term and short-term disability payments under plans self-insured by CILCO) is actuarially determined.


PENSION BENEFITS

     Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are covered by trusteed, non-contributory defined benefit pension plans. Benefits under these qualified plans reflect the employee's years of service, age at retirement and maximum total compensation for any consecutive sixty-month period prior to retirement. CILCO also has an unfunded nonqualified plan for certain employees.

     Pension costs for the past three years were charged as follows:

                                        1998        1997        1996
                                    -----------   --------   ----------
                                              (IN THOUSANDS)
Operating expenses ..............     $  (893)     $ 493      $ 9,700
Utility plant and other .........           6        125          922
                                      -------      -----      -------
Net pension costs ...............     $  (887)     $ 618      $10,622
                                      =======      =====      =======

     Provisions for pension expense reflect the use of the projected unit credit actuarial cost method. At December 31, 1998 and 1997, CILCO recognized an additional minimum liability on the Balance Sheets for the plan in which the accumulated benefit obligation exceeds the fair value of plan assets.


POSTRETIREMENT HEALTH CARE BENEFITS

     Provisions for postretirement benefits expenses are determined under the accrual method of accounting.

     Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are currently covered by a trusteed, non-contributory defined benefit postretirement health care plan. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. Neither QST Enterprises nor its subsidiaries provide health care benefits to retired employees.

     Postretirement health care benefit costs were charged as follows:

                                                            1998        1997        1996
                                                         ---------   ---------   ---------
                                                                  (IN THOUSANDS)
Operating expenses ...................................    $3,904      $3,989      $5,096
Utility plant and other ..............................     1,260       1,825       1,883
                                                          ------      ------      ------
Net postretirement health care benefit costs .........    $5,164      $5,814      $6,979
                                                          ======      ======      ======

     The components of net periodic benefit costs follow:

                                                                                        OTHER POSTRETIREMENT
                                                              PENSION BENEFITS                BENEFITS
                                                         ---------------------------   -----------------------
                                                             1998           1997          1998         1997
                                                         ------------   ------------   ----------   ----------
                                                                            (IN THOUSANDS)
Service cost .........................................    $   5,410      $   4,384      $  1,417     $  1,298
Interest cost ........................................       19,024         17,561         5,371        5,047
Expected return on plan assets .......................      (25,304)       (21,005)       (4,388)      (3,249)
Amortization of transition liability (asset) .........         (888)          (888)        2,858        2,858
Amortization of past service cost ....................        1,068          1,068            --           --
Recognized actuarial loss ............................         (197)          (502)          (94)        (140)
                                                          ---------      ---------      --------     --------
Net benefit cost .....................................    $    (887)     $     618      $  5,164     $  5,814
                                                          =========      =========      ========     ========
Pension Plans with Accumulated Benefit
 Obligations in Excess of Assets
Total projected benefit obligation ...................    $  (4,191)     $  (3,692)
Total accumulated benefit obligation .................    $  (3,582)     $  (2,902)
Total fair value of assets ...........................    $      --      $      --

     Information on the plans, funded status follows:

                                                                                                OTHER POSTRETIREMENT
                                                                 PENSION BENEFITS                     BENEFITS
                                                          -------------------------------   -----------------------------
                                                               1998             1997             1998            1997
                                                          --------------   --------------   -------------   -------------
                                                                                   (IN THOUSANDS)
Change in Benefit Obligations
Benefit obligation at January 1, ......................     $ (254,929)      $ (235,441)      $ (72,542)      $ (67,367)
Service cost ..........................................         (5,410)          (4,384)         (1,417)         (1,298)
Interest cost .........................................        (19,024)         (17,561)         (5,371)         (5,047)
Actuarial (gain) loss .................................        (22,521)         (13,928)         (7,500)         (2,891)
Benefits paid .........................................         16,238           16,385           4,514           4,061
                                                            ----------       ----------       ---------       ---------
Benefit obligation at December 31, ....................     $ (285,646)      $ (254,929)      $ (82,316)      $ (72,542)
                                                            ==========       ==========       =========       =========
Change in Plan Assets
Fair value of assets at January 1, ....................     $  289,091       $  254,824       $  52,263       $  39,601
Actual return on assets ...............................         36,467           50,489           5,781           9,907
Company contributions .................................            163              163             863           6,816
Participant contributions .............................             --               --              --              --
Benefits paid .........................................        (16,238)         (16,385)         (4,514)         (4,061)
                                                            ----------       ----------       ---------       ---------
Fair value of assets at December 31, ..................     $  309,483       $  289,091       $  54,393       $  52,263
                                                            ==========       ==========       =========       =========
Funded Status at December 31,
Benefit obligation less (greater) than plan
 assets ...............................................     $   23,837       $   34,162       $ (27,923)      $ (20,279)
Unrecognized net transition liability (asset) .........         (4,011)          (4,899)         30,297          33,155
Unrecognized actuarial (gain) loss ....................        (35,875)         (47,431)         (6,777)        (12,977)
Unrecognized prior service cost .......................          6,365            7,433              --              --
Intangible asset ......................................           (415)            (455)             --              --
Accumulated other comprehensive income ................         (1,401)          (1,120)             --              --
                                                            ----------       ----------       ---------       ---------
Prepaid (accrued) benefit cost ........................     $  (11,500)      $  (12,310)      $  (4,403)      $    (101)
                                                            ==========       ==========       =========       =========
Assumptions as of December 31,
Discount rate .........................................           6.75%            7.25%           6.75%           7.25%
Long-term return on assets ............................           9.00%            8.50%           8.50%           8.50%
Long-term compensation increase .......................           3.50%            4.50%           N/A             N/A

     For measurement purposes, a 7.2 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 5.7 percent for 2025 and remain level thereafter.

     Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1998, by $2.9 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1998 by $252,000. Decreasing the assumed health care cost trend rate by 1% in each year would decrease the accumulated postretirement benefit obligation at December 31, 1998, by $3.3 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1998 by $295,000.


NOTE 4. CILCORP SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

     Under the Company's Shareholder Return Incentive Compensation Plan (the
Plan), eligible key employees of the Company and its subsidiaries are entitled to receive shares of the Company's common stock based on a performance methodology established and periodically amended by the Compensation Committee of the Company's Board of Directors. During 1997, 350,000 fully-vested performance shares were distributed. Such shares are convertible into common stock with the number of shares received based upon the number of performance shares exercised multiplied by the difference between the average market price of the Company's common stock for the fifteen days prior to exercise and $36, divided by the market price of common stock at the exercise date.

     The compensation expense recognized under this Plan, based on the provisions of Statement of Financial Accounting Standards No. 123, (SFAS 123) was $1.8 million in 1997 when the performance shares were distributed. These shares were convertible into common stock at any time until December 31, 1998 (the Performance Period). The fair value of each performance share granted under the Plan was $5.98 -- estimated using the Black-Scholes option-pricing model assuming a risk-free interest rate of 5.7%, dividend yield of 5.9%, expected life of one year and volatility of 16.1%.

     In 1998, the Performance Period for the originally granted performance shares was extended to December 31, 1999. No additional expense was recorded following this extension, as a revaluation of the fair value of the performance shares per the provisions of SFAS 123 yielded no material valuation difference due to the one-year extension.

     To the extent that the market price exceeds $56, the Plan participants are entitled to receive cash in lieu of common stock. Consequently, the Company recognized expense of $1.75 million in the fourth quarter 1998 to reflect a share price approximating $61.


NOTE 5. SHORT-TERM DEBT

     Short-term debt at December 31, 1998, consisted of $55.6 million of Holding Company bank borrowings and $40.6 million of CILCO commercial paper. Short-term debt at December 31, 1997, included $40.9 million of Holding Company bank borrowings and $21.3 million of CILCO commercial paper.

     The Holding Company had arrangements for bank lines of credit totaling $60 million at December 31, 1998, of which $55.6 million was used. These lines were maintained by commitment fees of 1/8 of 1% per annum in lieu of balances.

     CILCO had arrangements for bank lines of credit totaling $45 million at December 31, 1998, all of which were unused. These lines of credit were maintained by commitment fees of 1/20 of 1% per annum in lieu of balances. These bank lines of credit support CILCO's issuance of commercial paper.

NOTE 6. LEVERAGED LEASE INVESTMENTS

     The Company, through subsidiaries of CILCORP Investment Management Inc.
(CIM), is a lessor in eight leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings, passenger railway equipment and an aircraft are leased to third parties. The economic lives and lease terms vary with the leases. CIM's share of total equipment and facilities cost was approximately $350 million at December 31, 1998, and 1997.

     The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted, as their sole remedy in the event of a lessee default, an assignment of rents due under the leases and a security interest in the leased property. Such debt amounted to $232 million at December 31, 1998, and $237 million at December 31, 1997.

     Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values of the lease portfolio, are tested on a periodic basis. In 1998, CIM decreased the estimated residual value of one of its leases by approximately $6.8 million to reflect current conditions in the secondary market for the asset.

     CIM's net investment in leveraged leases at December 31, 1998 and 1997 is shown below:

                                                                 1998          1997
                                                             -----------   -----------
                                                                  (IN THOUSANDS)
   Minimum lease payments receivable .....................    $142,095      $136,916
   Estimated residual value ..............................      87,569        94,368
   Less: Unearned income .................................      82,674        84,826
                                                              --------      --------
   Investment in lease financing receivables .............     146,990       146,458
   Less: Deferred taxes arising from leveraged leases.....     103,566       101,005
                                                              --------      --------
   Net investment in leveraged leases ....................    $ 43,424      $ 45,453
                                                              ========      ========

NOTE 7. PREFERRED STOCK

PREFERRED STOCK OF SUBSIDIARY

                                                                AT DECEMBER 31,
                                                            -----------------------
                                                               1998         1997
                                                            ----------   ----------
                                                                (IN THOUSANDS)
   Preferred stock, cumulative $100 par value,
    authorized 1,500,000 shares Without mandatory
    redemption 4.50% series -- 111,264 shares ...........    $11,126      $11,126
    4.64% series -- 79,940 shares .......................      7,994        7,994
   Class A, no par value, authorized 3,500,000 shares
    Flexible auction rate -- 250,000 shares (*) .........     25,000       25,000
    With mandatory redemption 5.85% series --
      220,000 shares ....................................     22,000       22,000
                                                             -------      -------
      Total preferred stock .............................    $66,120      $66,120
                                                             =======      =======

----------
(*) Dividend rates at December 31, 1998 and 1997, were 4.04% and 4.18%, respectively.

     All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.

     The total annual dividend requirement for preferred stock outstanding at December 31, 1998, is $3.2 million, assuming a continuation of the auction dividend rate at December 31, 1998, for the flexible auction rate series.

PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

     The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1998, are as follows:

            Series Callable Price Per Share (plus accrued dividends)

                   4.50%                      $110
                   4.64%                      $102
                   Flexible Auction Rate      $100

PREFERRED STOCK WITH MANDATORY REDEMPTION

     CILCO's 5.85% Class A preferred stock may be redeemed in 2003 at $100 per share. A mandatory redemption fund must be established on July 1, 2003. The fund will provide for the redemption of 11,000 shares for $1.1 million on July 1 of each year through July 1, 2007. On July 1, 2008, the remaining 165,000 shares will be retired for $16.5 million.

PREFERENCE STOCK OF SUBSIDIARY, CUMULATIVE

     No Par Value, Authorized 2,000,000 shares, of which none have been issued.

PREFERRED STOCK OF HOLDING COMPANY

     No Par Value, Authorized 4,000,000 shares, of which none were outstanding at December 31, 1998 and 1997.

COMMON STOCK RIGHTS

     On October 29, 1996, the Board of Directors of CILCORP authorized and declared a dividend distribution of one right for each share of common stock of the Company to stockholders of record at November 12, 1996, and for each share of common stock issued thereafter. Each right gives the stockholder the right to purchase one one-hundredth of a share of preferred stock of the Company for $100, subject to the conditions set forth in the agreement governing the rights plan.

NOTE 8. LONG-TERM DEBT

                                          AT DECEMBER 31,
                                      -----------------------
                                         1998         1997
                                      ----------   ----------
                                          (IN THOUSANDS)
CILCO first mortgage bonds
   7 1/2% series due 2007 .........    $ 50,000     $ 50,000
   8 1/5% series due 2022 .........      65,000       65,000
 Medium-term notes
   6.4% series due 2000 ...........      30,000       30,000
   6.82% series due 2003 ..........      25,350       25,350
   6.13% series due 2005 ..........      16,000       16,000
   7.8% series due 2023 ...........      10,000       10,000
   7.73% series due 2025 ..........      20,000       20,000
 Pollution control refunding bonds
   6.5% series F due 2010 .........       5,000        5,000
   6.2% series G due 2012 .........       1,000        1,000
   6.5% series E due 2018 .........      14,200       14,200
   5.9% series H due 2023 .........      32,000       32,000
                                       --------     --------
                                        268,550      268,550
                                       --------     --------

                                                       AT DECEMBER 31,
                                                 ---------------------------
                                                     1998           1997
                                                 ------------   ------------
                                                       (IN THOUSANDS)
CILCO first mortgage bonds
 Unamortized premium and discount on long-term
   debt, net .................................         (666)          (714)
                                                   --------       --------
    Total CILCO ..............................     $267,884       $267,836
                                                   --------       --------
   CILCORP Inc. Unsecured medium-term notes;
    various maturities in 2001; interest rates
    ranging from 8.52% to 9.10% ..............       17,500         30,500
   Other .....................................          168            192
                                                   --------       --------
    Total long-term debt .....................     $285,552       $298,528
                                                   ========       ========

     CILCO's first mortgage bonds are secured by a lien on substantially all of its property and franchises. Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.

     Total consolidated maturities of long-term debt for 2000-2003 are as follows: $30 million in 2000, $18 million in 2001, no debt due in 2002, and $25 million in 2003. The remaining maturities of long-term debt of $214 million, occur in 2004 and beyond.

     The 1999 and 1998 maturities of long-term borrowings have been classified as current liabilities.


NOTE 9. COMMITMENTS & CONTINGENCIES

     CILCO's 1999 capital expenditures are estimated to be $56.6 million in connection with which CILCO has normal and customary purchase commitments at December 31, 1998.

     CILCO acts as a self-insurer for certain insurable risks resulting from employee health and life insurance programs.

     The International Brotherhood of Electrical Workers Local 51 (IBEW) ratified its current agreement on October 10, 1997. The contract expires on July 1, 2000. The IBEW represents approximately 389 CILCO gas and electric department employees. The National Conference of Firemen and Oilers Local 8 (NCF&O) ratified its current contract with the Company on October 23, 1998. CILCO's previous contract with the NCF&O expired on July 1, 1998, and the NCF&O membership had been working without a contract since that time. The new contract expires on July 1, 2001. The NCF&O represents approximately 200 CILCO power plant employees.

     In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company, now AmerenCIPS (CIPS). This agreement provided for a minimum contract delivery rate from CIPS of 90 MW until the contract expired in May 1998.

     In March 1995, CILCO and CIPS amended a limited-term power agreement reached in November 1992. This agreement, which now expires in May 2009, provides for CILCO to purchase up to 150 MW of CIPS' capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009.

     In January 1997, CILCO intervened in a proceeding before the Federal Energy Regulatory Commission (FERC) to raise contract issues relating to CIPS' proposal to engage with a second utility in joint dispatch of their respective generating units. CILCO also challenged the validity of the power agreements with CIPS because of CIPS' failure to obtain FERC approval of the agreements. In the alternative, CILCO requested that FERC provide an "open season" during which CILCO may cancel the power agreements in whole or in part. In an October 1997 order, FERC rejected CILCO's challenges to joint dispatch and denied CILCO's request for an open season. However, CIPS was ordered to file the agreements with FERC and, on its own motion, FERC initiated a separate proceeding to investigate the

NOTE 9. COMMITMENTS & CONTINGENCIES -- (CONTINUED)

terms of the agreements. Hearings in that proceeding have concluded, and the Administrative Law Judge has entered an order finding the agreements are, with minor exceptions, just and reasonable. CILCO is appealing that order to FERC and is requesting FERC to assess penalties against CIPS for CIPS' failure to file the 1990 agreement before providing service to CILCO under that agreement. FERC's October 1997 order failed to address certain contract issues raised by CILCO. FERC denied rehearing of that order in February 1998, and CILCO has appealed to the United States Court of Appeals for the District of Columbia Circuit for a review of FERC's orders concerning the CIPS agreements. CILCO also filed a separate complaint at FERC in December 1998, challenging the manner in which CIPS is performing, or failing to perform, under the agreements and has notified CIPS that CILCO considers CIPS to be in default under the agreements. On the ground that CIPS is in default regarding performance under the 1992 agreement, CILCO suspended capacity reservation payments to CIPS under the agreements as of January 21, 1999. CILCO cannot predict how FERC or the Court will ultimately rule on the issues pending before them. If CILCO's position is not upheld on certain issues, CILCO could be required to pay the suspended capacity reservation charges which are currently $865,000 per month, plus interest, to CIPS. While the capacity payments are suspended, CILCO is purchasing power and energy from other sources.

     Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters (regarding former gas manufacturing sites) for a discussion of that item.

NOTE 10. QST ENTERPRISES DISCONTINUED OPERATIONS

     Due to uncertainties related to energy deregulation across the country, the illiquidity of certain energy markets and its pending acquisition by AES, the Company will focus in the future on the opportunities in the Illinois energy market resulting from the deregulation of electricity under the Electric Service Customer Choice and Rate Relief Law of 1997 (see Management's Discussion and Analysis -- Competition). As a result, the Company decided in the fourth quarter of 1998 to sell its 100% ownership interest in QST Environmental Inc., a first-tier subsidiary of QST providing environmental consulting and engineering services. In August 1998, QST sold its wholly-owned fiber optic-based telecommunications subsidiary, QST Communications, for $20 million cash and stock options valued at $5.5 million. Since incurring material losses in the wholesale electricity market in June 1998 and subsequent losses in its energy operations outside of Illinois, QST Energy has transferred its Pennsylvania retail customers to other marketers, ceased its Houston-based energy trading operations, and has begun an effort to negotiate an end to its obligation to provide electricity to its non-Illinois customers. Accordingly, the operations of QST Enterprises and its subsidiaries are shown as discontinued operations in the statements of income. The Company's investment in QST Enterprises, as of December 31, 1998, on the accompanying consolidated balance sheet, consists primarily of $17.4 million in working capital, $6.9 million in fixed assets and $6.3 million of investments and other assets. Prior year financial statements, which also include the discontinued operations of ESE Land Corporation (sold by QST Environmental in November 1997, for $9.5 million and residual interests in three limited liability corporations), have been reclassified to conform to the current year presentation.

NOTE 11. LEASES

     The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases. Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.

     Minimum future rental payments under non-cancellable capital and operating leases having remaining terms in excess of one year as of December 31, 1998, are $19.9 million in total. Payments due during the years ending December 31, 1999, through December 31, 2003, are $8.1 million, $5.6 million, $3.4 million, $1.9 million and $.5 million, respectively.


NOTE 12. FINANCIAL INSTRUMENTS AND PRICE RISK MANAGEMENT

     CILCORP utilizes commodity futures contracts, options and swaps in the normal course of its natural gas business activities. However, it does not currently utilize these instruments to hedge its electric purchase and sale transactions or to participate in energy trading activities. Gains and losses arising from derivative financial instrument transactions which hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of the commodity. If a derivative financial instrument contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related purchase and sale of natural gas. CILCORP is subject to commodity price risk for deregulated sales to the extent that energy is sold under firm price commitments. Due to market conditions, at times CILCORP may have unmatched commitments to purchase and sell energy on a price and quantity basis. Physical and derivative financial instruments give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the Company's risk management policies, including limits to the Company's total net exposure at any time.

     The net loss reflected in operating results from derivative financial instruments was $2.2 million for the year 1998. As of December 31, 1998, CILCORP had fixed-price derivative financial instruments representing hedges of natural gas purchases of 5.6 Bcf and natural gas sales of 7.2 Bcf for commitments through September 1999. The net deferred loss and carrying amount on these fixed-price derivatives at December 31, 1998 was $.9 million. At December 31, 1998, CILCORP had open positions in derivative financial instruments used to hedge basis of 1.0 Bcf for commitments through October 1999. The net deferred loss on these basis derivatives at December 31, 1998, was $.1 million.


NOTE 13. EARNINGS PER SHARE

     The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The shares calculated for dilutive potential result from the CILCORP Shareholder Return Incentive Compensation Plan.


                                                                1998         1997
                                                             ----------   ----------
                                                                 (IN THOUSANDS)
Income available to common shareholders ..................    $16,310      $16,395
Weighted average number of common shares used in Basic
 Earnings Per Share ......................................     13,611       13,611
Weighted number of dilutive potential common stock used in
 Diluted Earnings Per Share ..............................         96           16

     The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, beginning with the year ended December 31, 1997. Restatement of 1996 is not applicable as no potential common stock dilution occurred until 1997.

NOTE 14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's operating results for the periods indicated. The results of operations for each of the fiscal quarters are not necessarily comparable to, or indicative of, the results of an entire year due to the seasonal nature of the Company's business and other factors.





                                                                                 FOR THE THREE MONTHS ENDED
                                                                -------------------------------------------------------------
                                                                  MARCH 31        JUNE 30      SEPTEMBER 30      DECEMBER 31
                                                                ------------   ------------   --------------   --------------
                                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1998
 Revenue ....................................................     $154,274       $121,435        $141,143        $  142,172
 Income from continuing operations before income
   taxes ....................................................       17,566         10,254          29,020             1,077
 Income taxes ...............................................        6,250          2,519          10,983               (53)
 Net income from continuing operations ......................       11,316          7,735          18,037             1,130
 Loss from operations of discontinued business, net
   of tax of $(2,355), $(5,512), $(2,354) and
   $(6,057)..................................................       (3,622)        (8,423)         (3,620)           (9,360)
 Gain (loss) on sale/disposal of assets of
   discontinued business, net of tax of $5,425 and
   $(3,411)..................................................           --             --           8,252            (5,135)
 Net income (loss) ..........................................     $  7,694       $   (688)       $ 22,669        $  (13,365)
 Earnings per average common share--basic ...................
 Continuing operations ......................................     $   0.83       $   0.57        $   1.33        $     0.08
 Discontinued operations ....................................        (0.27)         (0.62)           0.34             (1.06)
 Net income (loss) ..........................................     $   0.56       $  (0.05)       $   1.67        $    (0.98)
 Earnings per average common share--diluted .................
 Continuing operations ......................................     $   0.83       $   0.56        $   1.32        $     0.08
 Discontinued operations ....................................        (0.27)         (0.61)           0.34             (1.06)
 Net income (loss) ..........................................     $   0.56       $  (0.05)       $   1.66        $    (0.98)
1997
 Revenue ....................................................     $168,595       $113,610        $125,050        $  150,705
 Income from continuing operations before income
   taxes ....................................................       16,793         10,889          23,966            14,410
 Income taxes ...............................................        5,254          3,559           8,858             4,678
 Net income from continuing operations before
   extraordinary item .......................................       11,539          7,330          15,108             9,732
 Loss from operations of discontinued business, net
   of tax of $(1,060), $(842), $(1,195) and $(4,201).........       (1,820)        (1,513)         (2,034)          (28,759)
 Gain on sale of assets of discontinued business, net
   of tax of $1,889..........................................           --             --              --             2,712
 Extraordinary item .........................................           --             --              --             4,100

 Net income (loss) ..........................................     $  9,719       $  5,817        $ 13,074        $  (12,215)
 Earnings per average common share--basic ...................
 Continuing operations ......................................     $   0.85       $   0.54        $   1.11        $     0.71
 Discontinued operations ....................................        (0.14)         (0.11)          (0.15)            (1.91)
 Extraordinary item .........................................           --             --              --              0.30
 Net income (loss) ..........................................     $   0.71       $   0.43        $   0.96        $    (0.90)
 Earnings per average common share--diluted .................
 Continuing operations ......................................     $   0.85       $   0.54        $   1.11        $     0.71
 Discontinued operations ....................................        (0.14)         (0.11)          (0.15)            (1.91)
 Extraordinary item .........................................           --             --              --               .30
 Net income (loss) ..........................................     $   0.71       $   0.43        $   0.96        $    (0.90)


                         CILCORP INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)*
                                  (UNAUDITED)





                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                     -----------------------------
                                                                         1999            1998
                                                                     ------------   --------------
Revenue:
Electric utility .................................................     $169,006       $167,482
Gas utility ......................................................      102,366         98,212
Other businesses .................................................       17,133         10,382
                                                                       --------       ---------
 Total ...........................................................      288,505        276,076
                                                                       --------       ---------
Operating expenses:
Fuel for generation and purchased power ..........................       57,183         58,329
Gas purchased for resale .........................................       65,005         60,025
Other operations and maintenance .................................       73,724         62,001
Depreciation and amortization ....................................       34,481         31,966
Taxes, other than income taxes ...................................       20,916         19,305
                                                                       --------       ---------
 Total ...........................................................      251,309        231,626
                                                                       --------       ---------
Fixed charges and other:
Interest expense .................................................       14,340         14,625
Preferred stock dividends of subsidiary ..........................        1,570          1,599
Allowance for funds used during construction .....................          (26)            (6)
Other ............................................................          506            412
                                                                       --------       ----------
 Total ...........................................................       16,390         16,630
                                                                       --------       ----------
Income from continuing operations before income taxes ............       20,806         27,820
Income taxes .....................................................        7,115          8,769
                                                                       --------       ----------
Net income from continuing operations ............................       13,691         19,051
Loss from operations of discontinued business, net of tax of
 $(266), $(5,512), $(221) and $(7,867)............................         (407)       (12,045)
                                                                       --------       ----------
Net income (loss) ................................................     $ 13,284       $  7,006
                                                                       ========       ==========
Average common shares outstanding - basic ........................       13,611         13,611
Earnings per common share--basic Continuing operations ...........     $   1.01       $   1.40
Discontinued operations ..........................................         (.03)          (.89)
                                                                       --------       ----------
Net income per common share--basic ...............................     $    .98       $    .51
                                                                       ========       ==========
Average common shares outstanding - diluted ......................       13,752         13,690
Earnings per common share--diluted Continuing operations .........     $   1.00       $   1.39
Discontinued operations ..........................................         (.03)          (.88)
                                                                       --------       ----------
Net income per common share--diluted .............................     $    .97       $    .51
                                                                       ========       ==========
Dividends per common share .......................................     $   1.23       $   1.23
                                                                       ========       ==========

----------
*  Except per share amounts

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                         CILCORP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)





                                                              JUNE 30,      DECEMBER 31,
                                                            ------------   -------------
                                                                1999            1998
                                                            ------------   -------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and temporary cash investments ....................   $    3,541      $    1,669
Receivables, less reserves of $1,657 and $3,411..........       68,405         134,548
Accrued unbilled revenue ................................       27,800          39,339
Fuel, at average cost ...................................        9,049          13,431
Materials and supplies, at average cost .................       16,444          15,435
Gas in underground storage, at average cost .............       12,478          20,494
Prepayments and other ...................................        8,639           7,646
                                                            ----------      ----------
 Total current assets ...................................      146,356         232,562
                                                            ----------      ----------
Investments and other property:
Investment in leveraged leases ..........................      143,297         146,977
Cash surrender value of company-owned life insurance, net
 of related policy loans of $51,871 and $48,132..........        2,362           2,655
Other investments .......................................       21,698          16,882
                                                            ----------      ----------
 Total investments and other property ...................      167,357         166,514
                                                            ----------      ----------
Property, plant and equipment:
Utility plant, at original cost
Electric ................................................    1,245,551       1,237,885
Gas .....................................................      420,812         417,585
                                                            ----------      ----------
                                                             1,666,363       1,655,470
Less -- accumulated provision for depreciation ..........      846,954         812,630
                                                            ----------      ----------
                                                               819,409         842,840
Construction work in progress ...........................       45,576          30,075
Other, net of depreciation ..............................          610           7,755
                                                            ----------      ----------
 Total property, plant and equipment ....................      865,595         880,670
                                                            ----------      ----------
Other assets ............................................       23,327          33,194
                                                            ----------      ----------
 Total assets ...........................................   $1,202,635      $1,312,940
                                                            ==========      ==========


The accompanying Notes to the Consolidated Financial Statements are an integral part of these Balance Sheets.

                         CILCORP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)





                                                                JUNE 30,       DECEMBER 31,
                                                             --------------   -------------
                                                                  1999             1998
                                                             --------------   -------------
                                                                      (UNAUDITED)
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt ........................     $   43,000      $   13,027
Notes payable ............................................         73,300          96,200
Accounts payable .........................................         52,276         128,845
Accrued taxes ............................................          5,031           8,262
Accrued interest .........................................          9,386           9,994
FAC/PGA over-recoveries ..................................            367             304
Other ....................................................          4,519          14,316
                                                               ----------      ----------
 Total current liabilities ...............................        187,879         270,948
                                                               ----------      ----------
Long-term debt ...........................................        257,168         288,135
                                                               ----------      ----------
Deferred credits and other liabilities:
Accumulated deferred income taxes ........................        240,446         239,305
Regulatory liability of regulated subsidiary .............         41,302          46,346
Deferred investment tax credits ..........................         18,654          19,450
Other ....................................................         58,370          47,098
                                                               ----------      ----------
 Total deferred credits and other liabilities ............        358,772         352,199
                                                               ----------      ----------
Preferred stock of subsidiary ............................         66,120          66,120
                                                               ----------      ----------
Stockholders' equity:
Common stock, no par value; authorized 50,000,000 shares--
 outstanding 13,610,680 shares ...........................        192,853         192,853
Retained earnings ........................................        140,688         143,530
Accumulated other comprehensive income ...................           (845)           (845)
                                                               ----------      ----------
 Total stockholders' equity ..............................        332,696         335,538
                                                               ----------      ----------
 Total liabilities and stockholders' equity ..............     $1,202,635      $1,312,940
                                                               ==========      ==========


The accompanying Notes to the Consolidated Financial Statements are an integral part of these Balance Sheets.

                         CILCORP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                     -------------------------
                                                                                         1999          1998
                                                                                     -----------   -----------
Cash flows from operating activities:
Net income before preferred dividends ............................................    $  15,261     $  20,650
                                                                                      ---------     ---------
Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
 Non-cash lease income and investment income .....................................       (3,299)       (3,415)
 Cash receipts in excess of debt service on leases ...............................        7,326         5,650
 Depreciation and amortization ...................................................       34,481        31,966
 Deferred income taxes, investment tax credit and regulatory liability of
   subsidiary, net ...............................................................       (8,748)       (4,094)
Changes in operating assets and liabilities:
 Decrease in accounts receivable and accrued unbilled revenue ....................        7,719        21,343
 Decrease in inventories .........................................................       11,374         8,501
 Decrease in accounts payable ....................................................      (20,337)      (22,702)
 Increase in accrued taxes .......................................................          934         2,630
 Decrease (increase) in other assets .............................................        1,700          (512)
 Increase (decrease) in other liabilities ........................................        8,339        (1,469)
                                                                                      ---------     ---------
 Total adjustments ...............................................................       39,489        37,898
                                                                                      ---------     ---------
 Net cash provided by operating activities from continuing operations ............       54,750        58,548
                                                                                      ---------     ---------
 Net cash provided (used) by operating activities of discontinued operations .....        8,112        (8,738)
                                                                                      ---------     ---------
 Cash flow from operations .......................................................       62,862        49,810
                                                                                      ---------     ---------
Cash flows from investing activities:
 Additions to plant ..............................................................      (27,311)      (29,871)
 Proceeds from sale of discontinued operations ...................................       17,376            --
 Other ...........................................................................       (4,012)         (909)
                                                                                      ---------     ---------
 Net cash used by investing activities from continuing operations ................      (13,947)      (30,780)
                                                                                      ---------     ---------
 Net cash used by investing activities from discontinued operations ..............       (4,838)       (5,359)
                                                                                      ---------     ---------
 Cash flow from investing activities .............................................      (18,785)      (36,139)
                                                                                      ---------     ---------
Cash flow from financing activities:
Net (decrease) increase in short-term debt .......................................      (22,900)        2,350
Net decrease in long-term debt ...................................................         (994)       (2,117)
Common dividends paid ............................................................      (16,741)      (16,742)
Preferred dividends paid .........................................................       (1,570)       (1,599)
                                                                                      ---------     ---------
 Cash flow from financing activities .............................................      (42,205)      (18,108)
                                                                                      ---------     ---------
Net increase (decrease) in cash and temporary cash investments ...................        1,872        (4,437)
Cash and temporary cash investments at beginning of year .........................        1,669        10,576
                                                                                      ---------     ---------
Cash and temporary cash investments at June 30 ...................................    $   3,541     $   6,139
                                                                                      =========     =========
Supplemental  disclosures of cash flow information:  Cash paid during the period for:
Interest .........................................................................    $  13,832     $  13,613
Income taxes .....................................................................    $  10,872     $   7,068

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                         CILCORP INC. AND SUBSIDIARIES
                      STATEMENTS OF SEGMENTS OF BUSINESS

                                                                     SIX MONTHS ENDED JUNE 30, 1999
                                          ------------------------------------------------------------------------------------
                                              CILCO         CILCO          CILCO          OTHER        DISCONT.
                                            ELECTRIC         GAS           OTHER       BUSINESSES     OPERATNS.       TOTALS
                                          ------------   -----------   ------------   ------------   -----------   -----------
                                                                             (IN THOUSANDS)
Revenues ..............................     $169,006      $102,366       $  1,729       $ 15,235       $    --      $288,336
Interest income .......................           --            --            113             56            --           169
                                            --------      --------       --------       --------       -------      --------
    Total .............................      169,006       102,366          1,842         15,291            --       288,505
                                            --------      --------       --------       --------       -------      --------
Operating expenses ....................      120,487        79,013          3,161         14,167            --       216,828
Depreciation and amortization .........       23,786        10,175            432             88            --        34,481
                                            --------      --------       --------       --------       -------      --------
    Total .............................      144,273        89,188          3,593         14,255            --       251,309
                                            --------      --------       --------       --------       -------      --------
Interest expense ......................        8,233         3,265             --          2,842            --        14,340
Preferred stock dividends .............           --            --          1,570             --            --         1,570
Fixed charges and other expenses.......          (26)           --            506             --            --           480
                                            --------      --------       --------       --------       -------      --------
    Total .............................        8,207         3,265          2,076          2,842            --        16,390
                                            --------      --------       --------       --------       -------      --------
Income from continuing oper.
 before income taxes ..................       16,526         9,913         (3,827)        (1,806)           --        20,806
Income taxes ..........................        5,315         4,044         (1,367)          (877)           --         7,115
                                            --------      --------       --------       --------       -------      --------
Net income from continuing
 operations ...........................       11,211         5,869         (2,460)          (929)           --        13,691
                                            --------      --------       --------       --------       -------      --------
Effect of discontinued operations .....           --            --             --             --          (407)         (407)
                                            --------      --------       --------       --------       -------      --------
Segment net income ....................     $ 11,211      $  5,869       $ (2,460)      $   (929)      $  (407)     $ 13,284
                                            ========      ========       ========       ========       =======      ========

                                                               SIX MONTHS ENDED JUNE 30, 1998
                                        -----------------------------------------------------------------------------
                                             CILCO        CILCO       CILCO        OTHER       DISCONT.
                                           ELECTRIC        GAS        OTHER     BUSINESSES    OPERATNS.      TOTALS
                                        -------------- ----------- ----------- ------------ ------------- -----------
                                                                       (IN THOUSANDS)
Revenues ..............................    $167,482     $ 98,212    $    355     $  9,780     $      --    $ 275,829
Interest income .......................         --            --         191           56            --          247
                                           --------     --------    --------     --------     ---------    ---------
    Total .............................    167,482        98,212         546        9,836            --      276,076
                                           --------     --------    --------     --------     ---------    ---------
Operating expenses ....................    112,626        76,816       1,553        8,665            --      199,660
Depreciation and amortization .........     22,436         9,073         356          101            --       31,966
                                           --------     --------    --------     --------     ---------    ---------
    Total .............................    135,062        85,889       1,909        8,766            --      231,626
                                           --------     --------    --------     --------     ---------    ---------
Interest expense ......................      8,038         3,204          --        3,383            --       14,625
Preferred stock dividends .............         --            --       1,599           --            --        1,599
Fixed charges and other expenses.......         (6)           --         412           --            --          406
                                           ----------   --------    --------     --------     ---------    ---------
    Total .............................      8,032         3,204       2,011        3,383            --       16,630
                                           ---------    --------    --------     --------     ---------    ---------
Income from continuing oper.
 before income taxes ..................     24,388         9,119      (3,374)      (2,313)           --       27,820
Income taxes ..........................      8,181         3,645      (1,339)      (1,718)           --        8,769
                                           ---------    --------    --------     --------     ---------    ---------
Net income from continuing
 operations ...........................     16,207         5,474      (2,035)        (595)           --       19,051
                                           ---------    --------    --------     --------     ---------    ---------
Effect of discontinued operations .....         --            --          --           --       (12,045)     (12,045)
                                           ---------    --------    --------     --------     ---------    ---------
Segment net income ....................    $ 16,207     $  5,474    $ (2,035)    $   (595)    $ (12,045)   $   7,006
                                           =========    ========    ========     ========     =========    =========

                CILCORP INC. AND CENTRAL ILLINOIS LIGHT COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. INTRODUCTION

     The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Holding Company), Central Illinois Light Company (CILCO), QST Enterprises Inc. (QST) and its subsidiaries (QST Environmental Inc., QST Energy Inc. (QST Energy) and CILCORP Infraservices Inc.) and CILCORP's other subsidiaries (collectively, the Company) after elimination of significant intercompany transactions. The consolidated financial statements of CILCO include the accounts of CILCO and its subsidiaries, CILCO Exploration and Development Company and CILCO Energy Corporation. CILCORP owns directly or indirectly 100% of the common stock of its first-tier subsidiaries. In the fourth quarter of 1998, the operations of QST and its subsidiaries (excluding ESE Land Corporation and CILCORP Infraservices Inc.-- see Management's Discussion and Analysis) were discontinued (see Note 4.) and, therefore, are being reported as discontinued operations in the financial statements. QST completed the sale of subsidiary QST Environmental Inc. in the second quarter of 1999 (see Results of Operations-- QST Enterprises Discontinued Operations). Prior year amounts have been reclassified on a basis consistent with the 1999 presentation.

     The accompanying unaudited consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC). Although CILCORP believes the disclosures are adequate to make the information presented not misleading, these consolidated financial statements should be read along with the Company's 1998 Annual Report on Form 10-K.

     In the Company's opinion, the consolidated financial statements furnished reflect all normal and recurring adjustments necessary for a fair presentation of the results of operations for the periods presented. Operating results for interim periods are not necessarily indicative of operating results to be expected for the year or of the Company's future financial condition.

NOTE 2. CONTINGENCIES

GAS MANUFACTURING PLANT SITES

     CILCO continues to investigate and/or monitor four former gas manufacturing plant sites located within CILCO's present gas service territory. The purpose of the investigations is to determine if waste materials, principally coal tar, are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites.

     During the six months ended June 30, 1999, CILCO paid approximately $362,000 to outside parties for former gas manufacturing plant site monitoring, remediation and legal fees, and expects to spend approximately $250,000 during the remainder of 1999. A $1.5 million liability is recorded on the Balance Sheets, representing CILCO's minimum obligation expected for coal tar investigation and remediation costs. Coal tar remediation costs incurred through June 1999 have been deferred as a regulatory asset on the Balance Sheets, less amounts recovered from customers.

     Through June 30, 1999, CILCO has recovered approximately $6.6 million in coal tar remediation costs from its customers through a gas rate rider approved by the Illinois Commerce Commission (ICC). Currently, that rider allows recovery of prudently incurred coal tar remediation costs in the year that the expenditures occur. Under these circumstances, management believes that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

CILCO'S UNION CONTRACTS

     The International Brotherhood of Electrical Workers Local 51 (IBEW) ratified its current agreement on October 10, 1997. The current contract expires on July 1, 2000. The IBEW represents approximately 389 CILCO gas and electric department employees. The National Conference of Firemen and Oilers Local 8 (NCF&O), ratified its current agreement on October 23, 1998. The current contract expires on July 1, 2001. The NCF&O represents approximately 159 CILCO power plant employees.

NOTE 3. COMMITMENTS

     In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company, now AmerenCIPS (CIPS). This agreement provided for a minimum contract delivery rate from CIPS of 90 MW until the contract expired in May 1998.

     In March 1995, CILCO and CIPS amended a limited-term power agreement reached in November 1992. This agreement provided for CILCO to purchase 150 MW of CIPS' capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009.

     In May 1999, a settlement was reached between CILCO and CIPS regarding disputed issues pertaining to these capacity and energy agreements. The settlement amends the previous agreements to provide for 100 MW of capacity and firm energy for the months of June through September for the years 2000 through 2003 and additionally provide for 100 MW of firm energy for the month of January in each of those years. There are no commitments to purchase capacity or energy beyond those dates. The agreements provide specific prices for on-peak and off-peak energy, which eliminates the ambiguity that arose under the old agreements due to the use of pricing queues. Under the settlement, CILCO will have no capacity payment obligations to CIPS for February through December 1999, resulting in 1999 capacity reservation savings of approximately $6 million. The settlement also obligates both parties to withdraw from regulatory action pertaining to related contract issues. CIPS and CILCO are currently preparing the settlement document filing for approval by the FERC.

NOTE 4. QST ENTERPRISES DISCONTINUED OPERATIONS

     Due to uncertainties related to energy deregulation across the country, the illiquidity of certain energy markets and the Company's pending acquisition by AES, the Company intends to focus on the opportunities in the Illinois energy market resulting from the deregulation of electricity under the Electric Service Customer Choice and Rate Relief Law of 1997 (see Management's Discussion and Analysis-- Illinois Electric Deregulation). As a result, the Company decided in the fourth quarter of 1998 to sell its 100% ownership interest in QST Environmental Inc. (QST Environmental), a first-tier subsidiary of QST Enterprises Inc. providing environmental consulting and engineering services. On May 7, 1999, QST Enterprises Inc. signed a definitive agreement for the sale of QST Environmental to MACTEC, Inc., a privately-held company which provides environmental management services, for approximately $18 million in cash, which was received by QST Enterprises Inc. on June 24, 1999, the effective date of the sale. In August 1998, QST Enterprises Inc. sold its wholly-owned fiber optic-based telecommunications subsidiary, QST Communications, for $20 million cash and stock options then valued at $5.5 million. After incurring material losses in the wholesale electricity market in June 1998 and subsequent losses in its energy operations outside of Illinois, QST Energy transferred its Pennsylvania retail customers to other marketers, ceased its Houston-based energy trading operations, and has terminated its obligations to provide electricity to its non-Illinois customers. Accordingly, the operations of QST Enterprises Inc. and its subsidiaries are shown as discontinued operations in the statements of income. The Company's investment in QST Enterprises Inc. (excluding CILCORP Infraservices Inc.), as of June 30, 1999, on the accompanying consolidated balance sheet, consists primarily of $1.7 million in working capital, $.2 million in fixed assets and $11.2 million of investments and other assets. Working capital consists mainly of $1.7 million in receivables (see QST Enterprises Discontinued Operations) offset by $16.6 million in outstanding debt to the Holding Company. Investments and other assets consists primarily of a $5.5 million investment in ESE Land Corporation (ESE Land) and $5.5 million of stock options obtained in the sale of QST Communications. The investment in ESE Land consists of residual interests in three limited liability corporations obtained as part of the sale of ESE Land assets in fourth quarter 1997. QST Environmental's residual investment in ESE Land was transferred to QST Enterprises Inc. prior to the sale of QST Environmental. Prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 5. FINANCIAL INSTRUMENTS AND PRICE RISK MANAGEMENT

     CILCORP utilizes commodity futures contracts, options and swaps in the normal course of its natural gas and electric business activities. Gains and losses arising from derivative financial instrument transactions which hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of the commodity. If a derivative financial instrument contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related purchase and sale of natural gas. CILCORP is subject to commodity price risk for deregulated sales to the extent that energy is sold under firm price commitments. Due to market conditions, at times CILCORP may have unmatched commitments to purchase and sell energy on a price and quantity basis. Physical and derivative financial instruments give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the Company's risk management policies, including limits to the Company's total net exposure at any time.

     The net gain reflected in operating results from derivative financial instruments was approximately $415,000 for the second quarter 1999. As of June 30, 1999, CILCORP had fixed-price derivative financial instruments representing hedges of natural gas purchases of .5 Bcf and natural gas sales of 1.6 Bcf for commitments through September 2000. The net deferred gain and carrying amount on these fixed-price derivatives at June 30, 1999, was approximately $571,600. At June 30, 1999, CILCORP had open positions in derivative financial instruments used to hedge basis of 1.4 Bcf for commitments through March 2000. The net deferred gain on these basis derivatives at June 30, 1999, was approximately $30,500. As of June 30, 1999, CILCORP had fixed-price derivative financial instruments representing hedges of electricity purchases of 49,312 MWh and electricity sales of 3,680 MWh for commitments through June 2000. The net deferred loss and carrying amount on these fixed-price derivatives at June 30, 1999, was approximately $132,400.

NOTE 6. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133). The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. As issued, SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" (SFAS 137). SFAS 137 amends SFAS 133 to require implementation of SFAS 133 for all fiscal quarters of fiscal years beginning after June 15, 2000.

     The Company has not yet adopted SFAS 133 and has not yet determined its effect on the Company's financial position, results of operations or cash flows.

NOTE 7. EARNINGS PER SHARE

     The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The shares calculated for dilutive potential result from Award Agreements entered into pursuant to the CILCORP Shareholder Return Incentive Compensation Plan.



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Income available to common shareholders ...................    $13,284      $ 7,006
Weighted average number of common shares
 used in Basic Earnings Per Share .........................     13,611       13,611
Weighted number of dilutive potential common shares used in
 Diluted Earnings Per Share ...............................        141           79

     The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, for the year ended December 31, 1997.

                  INDEX TO UNAUDITED PRO FORMA FINANCIAL DATA





                                                                                      PAGE
                                                                                      NO.
                                                                                     -----
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA:
   Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999 ..    P-3
   Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six
    Months Ended June 30, 1999 ...................................................    P-4
   Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year
    Ended December 31, 1998 ......................................................    P-5
   Notes to Unaudited Pro Forma Condensed Consolidated Financial Data ............    P-6


     The following unaudited pro forma condensed consolidated financial data are based on the historical financial statements of Midwest Energy, Inc. and the consolidated historical financial statements of CILCORP Inc. and its subsidiaries after giving effect on a pro forma basis to the merger of Midwest Energy and CILCORP, the contribution of equity and the initial offering of senior notes and senior bonds as described in the notes to the unaudited pro forma condensed consolidated financial data appearing below. This data should be read in conjunction with the historical consolidated financial statements and notes to those financial statements of CILCORP which are included in this offering memorandum. Throughout this discussion of unaudited pro forma condensed consolidated financial data, we use the term "CILCORP" to mean CILCORP and its subsidiaries.

     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 present the results of Midwest Energy and CILCORP as if the merger and related contribution of equity and offering of senior notes and senior bonds had occurred at the beginning of the earliest period presented. The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 presents the financial position of Midwest Energy and CILCORP as if the merger and related contribution of equity and offering of senior notes and senior bonds had occurred on that date.

     The pro forma adjustments are based on preliminary estimates, information currently available and certain assumptions that management believes are reasonable under the circumstances. The actual consolidated financial statements will reflect the effects of the merger on and after the effective date of the merger rather than the dates indicated above. The unaudited pro forma condensed consolidated financial data neither purport to represent what the consolidated results of operations or financial condition actually would have been had the merger and related transactions in fact occurred on the assumed dates, nor to project the consolidated results of operations and financial position for any future period.

     The merger will be accounted for by the purchase method and, therefore, the assets and liabilities of CILCORP will be recorded at their fair values. The excess of the purchase price over the fair value of net assets acquired at the effective date of the merger will be recorded as goodwill. Allocations included in the pro forma financial data are based on an analysis which is not yet completed. Accordingly, the final value of the purchase price and its allocation may differ, perhaps significantly, from the amounts included in this pro forma financial data.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET





                                                                      JUNE 30, 1999
                                                                      (IN THOUSANDS)
                                          ----------------------------------------------------------------------
                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                        PRO FORMA                       FOR THE
                                           MIDWEST        AFTER                          MERGER
                                           ENERGY,       OFFERING         CILCORP     (NOTES 2, 3   PRO FORMA AS
                                             INC.    (NOTES 1 AND 4)       INC.          AND 4)       ADJUSTED
                                          --------- ----------------- -------------- ------------- -------------
ASSETS:
Current Assets:
Cash and Temporary Cash
 Investments ............................    $--        $ 931,000       $    3,541    $ (917,000)   $   17,541
Receivables, Less Reserves of
 $1,657..................................     --               --           68,405            --        68,405
Accrued Unbilled Revenue ................     --               --           27,800            --        27,800
Inventories .............................     --               --           37,971            --        37,971
Prepayments and Other ...................     --               --            8,639            --         8,639
                                             ---        ---------       ----------    ----------    ----------
   Total Current Assets .................     --          931,000          146,356      (917,000)      160,356
                                             ---        ---------       ----------    ----------    ----------
Investments and Other
 Property ...............................     --               --          167,357            --       167,357
Property, Plant and
 Equipment ..............................     --               --        1,666,363      (846,954)      819,409
Accumulated Depreciation ................     --               --         (846,954)      846,954            --
Construction Work in Progress and
 Other ..................................     --               --           46,186            --        46,186
                                             ---        ---------       ----------    ----------    ----------
Total Property, Plant and Equipment .....     --               --          865,595            --       865,595
                                             ---        ---------       ----------    ----------    ----------
Goodwill ................................     --               --               --       571,604       571,604
Other Assets ............................     --            6,000           23,327            --        29,327
                                             ---        ---------       ----------    ----------    ----------
   Total Assets .........................    $--        $ 937,000       $1,202,635    $ (345,396)   $1,794,239
                                             ===        =========       ==========    ==========    ==========
LIABILITIES:
Current Liabilities:
Current Portion of Long-Term Debt .......    $--        $      --       $   43,000    $       --    $   43,000
Notes Payable ...........................     --               --           73,300       (26,700)       46,600
Accounts Payable ........................     --               --           52,276            --        52,276
Accrued Interest and Other ..............     --               --           19,303        14,000        33,303
                                             ---        ---------       ----------    ----------    ----------
   Total Current Liabilities ............     --               --          187,879       (12,700)      175,179
                                             ---        ---------       ----------    ----------    ----------
Long-Term Debt ..........................     --          473,952          257,168            --       731,120
Deferred Credits and Other
 Liabilities ............................     --               --          358,772            --       358,772
Preferred Stock of Subsidiary ...........     --               --           66,120            --        66,120
Shareholders' Equity:
 Common Stock ...........................     --          463,048          192,853      (192,853)      463,048
Retained Earnings .......................     --               --          140,688      (140,688)           --
Accumulated Other
 Comprehensive Income ...................     --               --             (845)          845            --
                                             ---        ---------       ----------    ----------    ----------
   Total Stockholders' Equity ...........     --          463,048          332,696      (332,696)      463,048
                                             ---        ---------       ----------    ----------    ----------
   Total Liabilities and
    Stockholders' Equity ................    $--        $ 937,000       $1,202,635    $ (345,396)   $1,794,239
                                             ===        =========       ==========    ==========    ==========

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data are an integral part of these statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS





                                                            FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                                        (IN THOUSANDS)
                                          ---------------------------------------------------------------------------
                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS
                                                          PRO FORMA                        FOR THE
                                           MIDWEST          AFTER                           MERGER
                                           ENERGY,        OFFERINGS         CILCORP      (NOTES 2, 3     PRO FORMA AS
                                             INC.      (NOTES 1 AND 4)        INC.          AND 4)         ADJUSTED
                                          ---------   -----------------   -----------   -------------   -------------
REVENUE:
Electric ..............................      $--          $      --        $169,006       $     --        $169,006
Gas ...................................       --                 --         102,366             --         102,366
Other .................................       --                 --          17,133             --          17,133
                                             ---          ---------        --------       --------        --------
   Total Revenues .....................       --                 --         288,505             --         288,505
                                             ---          ---------        --------       --------        --------
OPERATING
 EXPENSES:
Fuel for Generation and
 Purchased Power ......................       --                 --          57,183             --          57,183
Gas Purchased for Resale ..............       --                 --          65,005             --          65,005
Other Operations and Maintenance              --                 --          73,724             --          73,724
Depreciation and Amortization .........       --                173          34,481          7,145          41,799
State and Local Revenue Taxes .........       --                 --          14,199             --          14,199
Other Taxes ...........................       --                 --           6,717             --           6,717
                                             ---          ---------        --------       --------        --------
   Total ..............................                         173         251,309          7,145         258,627
                                                          ---------        --------       --------        --------
FIXED CHARGES AND
 OTHER:
Interest Expense ......................       --             21,506          14,340           (810)         35,036
Other .................................       --                 --           2,050             --           2,050
                                             ---          ---------        --------       --------        --------
   Total ..............................       --             21,506          16,390           (810)         37,086
                                             ---          ---------        --------       --------        --------
(LOSS) INCOME
 FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES ................................       --            (21,679)         20,806         (6,335)         (7,208)
(Benefit) Provision
 for Income Taxes .....................       --             (8,563)          7,115            299          (1,149)
                                             ---          ---------        --------       --------        --------
NET (LOSS)
INCOME FROM
 CONTINUING
 OPERATIONS ...........................      $--          $ (13,116)       $ 13,691       $ (6,634)       $ (6,059)
                                             ===          =========        ========       ========        ========

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data are an integral part of these statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS





                                                                FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                           (IN THOUSANDS)
                                             ---------------------------------------------------------------------------
                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                             PRO FORMA                        FOR THE
                                              MIDWEST          AFTER                           MERGER
                                              ENERGY,        OFFERINGS         CILCORP      (NOTES 2, 3     PRO FORMA AS
                                                INC.      (NOTES 1 AND 4)        INC.          AND 4)         ADJUSTED
                                             ---------   -----------------   -----------   -------------   -------------
REVENUE:
Electric .................................      $--          $      --        $360,009       $      --       $360,009
Gas ......................................       --                 --         172,327              --        172,327
Other ....................................                          --          26,688              --         26,688
                                                             ---------        --------       ---------       --------
   Total Revenues ........................       --                 --         559,024              --        559,024
                                                ---          ---------        --------       ---------       --------

OPERATING
 EXPENSES:
Fuel for Generation
 and Purchased Power .....................       --                 --         124,058              --        124,058
Gas Purchased for Resale .................       --                 --          93,586              --         93,586
Other Operations and Maintenance .........       --                 --         145,673              --        145,673
Depreciation and Amortization ............       --                349          66,179          14,290         80,818
State and Local Revenue Taxes ............       --                 --          26,502              --         26,502
Other Taxes ..............................       --                 --          11,463              --         11,463
                                                ---          ---------        --------       ---------       --------
    Total ................................       --                349         467,461          14,290        482,100
                                                ---          ---------        --------       ---------       --------
FIXED CHARGES
 AND OTHER:
Interest Expense .........................       --             43,013          29,473          (1,620)        70,866
Other ....................................       --                 --           4,173              --          4,173
                                                ---          ---------        --------       ---------       --------
    Total ................................       --             43,013          33,646          (1,620)        75,039
                                                ---          ---------        --------       ---------       --------
(LOSS) INCOME
 FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES ...................................       --            (43,362)         57,917         (12,670)         1,885
(Benefit) Provision
 for Income Taxes ........................       --            (17,128)         19,699             597          3,168
                                                ---          ---------        --------       ---------       --------
NET (LOSS)
 INCOME FROM
 CONTINUING
 OPERATIONS ..............................      $--          $ (26,234)       $ 38,218       $ (13,267)      $ (1,283)
                                                ===          =========        ========       =========       ========

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data are an integral part of these statements.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The Unaudited Pro Forma Condensed Consolidated Financial Data are based on the following assumptions:

(1) Offering -- The adjustments for the initial offering of senior notes and senior bonds assume the following:

     (a)  Receipt of $463 million equity contribution from AES.

     (b) Issuance of $225 million of 8.700% 10 year senior notes, at 99.732%, due 10/15/09.

     (c) Issuance of $250 million of 9.375% 30 year senior bonds, at 99.822%, due 10/15/29.

     Issuance costs are assumed to be $6 million.

(2) Use of proceeds -- The proceeds from the receipt of the equity contribution from AES and the offering of senior notes and senior bonds will be used to purchase all of the outstanding common shares of CILCORP for approximately $886 million, to pay fees and expenses of approximately $10 million, and to retire approximately $27 million of indebtedness of CILCO, which has an approximate weighted average interest rate of 6%.

(3) Merger -- The merger with CILCORP will be accounted for as a purchase. The purchase price allocation has been prepared on a preliminary basis pending completion of engineering, environmental, legal and valuation analyses, all of which are ongoing. The preliminary adjustments which have been made to the assets and liabilities of CILCORP to reflect the effect of the acquisition are as follows (in thousands):

               Goodwill ...............................  $571,604
               Merger-related personnel costs .........    14,000


(4) A. Income statement adjustments include the amortization of the excess of the purchase price over the fair value of the net assets acquired using the straight line method over 40 years.

     B. Income statement adjustments include amortization of the issuance costs over the terms of the senior notes and bonds.

     C. Income statement adjustments include income tax benefit for the effects of the pro forma adjustments which affect taxable income at an effective rate of 39.5%.

     D. Balance sheet adjustments include maintaining the CILCORP fixed rate debt at its historical cost. Upon consummation of the merger the fixed rate debt will be recorded at its fair value, considering the rates the combined companies would expect to receive in similar borrowing arrangements. As of December 31, 1998, the CILCORP fixed rate debt had a carrying amount of approximately $299 million and a fair value amount of approximately $339 million.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 2.10 and 8.65 of the Illinois Business Corporation Act (the "IBCA"), which enables a corporation in its original articles of incorporation or an amendment to those articles to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 8.65 of the IBCA, providing for liability of directors for:

          (1) voting for or assenting to certain distributions that are prohibited;

          (2) failing to take reasonable steps to cause notice to be given to creditors in the case of dissolution; or

          (3) carrying on business after the filing by the Secretary of State of articles of dissolution; or

     o for any transaction from which a director derived an improper personal benefit.

     Section 8.75 of the IBCA empowers CILCORP Inc. ("CILCORP") to indemnify, subject to the standards set forth therein, certain persons in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person is or was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company against certain expenses, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CILCORP, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The IBCA also provides that CILCORP may purchase insurance on behalf of any such person against any liability asserted against and incurred by such person in any such capacity, whether or not CILCORP would have the power to indemnify such person against such liability.

     The By-laws of CILCORP provide for the indemnification of any person who is or was a director or officer of CILCORP, or at the discretion of the Board of Directors, of any person who is or was an employee or agent of CILCORP or is or was serving at the request of CILCORP, another corporation, partnership, joint venture, trust or other enterprise in any capacity, where that person:

     o was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of CILCORP), against expenses (including attorneys' fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CILCORP and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

     o was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including all appeals, by or in the right of CILCORP to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CILCORP, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to CILCORP unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     CILCORP has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Officers and directors of CILCORP are covered under this policy for certain other liabilities and expenses.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (see index to exhibits at E-1)


ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information confirmed in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois on November 5, 1999.


                                        CILCORP INC.



                                      By:  /s/ Paul D. Stinson
                                          ------------------------------------
                                           Paul D. Stinson
                                           President


     Known to all person by these presents, that each person whose signature appears below constitutes and appoints Paul D. Stinson, Robert J. Sprowls and John G. Sahn his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.





           SIGNATURE                        TITLE                    DATE
-------------------------------   -------------------------   ------------------
    /s/ Paul D. Stinson           Director and President      November 5, 1999
-----------------------------
      Paul D. Stinson

  /s/ Thomas A. Tribone           Director                    November 5, 1999
-----------------------------
     Thomas A. Tribone

  /s/ Mark A. Ferrucci            Director                    November 5, 1999
-----------------------------
      Mark A. Ferrucci

 /s/ Thomas D. Hutchinson         Chief Financial Officer     November 5, 1999
-----------------------------     and Controller
    Thomas D. Hutchinson

                                 EXHIBIT INDEX



  EXHIBIT                                                                                                 SEQUENTIALLY
    NO.                                                DESCRIPTION                                        NUMBERED PAGE
-----------      --------------------------------------------------------------------------------------- --------------
   1.1      --   Purchase Agreement dated October 13, 1999 between Midwest Energy, Inc. and
                 Lehman Brothers Inc., as representative of J.P. Morgan & Co. and Morgan Stanley
                 Dean Witter
   2.1      --   Agreement and Plan of Merger among CILCORP Inc., The AES Corporation, and
                 Midwest Energy Inc. Filed in the Form 8-K filed on December 3, 1998 and incorporated herein by reference.
   2.2      --   First Amendment to the Agreement and Plan of Merger, dated as of October 14,
                 1999, among The AES Corporation, CILCORP Inc. and Midwest Energy, Inc.
                 Filed as exhibit 2.2 to the Form 8-K filed on October 29, 1999 and incorporated herein by reference.
   3.1      --   CILCORP Inc. Articles of Incorporation, as amended
   3.2      --   CILCORP Inc. By-laws
   4.1      --   Indenture dated October 18, 1999 between Midwest Energy, Inc. and The Bank of
                 New York, as trustee
   4.2      --   Supplemental Indenture dated October 18, 1999 between CILCORP Inc. and the
                 Bank of New York, as trustee
   4.3      --   Registration Rights Agreement dated October 18, 1999 between Midwest Energy,
                 Inc. and Lehman Brothers Inc., J.P. Morgan & Co. and Morgan Stanley Dean
                 Witter
   4.4      --   Pledge Agreement dated October 18, 1999 by CILCORP Inc. in favor of the Bank of New York, as collateral agent. Filed as exhibit 10.1 to the Form 8-K filed on
                 October 29, 1999 and incorporated herein by reference.
   4.5      --   Form of Certificate of 8.700% Senior Note (included as Exhibit A to the Indenture filed as Exhibit 4.1)
   4.6      --   Form of Certificate of 9.375% Senior Bond (included as Exhibit B to the Indenture filed as Exhibit 4.1)
   5.1      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
  10.1      --   CILCO Executive Deferral Plan. As amended effective August 17, 1998. Filed as exhibit 10 to the Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.
  10.2      --   CILCO Executive Deferral Plan II. As amended effective August 17, 1998. Filed as exhibit 10(a) to the Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.
  10.3      --   Employment Agreement between CILCORP and Robert O. Viets, President and
                 Chief Executive Officer (effective September 23, 1997; extended for a period of three years effective April 28, 1998). Filed as exhibit 10(c) to the Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.*
  10.4      --   CILCO Benefit Replacement Plan (as amended effective November 12, 1998).
                 Filed as exhibit 10(d) to the Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.
  10.5      --   Agreement and Plan of Merger among CILCORP Inc., The AES Corporation and
                 Midwest Energy, Inc. Filed in the Form 8-K filed December 3, 1998 and incorporated herein by reference.
  10.6      --   Management Continuity Agreement between CILCORP and various subsidiary officers (approved January 27, 1998). Filed as exhibit 10(h) to the Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.
  10.7      --   CILCO Compensation Protection Plan (approved November 20, 1998). Filed as exhibit 10(i) to the Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.
  12.1      --   Computation of Ratio of Earnings to Fixed Charges

  EXHIBIT                                                                                       SEQUENTIALLY
    NO.                                           DESCRIPTION                                  NUMBERED PAGE
-----------      ----------------------------------------------------------------------------- --------------
  23.1      --   Consent of Arthur Andersen LLP
  23.2      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                 (included in Exhibit 5.1)
  24.1      --   Powers of Attorney (included on signature page)
  25.1      --   Statement of Eligibility under Trust Indenture Act of 1939, as amended, on
                 Form T-1 of the Bank of New York, as trustee
  99.1      --   Form of Letter of Transmittal
  99.2      --   Form of Notice of Guaranteed Delivery
  99.3      --   Form of Letter to Clients
  99.4      --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                 Other Nominees
  99.5      --   Form of Exchange Agent Agreement
  99.6      --   Guidelines for Certification of Taxpayer Identification Number on Substitute
                 Form W-9

----------
*    A comparable Employment Agreement, effective April 28, 1998 exists between the Company and John G. Sahn. The only material difference in these
     Agreements pertains to the duration of the Agreements and the annual base salary in effect on the date of each Agreement. The duration of the
     Agreement with Mr. Sahn is two years and his annual base salary specified in the Agreement is $151,000.

                                      E-2